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SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.           )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☒	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
FULL HOUSE RESORTS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☐	No fee required
☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11
	(1)	Title of each class of securities to which transaction applies: Common Stock, $.0001 par value per Share, Preferred Stock, $.0001 par value per Share
	(2)	Aggregate number of securities to which transaction applies: 10,340,380 shares of common stock, 700,000 shares of preferred stock
(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
        $1.30 per share of common stock, $6.15 per share of preferred stock

	(4)	Proposed maximum aggregate value of transaction: $17,747,494
	(5)	Total fee paid: $1,436
☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

FULL HOUSE RESORTS, INC.
4670 Fort Apache Road, Suite 190
Las Vegas, Nevada 89147

                        , 2003

To our Stockholders:

        You are cordially invited to attend a special meeting of stockholders of Full House Resorts, Inc. to be held on                        ,                         , 2003, at     :00 a.m., local time, at                        .

        The purpose of the special meeting is to consider and vote on the proposed merger between Full House Resorts, Inc. and a subsidiary of the Morongo Band of Mission Indians. If the merger is completed, the Morongo Band will pay $1.30 per share for each of your shares of common stock of Full House Resorts and $6.15 per share for each share of preferred stock of Full House Resorts. Upon completion of the merger, Full House Resorts will become a subsidiary of the Morongo Band.

        After careful consideration, the board of directors of Full House Resorts, Inc. has unanimously approved the merger agreement and the merger, and has unanimously determined that the merger is advisable and fair to, and in the best interests of our stockholders. The Full House board unanimously recommends that our respective stockholders vote "FOR" approval of the merger agreement and the merger.

        The merger cannot be completed unless our stockholders approve it. This proxy statement provides you with detailed information about the proposed merger. In addition you may obtain information about us from documents we have filed with the Securities and Exchange Commission. We encourage you to read the entire document carefully.

        You should know that the three largest holders of our common stock and the two holders of 100% of our preferred stock, including our Chairman and another of our directors, have agreed with the Morongo Band to vote all of their shares of Full House Resorts, totaling 58.5% of our outstanding common stock and 100% of our outstanding preferred stock in favor of adoption of the merger agreement and the merger.

        Whether or not you plan to attend the meeting, please take the time to vote by completing and mailing the enclosed proxy card. If you sign, date and mail your proxy without indicating how you want to vote, your proxy will be counted as a vote in favor of the merger. If you abstain or do not vote, it will have the effect as a vote against the merger.

        This proxy statement is dated            , 2003 and is first being mailed to our stockholders on or about            , 2003.

William P. McComas Chairman of the Board and Chief Executive Officer

        NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THIS TRANSACTION, PASSED UPON THE MERITS OR FAIRNESS OF THIS TRANSACTION, OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE INFORMATION CONTAINED IN THIS PROXY STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

FULL HOUSE RESORTS, INC.
4670 Fort Apache Road, Suite 190
Las Vegas, Nevada 89147

PROXY STATEMENT

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON

To our Stockholders:

        NOTICE IS HEREBY GIVEN that a special meeting of stockholders of Full House Resorts, Inc., a Delaware corporation, will be held at     :00 a.m., local time, on            , 2003, at                        , for the following purposes:

          1.     To consider and vote upon a proposal to approve and adopt an Agreement and Plan of Merger, providing for the merger of Full House Resorts with and into MFH Merger LLC, a subsidiary of the Morongo Band of Mission Indians, with MFH Merger LLC being the surviving corporation. In the Merger, each outstanding share of our common stock, $.0001 par value, will be converted into the right to receive $1.30 in cash, without interest and each outstanding share of our preferred stock, par value $.0001 per share, will be converted into the right to receive $6.15 in cash, without interest. The merger agreement is more fully described in the accompanying proxy statement and is attached as Appendix A to the proxy statement.

          2.     To transact such other business as may properly come before the meeting and any adjournments or postponements thereof.

        The proposal is described in detail in the accompanying proxy statement. We urge you to read these materials very carefully and in their entirety before deciding how to vote. Only our stockholders of record on                        , 2003 are entitled to notice of and to vote at the special meeting or any postponement or adjournment of the special meeting. A list of stockholders entitled to vote at the special meeting will be available for inspection during normal business hours for 10 days prior to the special meeting at our executive offices at 4670 Fort Apache Road, Suite 190, Las Vegas, Nevada 89147.

        Your vote is very important regardless of the number of shares you own! We cannot complete the proposed merger unless the holders of a majority of the outstanding shares of our common stock and holders of two-thirds of our preferred stock vote affirmatively to adopt the merger agreement. Please vote as soon as possible to ensure that your shares are counted at the special meeting. If your shares are held in an account at a brokerage firm or bank, you need to instruct them on how to vote your shares.

        Even if you plan to attend the special meeting in person, please sign, date and return as soon as possible the accompanying proxy in the enclosed addressed envelope, which requires no postage if mailed in the United States. If you choose to adopt the merger agreement, you will need to check the box indicating a vote "FOR" the merger by following the instructions contained in the enclosed proxy card. If you properly sign and return your proxy card with no voting instructions, you will be deemed to have voted "FOR" the adoption of the merger agreement. Your proxy may be revoked at any time before the vote is taken by delivering to the Secretary a written revocation or a proxy bearing a later date or by written revocation in person to the Secretary at the special meeting. If you do not return your proxy card, it will have the same effect as voting against the adoption of the merger agreement.

        Your prompt cooperation will be greatly appreciated.

By Order of the Board of Directors
William P. McComas Chairman of the Board and Chief Executive Officer
Las Vegas, Nevada , 2003

        If you do not wish to accept and receive the cash consideration provided in the merger, you have the right to exercise appraisal rights and obtain the judicially determined fair value of your shares of our common stock, provided that you comply with the conditions established under applicable Delaware law. For a discussion regarding your appraisal rights, see the section titled: The "Merger Agreement—Appraisal Rights" in the accompanying proxy statement and Appendix D thereto which you should read carefully and in its entirety.

        Stockholders are urged to read and consider carefully the information contained in this proxy statement and to consult with their personal financial and tax advisers.

        Please do not send us any of your stock certificates with your proxy card.

Termination of the Merger Agreement	28
Termination Fee	28
Amendments and Waivers	29
Limited Waiver Of Sovereign Immunity	29
Financing	32
Regulatory Approvals	32
Accounting Treatment	35
Appraisal Rights	35
Federal Income Tax Consequences	38
Security Ownership of Principal Beneficial Owners and Management	39
Other Business	40
Available Information	40
What Information You Should Rely On	40

APPENDICES

APPENDIX A—Agreement and Plan of Merger
APPENDIX B—Fairness Opinion of CIBC World Markets, Corp.
APPENDIX C—Voting Agreement
APPENDIX D—Section 262 of the Delaware General Corporation Law Regarding Appraisal Rights

QUESTIONS AND ANSWERS ABOUT THE MERGER

1.	Q:	What is the proposed merger?
A:
On July 29, 2003, we and the Morongo Band of Mission Indians signed a merger agreement which provides for the merger of Full House Resorts into a wholly owned subsidiary of the Morongo Band. Upon completion of the merger, Full House Resorts will become a wholly owned subsidiary of the Morongo Band. In the merger, the Morongo Band will issue cash in exchange for all outstanding shares of our common stock and preferred stock.
2.	Q:	Why are Full House Resorts and the Morongo Band proposing to merge?
A:
As described in "The Merger—Purpose and Reasons for the Merger" beginning on page 10 of this proxy statement, our board of directors considered a variety of factors in determining whether to approve and adopt the merger agreement, none of which were of greater weight or rank than the others. Among other things, our board considered the following factors:
• the competitive environment of the gaming industry has made it more difficult for smaller companies like us to compete in this industry;
• the merger will provide our stockholders with a substantial premium for their shares compared to the market price of our common stock prior to the announcement of the transaction; and
• the merger will enable us to realize the benefits of becoming a private company, such as eliminating certain costs associated with filing documents under the Securities Exchange Act of 1934.
3.	Q:	What will our stockholders receive in the merger?
	A:	Upon completion of the merger each of your shares of our common stock will be converted into the right to receive $1.30 in cash and each share of our preferred stock will be converted into the right to receive $6.15 per share in cash.

Our certificate of designation, which sets forth the terms of our preferred stock, requires us to pay annual dividends in the amount of $0.30 per share to the holders of our preferred stock. Because we have never paid these dividends, they have continued to accrue. Our certificate of designation also requires that in the event of a transaction such as a merger, the holders of our preferred stock are entitled to a distribution of $3.00 per share plus all unpaid and accrued dividends. As of June 15, 2003, taking into account the amounts owing for unpaid dividends and the distributions to be made in the event of the merger, we were obligated to pay our preferred stockholders an amount equal to $6.30 per share upon completion of the merger. However, our preferred stockholders have agreed to accept $6.15 per share as satisfaction of our obligations, with no further rights to dividends if the merger is completed.
4.	Q:	What vote is required to approve the merger?
A:
Adoption of the merger agreement requires the affirmative vote in person or by proxy of a majority of the outstanding shares of our common stock and two-thirds of the outstanding shares of our preferred stock.

Our chairman and chief executive officer, another of our directors and two other stockholders have agreed with the Morongo Band to vote all of their shares in favor of approving and adopting the merger agreement and the merger. These stockholders collectively own 58.5% of our outstanding common stock and 100% of our outstanding preferred stock.

i

5.	Q:	What approvals are required to complete the merger?
A:
We cannot complete the merger unless our stockholders vote to approve and adopt the merger agreement and the merger. The merger agreement also must be approved by the affirmative vote of the general membership of the Morongo Band as required by tribal law. In addition, the parties must obtain all approvals under applicable gaming laws and regulations.
6.	Q:	What does our board of directors recommend?
	A:	Our board unanimously recommends that the stockholders vote "FOR" approval and adoption of the merger agreement and the merger.
7.	Q:	What are the material U.S. federal income tax consequences of the merger to our stockholders?
A:
In general, for U.S. federal income tax purposes, a stockholder who exchanges his or her shares of our common stock or preferred stock for cash in the merger will recognize gain or loss in respect of each share of our common stock or preferred stock surrendered in exchange for cash pursuant to the merger equal to the difference between the amount of cash received and his or her aggregate adjusted tax basis in that share.
The tax consequences of the merger to you will depend on your own situation. You should consult your tax advisers for a full understanding of the tax consequences of the merger to you.
8.	Q:	What steps must I follow to vote?
	A:	You may vote in person at our special meeting or by proxy without attending the special meeting.
9.	Q:	What should I do now?
A:
After you have carefully read this document and whether or not you plan to attend our special meeting, complete, sign, date and mail your proxy card in the enclosed return envelope as soon as possible. That way, your shares can be represented at our special meeting.
10.	Q:	What if my shares are held in "street name"?
A:
Shares held in "street name" are shares held in brokerage accounts or held by other nominees on your behalf. If your shares are held in "street name," you will receive a voter information form from your broker or nominee. You should follow the instructions provided on the voter information form regarding how to instruct your broker or nominee to vote your shares.
11.	Q:	Can I change my vote after I mail my signed proxy?
A:
Yes, you can revoke your proxy at any time before it is voted by sending a written notice revoking the proxy, completing and submitting a new proxy having a later date, or attending our special meeting and voting in person.
Attendance at our special meeting will not in and of itself constitute revocation of a proxy.
12.	Q:	How will votes be counted at our special meeting?
A:
Votes cast by proxy or in person at the special meeting will be counted by the persons appointed by us to act as inspectors of election. The attendance, in person or by proxy, of the holders of a majority of the outstanding shares of our common stock and our preferred stock entitled to vote at the special meeting is necessary to constitute a quorum.
Abstentions and broker non-votes will have the same effect as a vote "AGAINST" the proposal to approve and adopt the merger agreement.

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13.	Q:	What if I do not vote at all?
	A:	If you fail to send back a proxy card or vote at the special meeting, your shares will not be counted for any purpose, including in determining whether a quorum is present.
If you send back a proxy card and do not check any of the voting choice boxes, your proxy will be counted as a vote "FOR" adoption of the merger agreement.
14.	Q:	Should our stockholders send in their stock certificates now?
A:
No, please do not send us your stock certificates now. The Morongo Band or its disbursement agent will send you written instructions on how to surrender your stock certificates for exchange after the merger is completed.
15.	Q:	If the merger occurs, when will I receive my cash?
A:
If the merger is completed, you will receive cash promptly after the disbursement agent receives from you a properly completed letter of transmittal together with your stock certificates or, if you do not own any physical stock certificates, promptly after the disbursement agent receives your completed letter of transmittal and evidence of the electronic transfer of your shares of our common stock to the Morongo Band's account.
16.	Q:	How and when will I know whether the merger has been completed?
	A:	If the merger is completed, we will issue a press release with the Morongo Band immediately after the closing indicating this and you will receive notice by mail.
17.	Q:	How long will it take to complete the merger?
	A:	We are working to complete the merger as quickly as possible. We hope to complete the merger before the end of January 2004.
18.	Q:	What rights do I have to seek a valuation of my shares?
A:
If you own shares of our common or preferred stock, under applicable Delaware Law, you may assert appraisal rights and receive a cash payment for the fair value of your shares, but only if you comply with all the requirements of Delaware law as set forth in Appendix D of this proxy statement. Pursuant to your appraisal rights under Delaware law, you may seek a determination by a Delaware court of the fair value of your shares. The fair value determined by the court may be more than, less than or equal to the value of the merger consideration. For a more complete description of your appraisal rights, see "The Merger Agreement—Appraisal Rights" on page 35.
19.	Q:	Who is paying for the costs of this solicitation and the preparation of this document?
	A:	Full House Resorts is paying the costs of this solicitation, and the fees and expenses associated with the preparation, filing and mailing of this document.
20.	Q:	Who should I contact if I have more questions about the merger?
	A:	You may contact:
Full House Resorts, Inc. 4670 Fort Apache Road, Suite 190 Las Vegas, Nevada 89147 (702) 221-7800 (phone) (702) 221-8101 (fax) Attention: Michael Shaunnessy
21.	Q:	Where can I learn more information about Full House Resorts and the Morongo Band?
	A:	To learn more information about us see "Available Information," on page 40 of this proxy statement.

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SUMMARY

        This summary highlights the information contained elsewhere in this document but this section may not contain all of the information that is important to you. Therefore, you should read this entire document and the other documents referred to herein very carefully to understand fully the proposed merger transaction and all of the other important matters described. The merger agreement is attached as Appendix A to this document. We encourage you to read the merger agreement carefully and in its entirety because it is the document that contains all of the legal terms and conditions of the merger and the transactions contemplated thereby. Page references included in the parentheses below refer you to the more detailed descriptions of topics presented in this summary which are described more fully elsewhere in this document.

Parties to the Merger

        Full House Resorts, Inc.    Full House Resorts, Inc. manages destination resorts and entertainment and gaming centers. We manage Midway Slots and Simulcast at the Delaware State Fairgrounds in Harrington, Delaware. Midway Slots and Simulcast has a total of approximately 1,400 gaming devices, a 450-seat buffet, a 50-seat diner and an entertainment lounge area. We also operated, until August 2002, the Mill Casino, which is located on Tribal Trust Lands of the Coquille Indian Tribe in North Bend, Oregon. We are also involved in the development of a tribal project in Battle Creek, Michigan. In September 2003, our joint venture purchased the land for this project.

        We were incorporated in Delaware on January 5, 1987. Our executive offices are located at 4670 S. Fort Apache Rd., Suite 190, Las Vegas, Nevada 89147, telephone (702) 221-7800.

        The Morongo Band of Mission Indians.    The Morongo Band of Mission Indians is a federally-recognized California Indian tribe. A pioneer in Indian gaming, the Morongo Band began gaming as a means of economic development in 1983. A 1987 U.S. Supreme Court case, led by the Morongo and Cabazon tribes, confirmed that states lack jurisdiction to apply their gaming laws in Indian country if those laws are civil/regulatory, rather than criminal/prohibitory. In 1988, Congress enacted the Indian Gaming Regulatory Act which in large part codified that court decision and also created a federal framework for the authorization and regulation of gaming in Indian country. Subsequently, the Morongo Band's casino facility grew from a bingo hall and card room into a full-service casino. Casino Morongo is not only one of the largest and oldest tribal casinos in the country, but was among the first in California to offer slot machines of the kind operated in Nevada and other jurisdictions.

        The Morongo Band broke ground in May of this year on a new $250 million, world-class casino resort hotel on the Morongo Indian Reservation. When complete, it will be one of the largest recreational gaming destinations on the West Coast. According to a National Indian Gaming Commission report, in 2002 there were 330 tribal casinos operating in 29 states, which, in the aggregate, generated more than $14.4 billion in revenues.

        The Morongo Band's executive office is located at 11581 Portrero Road, Banning, California 92220, telephone (909) 849-4697.

        MFH Merger, LLC.    MFH Merger, LLC is a newly-formed Delaware limited liability company organized by the Morongo Band to continue our operations substantially as conducted prior to the effective time of the merger as their wholly-owned subsidiary.

        MFH's executive office is located at 11581 Portrero Road, Banning, California 92220, telephone (909) 849-4697.

The Special Meeting (see page 8)

        The special meeting of our stockholders will be held at                        on                         at            a.m., local time. At the special meeting, holders of shares of our common stock and preferred stock will be asked to approve the merger agreement and our merger with and into MFH, a wholly-owned subsidiary of the Morongo Band. The affirmative vote of the holders of at least a majority of the outstanding shares of our common stock is required to approve the merger agreement and the merger. Approval of the merger and the merger agreement also requires the affirmative vote of the holders of at least two-thirds of the outstanding shares of our preferred stock.

        You can vote at the special meeting if you owned shares of our common stock or preferred stock at the close of business on            , 2003.

Voting Agreement (see page 9)

        Three of our largest common stockholders and the two holders of 100% of our preferred stock have entered into a voting agreement with the Morongo Band in which they have agreed to vote their shares of our common and/or preferred stock, totaling 58.5% of our outstanding common stock and 100% of our outstanding preferred stock, in favor of the approval of the merger agreement. These stockholders include William P. McComas, Lee A. Iacocca's family limited partnership the Allen E. Paulson Living Trust and H. Joe Frazier. The voting agreement is subject to specified limitations. The effect of this voting agreement is that the holders of a majority of our common stock and 100% of our preferred stock have agreed to vote for the adoption of the merger agreement and, therefore, absent unforeseen circumstances, the merger agreement will be approved at the special meeting.

The Board's Recommendation (see page 9)

        After careful consideration, our board of directors has unanimously approved the merger agreement and the merger, and has unanimously determined that the merger is advisable and fair to, and in the best interests of our stockholders. Our board unanimously recommends that our respective stockholders vote "FOR" approval of the merger agreement and the merger.

The Merger (see page 10)

        On July 29, 2003, we, the Morongo Band and MFH signed a merger agreement which provided for our merger with and into MFH. Following the merger, our separate existence will cease and MFH will continue as the surviving company and as a wholly-owned subsidiary of the Morongo Band. As consideration for the merger, each holder of our common stock will receive $1.30 per share in cash, without interest, and each holder of our preferred stock will receive $6.15 per share in cash, without interest. As a result of the merger, our common stock will no longer be publicly traded and will be 100% owned by the Morongo Band.

Effective Time of the Merger and Payment for Shares (see page 22)

        We expect the merger to occur two business days after the approval of the merger and the merger agreement at the special meeting or the satisfaction of all other conditions to the merger.

        Prior to the merger, the Morongo Band will appoint a bank or trust company reasonably satisfactory to us to act as a disbursing agent. Detailed instructions for the surrender of share certificates, together with a letter of transmittal, will be forwarded to our stockholders by the disbursing agent promptly following the effective time of the merger. Stockholders should not submit their certificates to the disbursing agent until they have received these materials. The disbursing agent will send payment of the merger consideration to stockholders as promptly as practicable following receipt of their certificates and other required documents. No interest will be paid or accrued on the cash payable upon the surrender of certificates. Stockholders should not send any share certificates at this time.

Purpose and Reasons for the Merger (see page 13)

        Our board of directors has sought and received the advice of our management, financial advisors, accountants and legal counsel throughout our consideration of the merger agreement and the merger. Our board considered a variety of factors in determining whether to approve and adopt the merger agreement, none of which were of greater weight or rank than the others. Among other things, our board considered the following factors:

  •
  the competitive environment of the gaming industry has made it more difficult for smaller companies like us to compete in this industry;

  •
  the merger will provide our stockholders with a substantial premium for their shares compared to the market price of our common stock prior to the announcement of the transaction; and

  •
  the merger will enable us to realize the benefits of becoming a private company, such as eliminating certain costs associated with filing documents under the Securities Exchange Act of 1934.

        Our board believes that the terms of the merger agreement, the merger and the other transactions contemplated by the merger agreement are advisable and fair to, and in the best interests of, us and our stockholders.

Opinion of Our Financial Advisor (See page 15)

        In connection with the merger, our financial advisor, CIBC World Markets Corp., delivered to our board of directors a written opinion as to the fairness, from a financial point of view, of the merger consideration to be received by the holders of our common stock. The full text of CIBC World Market's written opinion, dated July 27, 2003, is attached to this proxy statement as Appendix B. We encourage you to read this opinion carefully in its entirety for a description of the assumptions made, procedures followed, matters considered and limitations on the review undertaken. CIBC World Market's opinion is addressed to our board of directors and relates only to the fairness, from a financial point of view, of the merger consideration to be received by the holders of our common stock. The opinion does not address any other aspects of the merger and does not constitute a recommendation to any stockholder as to any matters relating to the merger.

Interests of Certain Persons in the Merger (see page 21)

        Employment Agreement with Michael Shaunnessy    As part of our agreement with the Morongo Band, we have agreed with Michael Shaunnessy, our chief financial officer and one of our directors, to pay him a stay bonus of $150,000 upon completion of the merger as long as Mr. Shaunnessy is still employed by us at that time. Prior to amending his employment agreement with us to include the stay bonus, he would have been entitled to a $250,000 change in control payment upon completion of the merger.

        Indemnification    The merger agreement provides that all rights to indemnification for acts or omissions occurring prior to the effective time of the merger existing in favor of our current or former directors or officers as provided in our certificate of incorporation or bylaws will survive the merger and will continue in full force and effect in accordance with their terms for a period of six years. In addition, after the effective time of the merger, the Morongo Band will cause MFH to indemnify our current directors and officers for events occurring at or prior to the effective time of the merger to the fullest extent permitted under applicable law. Prior to the effective time of the merger, we may obtain a six-year tail insurance policy covering our directors and officers for acts and omissions prior to the effective date for a premium not to exceed $310,000.

Effects of the Merger (See page 21)

        As a result of the merger, the surviving company will be owned by the Morongo Band. Our stockholders will no longer own an interest in our company and will not participate in our future earnings and potential growth. Instead, the stockholders will have the right to receive the merger consideration, without interest, for each share held by them. In addition, our common stock will no longer be traded on the OTC Bulletin Board and price quotations with respect to sales of shares in the public market will no longer be available. The registration of our common stock under the Securities Exchange Act of 1934, as amended, will terminate, and this termination will eliminate our obligation to file periodic financial and other information with the Securities and Exchange Commission and will make most other provisions of the Exchange Act inapplicable.

Conditions to the Merger (See page 23)

        Each party's obligation to effect the merger is subject to satisfaction of a number of conditions, including with respect to one or both parties:

  •
  Approval of the merger agreement by holders of a majority of the outstanding shares of our common stock;

  •
  Approval of the merger agreement by holders of two-thirds of the outstanding shares of our preferred stock;

  •
  Receipt of all required consents and approvals;

  •
  Absence of breaches of the representations, warranties and covenants in the merger agreement which result in a material adverse effect on the representing party; and

  •
  Approval of the merger agreement by the general membership of the Morongo Band.

  •
  Any or all of the conditions that have not been satisfied may be waived, other than the condition that the merger agreement has been approved by our common and preferred stockholders. Even if the stockholders approve the merger agreement, the merger may not be completed.

Termination of the Merger Agreement (See page 28)

        Together with the Morongo Band, we can jointly agree to terminate the merger agreement at any time before the closing date without completing the merger. In addition, the merger agreement may be terminated and the merger may be abandoned:

  •
  by either party if

  •
  a court or other governmental entity prohibits the merger and the decision is final and non-appealable;

  •
  the merger has not been completed by January 30, 2004;

  •
  there has been a breach by the other party of any representation or warranty, covenant or agreement contained in the merger agreement;

  •
  our stockholders fail to approve the merger at the special meeting; or

  •
  the general membership of the Morongo Band fails to approve the merger in accordance with applicable tribal law;

  •
  By the Morongo Band if

    •
    our board of directors has failed to recommend, or has withdrawn, modified or amended its approval or recommendation of the merger;

    •
    our board has recommended another acquisition proposal;

    •
    our board has resolved to accept a superior proposal; or

    •
    our board has recommended to our stockholders that they participate in a tender or an exchange offer by a third party, not including an offer from a third party affiliate of the Morongo Band;

  •
  By our board if

  •
  prior to the approval by our stockholders of the merger, we receive a superior proposal and decide to accept the superior proposal.

"No Solicitation" Provisions (See page 27)

        The merger agreement contains restrictions on our ability to solicit or engage in discussions or negotiations with a third party regarding a proposal to acquire a significant interest in us. Notwithstanding these restrictions, the merger agreement provides that under specified circumstances, if we receive an acquisition proposal from a third party that is superior to the merger, we may furnish nonpublic information to that third party and engage in negotiations regarding an acquisition proposal with that third party. Even if we receive a proposal from a third party that is superior to the merger, we are obligated to hold a stockholders meeting to consider the merger.

Termination Fee (See page 28)

        We have agreed to pay to the Morongo Band a termination fee in the amount of $300,000 if:

  •
  we terminate the merger agreement because our board has accepted a superior proposal;

  •
  the merger agreement is terminated by the Morongo Band because our board has withdrawn its approval or recommendation of the merger or the merger agreement;

  •
  the merger agreement is terminated by the Morongo Band because of the material breach of our representations and warranties, covenants or agreements as set forth in the merger agreement; or

  •
  the merger agreement is terminated for any reason at a time at which the Morongo Band was not in material breach of its representations, warranties, covenants and agreements set forth in the merger agreement and the Morongo Band was entitled to terminate the merger agreement because of the failure of our stockholders to approve the merger.

        The Morongo Band has agreed to pay a termination fee to us in the amount of $300,000 if:

  •
  following the affirmative vote of the general membership of the Morongo Band, the merger agreement is terminated by the Morongo Band for any reason other than the failure to obtain required statutory approvals or a termination permitted by the terms of the merger agreement other than a termination because our stockholders fail to approve the merger as a result of a breach by the Morongo Band of its representations, warranties, covenants or agreements;

  •
  following the affirmative vote of the general membership of the Morongo Band, we terminate the merger agreement because of the material breach by the Morongo Band of its representations and warranties, covenants or agreements as set forth in the merger agreement; or

  •
  the merger agreement is terminated by either party because the general membership of the Morongo Band withdraws a prior affirmative vote approving the merger.

Expenses (See page 27)

        All costs and expenses incurred in connection with the merger agreement and the transactions contemplated by the merger agreement will be paid by the party incurring the expenses.

Federal Income Tax Consequences (See page 38)

        The receipt of cash by holders of our common stock or preferred stock pursuant to the merger will be a taxable transaction for federal income tax purposes and may also be a taxable transaction for state, local, foreign and other tax purposes. All holders of our common and preferred stock are urged to consult their tax advisers to determine the effect of the merger to them under federal, state, local, foreign and other tax laws.

Limited Waiver Of Sovereign Immunity (See page 29)

        The Morongo Band is a federally recognized California Indian tribe and is protected by the concept of sovereign immunity from any lawsuit brought against it without its consent. However, the Morongo Band has granted a limited waiver of its sovereign immunity from unconsented suit solely for actions brought by us or our stockholders and certain other indemnified parties to require the performance by the Morongo Band or MFH of any of their specific duties or obligations set forth in the merger agreement. This limited waiver will be strictly construed in favor of the Morongo Band.

        To invoke the limited waiver, an authorized person must not be in breach of any material term of the merger agreement, the merger agreement must be in full force and effect and the authorized person must comply with the dispute resolution process. This process consists of three separate and required steps, beginning with a "meet and confer," then arbitration, and concluding, if necessary with filing of an action in the U.S. District Court for the Central District of California. However, any stockholder who holds 1,000 shares or less of our common stock is not required to participate in arbitration before filing an action in the specified federal court, provided that the person's claim is less than $5,000.

Appraisal Rights (See page 35)

        Under Delaware law, if you comply with certain statutory procedures you will be entitled to appraisal rights and to receive a judicially determined payment in cash for the fair value of your shares.

Regulatory Matters (See page 32)

        We are subject to Title 29 of the Delaware Code and the rules and regulations of the Delaware State Lottery Office and the Delaware Harness Racing Commission. Prior to the merger, the managers and officers of MFH will be required to submit background information to these agencies.

        In the past, we have been subject to the rules and regulations of the National Indian Gaming Commission, or NIGC, in connection with the development of certain gaming projects. Currently, we have a management agreement with the Nottawaseppi Huron Band of Potawatomi Indians regarding the development of a gaming project in the Battle Creek, Michigan area. If we are successful in developing this gaming project with the Huron Potawatomi, we will again be subject to the rules and regulations of the NIGC.

Accounting Treatment (See page 35)

        The merger will be treated as a purchase business combination for accounting purposes.

Financing of the Merger (See page 32)

        It is estimated that approximately $17.7 million will be required to complete the merger. The Morongo Band expects to use available funds to pay the merger consideration.

Market Prices of Common Stock and Dividends

        Our common stock was listed by The Nasdaq SmallCap Market under the symbol FHRI until April 17, 2001. Since then, our common stock has traded on the OTC Bulletin Board under the symbol FHRI.OB. Below are the high and low sales prices of our common stock as reported on the Nasdaq SmallCap Market System and the OTC Bulletin Board for the periods indicated:

	High	Low
2001
First Quarter	$1.22	$0.56
Second Quarter	$0.95	$0.65
Third Quarter	$0.83	$0.51
Fourth Quarter	$0.51	$0.26
2002
First Quarter	$0.64	$0.25
Second Quarter	$0.70	$0.33
Third Quarter	$0.60	$0.28
Fourth Quarter	$0.70	$0.42
2003
First Quarter	$0.51	$0.33
Second Quarter	$1.30	$0.45
Third Quarter (through September 8, 2003)	$1.30	$0.63

        The quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not represent actual transactions. On            , the last sale price of our common stock as reported by the OTC Bulletin Board was $    . As of the record date, we had approximately    holders of record of our common stock. We believe that there are over    beneficial owners.

        We have never paid dividends on our common stock or preferred stock. Holders of our common stock are entitled to receive such dividends as may be declared by our board of directors out of legally available funds. The holders of our Series 1992-1 preferred stock are entitled to receive dividends, when, as and if declared by our board of directors out of legally available funds, in the annual amount of $0.30 per share, payable in arrears semi-annually on the 15th day of December and June, in each year. Dividends on the Series 1992-1 preferred stock began accruing on July 1, 1992 and are cumulative.

        Since we are in default in declaring, setting apart for payment or paying dividends on the preferred stock, we are restricted from paying any dividend or making any other distribution or redeeming any stock ranking junior to the preferred stock. Amounts of accrued but unpaid dividends on our preferred stock were taken into account in the determination of the merger consideration.

THE SPECIAL MEETING

Proxy Solicitation

        This proxy statement is being delivered to our stockholders in connection with the solicitation by our board of proxies to be voted at the special meeting to be held on                        at    , local time, at                        . All expenses incurred in connection with solicitation of the enclosed proxy will be paid by us. Our officers, directors and regular employees will receive no additional compensation for their services, but may solicit proxies by telephone or personal call. We may request banks, brokers and other custodians, nominees and fiduciaries to forward copies of the proxy material to their principals and to request authority for the execution of proxies. We may reimburse such persons for their expenses in doing so. This proxy statement and the accompanying proxy card are being mailed to stockholders on or about            , 2003.

Record Date and Quorum Requirement

        Our board has fixed the close of business on            , 2003 as the record date for the determination of stockholders entitled to notice of, and to vote at, the special meeting. Each holder of record of our common stock and preferred stock at the close of business on the record date is entitled to one vote for each share then held on each matter submitted to a vote of stockholders. The common stock and preferred stock will vote as separate classes.

        At the close of business on the record date, we had 10,340,380 shares of common stock and 700,000 shares of preferred stock outstanding. As of the record date, we had two holders of record of our preferred stock, and approximately    holders of record of our common stock and approximately    persons or entities holding our common stock in nominee name.

        Prior to the special meeting, we will select one or more inspectors of election for the meeting. The inspectors will determine the number of shares of our common stock and preferred stock represented at the meeting, the existence of a quorum and the validity and effect of proxies, and shall receive, count and tabulate ballots and votes and determine the results of the stockholder vote.

        The holders of a majority of the outstanding shares of our common stock and preferred stock entitled to vote at the special meeting must be present in person or represented by proxy to constitute a quorum for the transaction of business. Abstentions and shares referred to as "broker non-votes" that are represented at the special meeting are counted for purposes of determining the presence or absence of a quorum for the transaction of business. Broker non-votes are shares held by brokers or nominees, as to which the broker or nominee does not have discretionary voting power on a particular matter and the beneficial owner has not instructed the broker or nominee on how to vote. If less than a majority of outstanding shares of our common stock and preferred stock are represented at the special meeting, holders of a majority of the shares so represented may adjourn the special meeting to another date, time or place, and notice need not be given of the new date, time or place if the new date, time or place is announced at the special meeting before an adjournment is taken.

Voting Procedures; Required Vote

        Approval of the merger agreement, which is attached to this proxy statement as Appendix A, will require the affirmative vote of the holders of a majority of the outstanding shares of our common stock and of two-thirds of the outstanding shares of our preferred stock entitled to vote at the special meeting, voting as a separate class. A failure to vote or a vote to abstain will have the same legal effect as a vote cast against approval. Brokers and, in many cases, nominees will not have discretionary power to vote on the proposal to be presented at the special meeting. Accordingly, beneficial owners of shares should instruct their brokers or nominees how to vote. A broker or nominee non-vote will have the same effect as a vote against the merger.

Voting Agreement

        William P. McComas, our chairman of the board and chief executive officer, the family limited partnership of Lee A. Iacocca, our director, the Allen E. Paulson Living Trust, and H. Joe Frazier have entered into a voting agreement by which they have each agreed to, subject to specified limitations, vote their shares of our stock in favor of the merger agreement and the merger. As of the record date these stockholders collectively held 6,046,471 of the outstanding shares of our common stock, or approximately 58.5%, and all of the outstanding shares of our preferred stock. A copy of the voting agreement is attached as Appendix C to this proxy statement.

        Despite their obligation to vote in favor of the merger, the stockholders will have the right to vote in favor of a superior proposal at any time prior to the completion of the merger. The voting agreement will terminate upon either the completion of the merger or the termination of the merger agreement, and after termination, the parties will not be subject to any further obligations or liabilities.

        Under the terms of the voting agreement, each stockholder has also agreed not to sell, assign, pledge, transfer or otherwise dispose of, or grant any proxies with respect to his or its shares. The stockholders have waived any rights they may have to any dividends with respect to their shares of our common or preferred stock accruing after the date of the voting agreement, however, these rights will be reinstated if the merger agreement is terminated. The stockholders have also waived all statutory, contractual and other rights that they may have in their capacity as a stockholder of our company.

Voting and Revocation of Proxies

        The giving of a proxy does not preclude the right to vote in person should any stockholder giving the proxy so desire. Stockholders have an unconditional right to revoke their proxy at any time prior to the exercise thereof, either in person at the special meeting or by filing with our secretary at our headquarters a written revocation or duly executed proxy bearing a later date; however, no such revocation will be effective until written notice of the revocation is received by us at or prior to the special meeting. Unless a proxy is properly revoked, all shares represented by each properly executed proxy received by our secretary we will be voted in accordance with the instructions indicated, and if no instructions are indicated, will be voted to approve the merger. The persons named on the enclosed proxy card may, in their discretion, vote the shares upon any other business that properly comes before the special meeting.

        The shares represented by the accompanying proxy card and entitled to vote will be voted if the proxy card is properly signed and received by the secretary prior to the special meeting.

Effective Time

        The merger will be effective following shareholder approval of the merger agreement and upon the filing of a certificate of merger with the Secretary of State of the State of Delaware. The effective time is currently expected to occur two days after the special meeting, subject to approval of the merger agreement at the special meeting or two days after the satisfaction or waiver of the terms and conditions set forth in the merger agreement. See "The Merger—Conditions."

Recommendation of Our Board

        After careful consideration, our board of directors has unanimously approved the merger agreement and the merger, and has unanimously determined that the merger is advisable and fair to, and in the best interests of our stockholders. Our board unanimously recommends that our respective stockholders vote "FOR" approval of the merger agreement and the merger.

THE MERGER

Structure of the Merger

        The merger will involve the merger of our company with and into MFH. MFH will be the surviving entity of the merger and a wholly-owned subsidiary of the Morongo Band. The merger is subject to approval of our stockholders and to the satisfaction or waiver of various conditions set forth in the merger agreement. Upon completion of the merger, our stockholders will be entitled to receive an amount in cash equal to $1.30 for each share of our common stock and $6.15 per share of our preferred stock.

Background of the Merger

        In May 2001, we were approached by our joint venture partner in our Delaware operations concerning our willingness to seek a sale of the joint venture. Our joint venture partner had been engaged in discussions with CIBC World Markets regarding its potential role as a financial advisor in such a sale. In an effort to explore all viable alternatives to maximize stockholder value, our board of directors engaged in discussions with several large stockholders regarding taking our company private. While these discussions occurred periodically over the next two years, the stockholders never submitted a bid.

        In July 2001, we and our joint venture partner formally engaged CIBC World Markets to explore the possible sale of our Delaware joint venture. CIBC World Markets contacted nine parties, of which six executed confidentiality agreements and received an offering memorandum regarding the proposal. In August and September 2001, three parties submitted initial indications of interest, all of which contained proposed pricing terms below our level of expectations. In addition, during this time period, we were also in the process of replacing management at the Delaware facility and modifying the Delaware management contract to provide for changes in the oversight and operations of the facility. As a result, we and our joint venture partner decided to suspend the sales process and any further negotiations with all parties in October 2001.

        By March 2002, the management changes at the Delaware facility were complete and the management contract modifications were finalized. We and our Delaware joint venture partner asked CIBC World Markets to restart the process of seeking potential buyers for the Delaware joint venture. CIBC World Markets contacted 12 parties, some of which were originally contacted in July 2001, of which ten agreed to receive a revised offering memorandum. Following the receipt of indications of interest from four of those parties, we and our Delaware joint venture partner engaged in discussions with Potential Acquirer A.

        On April 15, 2002, we publicly announced that we were exploring possible strategic alternatives in order to maximize stockholder value. At that time, we asked CIBC World Markets to explore selling our entire company and not solely the Delaware joint venture. This was the result of an analysis by our board of directors of, among other things, the difficulties that we faced as a small cap company with limited access to funds to procure growth opportunities, the increasing costs of remaining a public company, potential tax inefficiencies of selling the joint venture and the potential to attract additional bidders. CIBC World Markets contacted certain previously contacted parties to notify them of the potential sale of the entire company. Although we had initial discussions with several parties, only Potential Acquirer A submitted a revised offer and continued forward with negotiations.

        In April 2002, our board of directors determined to allow select interested parties to proceed with documentary due diligence. However, before being permitted to contact any of our business affiliates related to our Delaware or Michigan ventures, potential bidders were required to, among other things, perform documentary due diligence, affirm the terms of their proposals with specificity and provide assurance of their ability to finance any potential transaction.

        Between May and July 2002, CIBC World Markets contacted three additional potential buyers, one of which, Potential Acquirer B, submitted an initial written indication of interest and began due diligence and discussions with us. At the same time, William McComas, our chief executive officer and chairman of our board, began discussions with Allen Parker, chief administrative officer of the Morongo Band, regarding the potential for a transaction.

        In July 2002, at the request of Full House, the two remaining bidders, Potential Acquirer A and Potential Acquirer B, provided revised offers. After consideration of and discussions with the parties about these revised offers and after Potential Acquirer B's failure to increase its bid price, negotiations with Potential Acquirer B ended. We continued the diligence and negotiation process with Potential Acquirer A, including meetings in October 2002 with our business affiliates in Delaware and Michigan. In November 2002, Potential Acquirer A withdrew its offer from consideration.

        In August and September 2002, discussions between Mr. McComas and the Morongo Band came to a point where they contemplated submitting a joint bid to acquire Full House, however the Morongo Band determined to pursue a possible transaction on its own. Following discussions between the Morongo Band and CIBC World Markets regarding interest in a potential transaction, we entered into a confidentiality agreement with the Morongo Band on October 11, 2002 and the Morongo Band proceeded to conduct preliminary due diligence.

        In October 2002, we received a written indication of interest from Potential Acquirer C with whom we engaged in negotiations. In November 2002, Potential Acquirer C indicated that it was no longer interested in pursuing a transaction with the company.

        Based on discussions with potential acquirers, in November 2002 our board of directors considered the potential issues arising from the allocation between the common stockholders and the preferred stockholders of the aggregate dollar amount that an acquirer would be willing to pay for Full House. Because a two-thirds vote of our preferred stock is required to approve any acquisition, both holders of the preferred stock would be required to agree to any transaction. Mr. McComas, who owns both common stock and 50% of our preferred stock and also serves as our chief executive officer and chairman of our board, indicated that he would be willing to accept for his shares of preferred stock the same amount that the independent preferred stockholder agreed to receive.

        On January 15, 2003, CIBC World Markets received a revised indication of interest for the purchase of our company from the Morongo Band, based on our continued negotiations. We responded to the indication of interest on January 24, 2003 with certain questions and received clarifications of conditions to their bid on January 30, 2003.

        At a board meeting in February 2003, our outside counsel, Greenberg Traurig, discussed with the board the implications of the Sarbanes-Oxley Act on companies like Full House. Particular emphasis was placed on the need to expand the board if Full House intended to apply for re-listing on the Nasdaq SmallCap Market and the financial and other impacts on Full House that would result from compliance with other Sarbanes-Oxley provisions. In light of this discussion, the board reaffirmed its decision to continue the process of marketing the company.

        During the first half of 2003, we received inquiries from several additional parties, none of which submitted a written proposal. In February 2003, we received a written indication of interest from a new Potential Acquirer D. As part of its indication of interest, Potential Acquirer D requested, among other things, exclusivity (which would have precluded our continued negotiation with any other interested parties), expense reimbursement and a termination fee as a condition to proceed with its diligence. After receiving the initial written indication of interest from Potential Acquirer D, Full House indicated to Potential Acquirer D that it would not be appropriate for Full House to agree to the exclusivity and other conditions set forth in its indication of interest. In response to Potential Acquirer D's further request to contact our business affiliates related to our Delaware and Michigan ventures, we informed

Potential Acquirer D that it would not be permitted to contact those parties without first submitting a revised proposal eliminating the unacceptable conditions, conducting certain levels of diligence, including visiting our data room, and providing some evidence of its ability to finance a proposed transaction. Although Potential Acquirer D continued to contact CIBC World Markets, it did not comply with these requests by the company and detailed negotiations were not continued.

        Between February and April 2003, the Morongo Band conducted more detailed due diligence on our company, including a visit to our data room, and continued discussions with us through CIBC World Markets regarding a possible acquisition transaction. In February 2003, we provided the Morongo Band and their legal counsel with a draft merger agreement.

        In mid April Mr. Shaunnessy, one of our directors and our chief financial officer, accompanied Allen Parker, chief administrative officer of the Morongo Band, Roger Meyer, chief auditor of the Morongo Band, and Bill Davis, general manager of the Morongo Band casino operation, and their legal counsel to meet our business affiliates in Delaware. Two days later, Mr. Shaunnessy accompanied two members of the Morongo Tribal Council, Messrs. Parker, Meyer, Davis and legal counsel to meet with our business affiliates in Michigan.

        On May 19, 2003, counsel for the Morongo Band sent comments to our form of merger agreement to us and our counsel. Following discussions between us and our counsel on business and legal issues, our counsel sent a revised draft of the merger agreement to counsel for the Morongo Band on June 6, 2003.

        In June and July 2003, we and the Morongo Band continued discussions regarding the terms of a possible transaction and, with the assistance of counsel and CIBC World Markets, continued negotiating definitive agreements to reflect the terms of a proposed transaction.

        In June 2003, the four stockholders being asked to sign voting agreements discussed the appropriate division of the merger consideration between common stockholders and preferred stockholders.

        On July 25, 2003, our board of directors met in Los Angeles to consider the proposed transaction with the Morongo Band as well as the history of the process and the status of any other remaining or potential interested parties. Representatives of CIBC World Markets and Greenberg Traurig attended the meeting. At that meeting, Greenberg Traurig made a presentation to the board regarding the timing, structure, terms, conditions and legal aspects of the proposed merger with the Morongo Band, including open issues. Greenberg Traurig's presentation focused on a discussion of the conditions to closing, the process regarding stockholder approval and the termination and termination fee provisions. CIBC World Markets provided a detailed presentation to our board as to the company's profile and financial performance, as well as a detailed description of the history of the transaction, including the sales process and the details of any remaining interested parties. In addition, CIBC World Markets reviewed with the board its financial analysis of the merger consideration proposed by the Morongo Band.

        Following discussion regarding the terms and conditions of the proposed merger with the Morongo Band, the board of directors expressed concerns about the willingness of one of the major stockholders to execute a voting agreement as requested by the Morongo Band based on his objection to the proposed division of the merger consideration between the common stock and the preferred stock. The board was also concerned about the ability of Full House and its stockholders to pursue legal remedies against the Morongo Band as a result of their proposed limited waiver of sovereign immunity to be contained in the merger agreement. Finally, the board expressed concern over the ability to retain the services of Mr. Shaunnessy as Chief Financial Officer through the effective time of the merger based on the Morongo Band's demand that the merger not be completed until Mr. Shaunnessy's existing contractual right to receive a severance payment expired. Our board of directors determined to adjourn the meeting, continue negotiations with the Morongo Band and reconvene on July 27, 2003.

        Between July 25 and July 27, 2003, our advisors and the Morongo Band's advisors negotiated the remaining issues regarding the limited waiver of sovereign immunity, the severance payment issue and the timing of the transaction. During that period, our major stockholder indicated his willingness to execute the requested voting agreement.

        On the afternoon of July 27, 2003, the Morongo Band presented the transaction at its regularly scheduled meeting of the general membership of the Band. Based upon the information about the transaction that was provided to the voting tribal members in attendance at that meeting, a majority of those in attendance voted to place the question of approval of the transaction on a ballot to be conducted among all of the voting members of the Morongo Band, in accordance with the Morongo Band's custom and tradition of governance.

        In the evening of July 27, 2003, our board of directors reconvened through a telephonic meeting. Representatives of CIBC World Markets and Greenberg Traurig participated in the meeting. Greenberg Traurig described the progress of negotiations since the previous board meeting on July 25, 2003. CIBC World Markets rendered to the board an oral opinion (which opinion was confirmed by delivery of a written opinion dated the same date) to the effect that, as of that date and based on and subject to the assumptions made, procedures followed, matters considered and limitations on the review undertaken described in its written opinion, the merger consideration was fair, from a financial point of view, to the holders of Full House common stock. Following a question and answer period, our board of directors, with one director absent, concluded that the merger was advisable and fair to, and in the best interests of our stockholders. Accordingly, the board of directors voted to approve the merger agreement and the transactions contemplated thereby, subject to the appropriate resolution of the language by Mr. Shaunnessy on behalf of the company regarding the limited waiver of sovereign immunity. The absent director later affirmed the board's decision to approve the merger agreement and the transactions contemplated thereby.

        From July 28 through July 29, 2003, we and our legal advisors negotiated with the Morongo Band and their legal advisors regarding the scope of the limited waiver of sovereign immunity and resolved the matter by agreeing to establish an escrow account into which the Morongo Band will initially place funds equal to the termination fee and will later place funds equal to the merger consideration. The escrow account provides us and our stockholders the assurance that the funds required to complete the merger are available and set aside for that purpose.

        On July 29, 2003, we, the Morongo Band and MFH Merger LLC executed the merger agreement. We received the final signature on the voting agreement on July 30, 2003. Following the execution of both the merger agreement and the voting agreement, we issued a joint press release with the Morongo Band announcing the transaction on the afternoon of July 30, 2003.

Purpose and Reasons for the Merger

        Our board of directors has approved and adopted the merger agreement and the merger and recommended approval of the merger agreement and the merger by our stockholders. Our board of directors sought and received the advice of its management, financial advisors, accountants and legal counsel throughout its consideration of the merger agreement and the merger. The board believes that the terms of the merger agreement, the merger and the other transactions contemplated by the merger agreement are advisable and fair to, and in the best interests of us and our stockholders.

  Positive Factors Considered by the Board:

        Our board of directors considered the following positive factors in its deliberations concerning the merger agreement and the merger:

  •
  Pricing. The price per share represents a substantial premium for our stockholders, $0.50 per share higher than the last trade prior to our announcement of the merger on July 30, 2003 of $0.80.

  •
  Fairness Opinion of CIBC World Markets. The board considered the opinion, analyses and presentations of CIBC World Markets, Corp. as described below under "—Opinion of the Fairness Advisor" including the opinion of CIBC World Markets to our board to the effect that, as of July 27, 2003, based on and subject to the assumptions made, procedures followed, matters considered and limitations on the review undertaken described in its written opinion, the merger consideration was fair from a financial point of view to the holders of our common stock. A copy of CIBC World Market's written opinion to our board, dated as of July 27, 2003, is attached as Appendix B to this proxy statement.

  •
  Comparative Analysis. After actively soliciting bids from third parties, our board determined that the Morongo Band's price was higher and its ability to complete the merger more likely than those submitted by other bidders.

  •
  Ability to Receive Merger Consideration. The lack of any financing condition on the part of the Morongo Band and the agreement to place the merger consideration in escrow following an affirmative vote on the merger of the general membership of the Morongo Band.

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  Current Lack of Liquidity. The lack of liquidity of the shares of our common stock due to the absence of an active trading market.

  •
  Our Inability to Compete in the Gaming Industry. The gaming industry has become more competitive making it difficult for smaller companies like us to compete in this market. Larger enterprises have become engaged in the Indian gaming industry, including seeking contracts to manage Indian gaming facilities. Our small size has made us a less attractive alternative for these opportunities as compared to when we first entered the Indian gaming market.

  •
  Our Limited Access to Capital. As noted above, the gaming industry has become more competitive, and to be able to compete in this market, we would require significant additional capital. However, our opportunities to raise more capital are limited.

  •
  Benefits of Being a Privately Held Company. We incur substantial ongoing expenses as a public reporting company due to our obligations to file periodic reports with the Securities and Exchange Commission. As a result of the merger, we will become a privately held company and, therefore, we will be able to eliminate the costs associated with filing periodic reports with the SEC and the anticipated costs of compliance with recently enacted legislation applicable to companies with securities registered under the Securities Exchange Act of 1934, as amended.

  •
  Ability to Accept a Superior Proposal. The merger agreement allows us a reasonable opportunity to respond to third party alternative acquisition proposals and, if a superior proposal is made, to terminate the merger agreement and accept the superior proposal up until the time of the special meeting. This opportunity is subject to limitations including the payment of a $300,000 break-up fee to the Morongo Band. The board also believed that the percentage of the transaction value represented by the break-up fee would not unduly discourage superior third-party offers, and that the break-up fee is within the range of fees in comparable transactions.

  Negative Factors Considered by the Board:

        Our board also considered the following possible negative factors in its deliberations concerning the merger agreement and the merger:

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  Effect of Break-Up Fee. Some terms and conditions set forth in the merger agreement, required by the Morongo Band as a prerequisite to entering into the merger agreement, prohibit us and our representatives from soliciting third-party bids and from accepting third-party bids except in specified circumstances and upon the payment by us of a $300,000 break-up fee.

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  Restrictions on Business Operations Before the Merger. The merger agreement restricts our ability to operate our business before the merger in a manner that is inconsistent with past practice or outside of the ordinary course of business.

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  Costs of the Merger. There are significant costs involved in connection with the merger, including the substantial management time and effort required to effectuate the merger.

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  Risk that the Merger Will Not Be Completed. We may not complete the merger if we or the Morongo Band are unable to satisfy the covenants or closing conditions contained in the merger agreement.

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  Requirements of the Merger Agreement. The terms of the merger agreement impose various obligations and restrictions on us, including the conditions to completing the merger, the termination events, the covenants, and the ability of our board to withdraw or change its recommendation to our stockholders to adopt the merger agreement.

        Our board concluded, however, that these negative factors could be managed or mitigated by us or were unlikely to have a material impact on us or on the merger, and that, overall, the potentially negative factors associated with the merger were outweighed by the potential benefits of the merger.

        The above discussion is not intended to be exhaustive of all factors considered by our board but does set forth material positive and negative factors considered by our board of directors. Our board unanimously approved the merger and the merger agreement and recommended approval of the merger and the merger agreement in light of the various factors described above and other factors that each member of our board of directors felt were appropriate. In view of the wide variety of factors considered by our board in connection with its evaluation of the merger and the complexity of these matters, our board did not consider it practical, and did not attempt, to quantify, rank or otherwise assign relative weights to the specific factors it considered in reaching its decision. Rather, our board made its recommendation based on the totality of information presented to and the investigation conducted by it. In considering the factors discussed above, individual directors may have given different weights to different factors.

Opinion of our Financial Advisor

        Full House Resorts engaged CIBC World Markets to act as its financial advisor in connection with the merger. In connection with this engagement, the board of directors of Full House Resorts requested that CIBC World Markets evaluate the fairness, from a financial point of view, to the holders of Full House Resorts common stock of the merger consideration. On July 27, 2003, at a meeting of the board of directors held to evaluate the proposed merger, CIBC World Markets rendered an oral opinion, which was confirmed by delivery of a written opinion to the board of directors of Full House Resorts dated the same date, to the effect that, as of that date and based on and subject to the assumptions made, procedures followed, matters considered and limitations on the review undertaken described in the written opinion, the merger consideration was fair, from a financial point of view, to the holders of Full House Resorts common stock.

        The full text of CIBC World Markets' written opinion, dated July 27, 2003, is attached to this proxy statement as Appendix B. CIBC WORLD MARKETS' OPINION IS ADDRESSED TO THE

FULL HOUSE RESORTS BOARD OF DIRECTORS AND RELATES ONLY TO THE FAIRNESS OF THE MERGER CONSIDERATION FROM A FINANCIAL POINT OF VIEW TO THE HOLDERS OF FULL HOUSE RESORTS COMMON STOCK. THE OPINION DOES NOT ADDRESS ANY OTHER ASPECT OF THE MERGER AND DOES NOT CONSTITUTE A RECOMMENDATION AS TO HOW ANY STOCKHOLDER SHOULD VOTE OR ACT WITH RESPECT TO ANY MATTERS RELATING TO THE MERGER. THE SUMMARY OF CIBC WORLD MARKETS' OPINION DESCRIBED BELOW IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF ITS OPINION. HOLDERS OF FULL HOUSE RESORTS COMMON STOCK ARE ENCOURAGED TO READ THE OPINION CAREFULLY IN ITS ENTIRETY.

        In arriving at its opinion, CIBC World Markets:

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  reviewed a draft dated July 21, 2003 of the merger agreement;

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  reviewed certain publicly available business and financial information relating to Full House Resorts;

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  reviewed financial estimates and projections of Full House Resorts prepared by Full House Resorts and its management;

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  reviewed the current and historical market prices and trading volume for the Full House Resorts common stock;

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  held discussions with senior management of Full House Resorts with respect to certain aspects of the proposed merger, the past and current business operations of Full House Resorts, the financial condition and future prospects of Full House Resorts and certain other matters viewed by CIBC World Markets as necessary or appropriate to its inquiry;

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  reviewed and analyzed certain publicly available financial, stock market and other information relating to the businesses of certain other companies CIBC World Markets deemed comparable to Full House Resorts;

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  performed discounted cash flow analyses of Full House Resorts using certain assumptions of future performance provided to CIBC World Markets by management of Full House Resorts;

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  reviewed and analyzed certain publicly available financial information for transactions that CIBC World Markets deemed comparable to the proposed merger;

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  reviewed public information concerning Full House Resorts; and

  •
  performed such other analyses and reviewed such other information as CIBC World Markets deemed appropriate.

        In rendering its opinion, CIBC World Markets relied upon and assumed, without independent verification or investigation, the accuracy and completeness of all of the financial and other information that was publicly available or was provided to CIBC World Markets by Full House Resorts and its employees, representatives and affiliates. With respect to forecasts of future financial condition and operating results of Full House Resorts provided to CIBC World Markets, CIBC World Markets assumed at the direction of Full House Resorts' management, without independent verification or investigation, that such forecasts were reasonably prepared on bases reflecting the best available information, estimates and judgment of Full House Resorts and its management. CIBC World Markets also assumed at the direction of Full House Resorts' management that Full House Resorts' current contracts to manage Midway Slots and Simulcast in Harrington, Delaware (Gaming Entertainment Delaware) and gaming facilities to be developed with the Nottawaseppi Huron Band of Potawatomi in south-central Michigan (Gaming Entertainment Michigan) will not be extended by the parties thereto past the completion of their current terms. In addition, at the direction of representatives of Full House Resorts, CIBC World Markets also assumed that the final terms of the merger agreement would not vary materially from those set forth in the draft reviewed by CIBC World Markets and that the merger would be consummated as described in the draft merger agreement.

        CIBC World Markets neither made nor obtained any independent evaluations or appraisals of the assets or the liabilities of Full House Resorts or affiliated entities. CIBC World Markets did not express any opinion as to the underlying valuation, future performance or long term viability of the surviving entity following the proposed merger. CIBC World Markets was not asked to consider, and its opinion does not address, the relative merits of the proposed merger as compared to any alternative business strategies that might exist for Full House Resorts or the effect of any other transaction in which Full House Resorts might engage. CIBC World Markets' opinion was necessarily based on the information available to it and general economic, financial and stock market conditions and circumstances as they existed and could be evaluated by it on the date thereof. It should be understood that, although subsequent developments may affect the opinion, CIBC World Markets does not have any obligation to update, revise or reaffirm the opinion.

        This summary is not a complete description of CIBC World Markets' opinion to the board of directors of Full House Resorts or the financial analyses performed and factors considered by CIBC World Markets in connection with its opinion. The preparation of a fairness opinion is a complex, analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a fairness opinion is not readily susceptible to summary description. CIBC World Markets believes that its analyses and this summary must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying CIBC World Markets' analyses and opinion.

        In performing its analyses, CIBC World Markets considered industry performance, general business, economic, market and financial conditions and other matters existing as of the date of its opinion, many of which are beyond the control of Full House Resorts. No company, transaction or business used in the analyses as a comparison is identical to Full House Resorts or the merger, and an evaluation of the results of those analyses is not entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, business segments or transactions analyzed.

        The estimates contained in CIBC World Markets' analysis and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than those suggested by its analyses. In addition, analyses relating to the value of businesses or securities do not necessarily purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, CIBC World Markets' analyses and estimates are inherently subject to substantial uncertainty.

        The type and amount of consideration payable in the merger was determined through negotiation between Full House Resorts and the Morongo Band and the decision to enter into the merger was solely that of the board of directors of Full House Resorts. CIBC World Markets' opinion and financial analyses were only one of many factors considered by the board of directors in its evaluation of the merger and should not be viewed as determinative of the views of the board of directors with respect to the merger or the merger consideration.

        The following is a summary of the material financial analyses underlying CIBC World Markets' opinion dated July 27, 2003 to the board of directors of Full House Resorts with respect to the merger. The financial analyses summarized below include information presented in tabular format. In order to fully understand CIBC World Markets' financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of CIBC World Markets' financial analyses.

        In arriving at its opinion, CIBC World Markets made no attempt to assign specific weights to particular analyses or factors considered but rather made qualitative judgments as to the significance and relevance of all of the analyses and factors considered by it. Accordingly, CIBC World Markets believes that its analyses and the summary set forth below must be considered as a whole, and that selecting portions of its analyses and of the factors it considered, without considering all analyses and factors, could create a misleading or incomplete view of the processes underlying such analyses and its opinion. In its analyses, CIBC World Markets made numerous assumptions with respect to Full House Resorts, industry performance, general business, economic, market and financial conditions, as well as other matters, many of which are beyond the control of CIBC World Markets or Full House Resorts, and involve the application of complex methodologies and educated judgment.

  Summary of Analysis.

        Discounted Cash Flow Analysis.    CIBC World Markets performed a discounted cash flow analysis of Full House Resorts to estimate the present value of the unlevered, after-tax free cash flows that Full House Resorts could be expected to generate (i) with respect to existing operations, consisting of corporate operations and the Gaming Entertainment Delaware facility from July 1, 2003 until the expiration of the contract related to that facility in August 2011 and (ii) with respect to the Gaming Entertainment Michigan facility for the seven year term of operations set forth in the related management contract, ascribing probabilities at the direction of Full House Resorts management of 60%, 30% and 9% to such facility opening in the years 2005, 2006 and 2007, respectively. In each case, the estimated financial data were based on financial forecast information provided by Full House Resorts management. The present value of the cash flows associated with existing operations and Gaming Entertainment Michigan facilities was calculated using discount rates ranging from 10% to 15% and 25% to 30%, respectively. At the direction of Full House Resorts management, CIBC World Markets assumed that (a) neither contract will be renewed after its respective expiration date and, as such, did not apply a terminal value to either facility and (b) RAM Entertainment, LLC, a lender to Full House Resorts with respect to the Gaming Entertainment Michigan project, will exercise its right to convert the loan to a 50% interest in the Gaming Entertainment Michigan project. CIBC World Markets then applied the assumptions described above in order to derive an implied enterprise reference range for Full House Resorts, which was then used to derive an implied equity reference range for Full House Resorts. This analysis indicated the following implied per share equity reference range for Full House Resorts common stock, as compared to the consideration to be received in the merger:

Implied Per Share Equity Reference Range for Full House Resorts Common Stock	Per Share Merger Consideration for Full House Resorts Common Stock
$0.96-$1.18	$1.30

        Comparable Companies Analysis.    CIBC World Markets compared financial and stock market information for Full House Resorts and the following five selected publicly held companies in the gaming industry:

  •
  Century Casinos, Inc.

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  Lakes Entertainment, Inc.

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  Monarch Casino & Resort, Inc.

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  Riviera Holdings Corporation

  •
  The Sands Regent

        The selected companies were chosen because they are publicly traded companies with financial and operating characteristics which CIBC World Markets deemed to be similar to Full House Resorts. CIBC World Markets reviewed enterprise values (defined as equity value plus total indebtedness less cash) as a multiple of the latest 12 months, or LTM, earnings before interest, taxes, depreciation and amortization, known as EBITDA, for the selected companies. All multiples were based on closing stock prices on July 24, 2003. The financial information for the selected companies was based on publicly available financial information, including estimates provided by First Call and other Wall Street equity research. With respect to Full House Resorts, CIBC World Markets used financial information based on publicly available filings and provided by Full House Resorts management. CIBC World Markets then applied a range of selected multiples of the LTM EBITDA derived from the selected companies, and based on qualitative judgments, to corresponding financial data of Full House Resorts in order to derive an implied enterprise reference range for Full House Resorts, which was then used to derive an implied equity reference range for Full House Resorts.

        Because Full House Resorts' Gaming Entertainment Michigan enterprise has not yet begun operations, CIBC World Markets applied the discounted cash flow analysis described above to that portion of the Full House Resorts financial information attributable to Gaming Entertainment Michigan and the comparable companies analysis to that portion of the Full House Resorts financial information attributable to existing operations, the sum of which was taken in order to arrive at an implied equity reference range. This analysis indicated the following implied per share equity reference range for Full House Resorts common stock, as compared to the consideration to be received in the merger:

Implied Per Share Equity Reference Range for Full House Resorts Common Stock	Per Share Merger Consideration for Full House Resorts Common Stock
$1.01-$1.29	$1.30

        Because of the inherent differences between the businesses, operations, and prospects of Full House Resorts and the businesses, operations and prospects of the selected companies included in the comparable companies analysis, CIBC World Markets believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the analysis and, accordingly, also made qualitative judgments concerning differences between the financial and operating characteristics of Full House Resorts and the selected companies.

        Precedent Transactions Analysis.    CIBC World Markets reviewed the enterprise values and implied transaction multiples in the following 11 merger and acquisition transactions in the gaming industry:

Date Announced	Target	Acquiror
10/15/2002	Harvey's Wagon Wheel Casino	Centaur Colorado
7/31/2002	JCC Holding Company	Harrah's Entertainment, Inc.
4/26/2001	Delta Downs Racetrack	Boyd Gaming Corporation
8/24/2000	Claridge Hotel & Casino	Park Place Entertainment Corporation
7/19/2000	President Casino—Davenport	Isle of Capri Casinos, Inc.
1/20/2000	Gold Dust West Casino	Black Hawk Gaming & Development Company, Inc.
8/31/1999	Bluff's Run	Harveys Casino Resorts
6/27/1999	Blue Chip Casino	Boyd Gaming Corporation
1/18/1999	Diamond Jo	Peninsula Gaming Company, LLC
7/15/1997	Treasure Chest	Boyd Gaming Corporation
4/29/1996	Par-A-Dice Corporation	Boyd Gaming Corporation

        CIBC World Markets reviewed enterprise values as a multiple of LTM EBITDA for the selected transactions. Financial data and implied multiples for the selected transactions were based on publicly available information of the relevant transaction. Financial data for Full House Resorts was based on financial data from publicly available filings and provided by Full House Resorts management. CIBC World Markets then applied a selected range of multiples of LTM EBITDA derived from the selected transactions, and based on qualitative judgments, to corresponding financial data of Full House Resorts in order to derive an implied enterprise reference range for Full House Resorts, which was then used to derive an implied equity reference range for Full House Resorts.

        Because Full House Resorts' Gaming Entertainment Michigan enterprise has not yet begun operations, CIBC World Markets applied the discounted cash flow analysis described above to that portion of the Full House Resorts financial information attributable to Gaming Entertainment Michigan and the precedent transactions analysis to that portion of the Full House Resorts financial information attributable to existing operations, the sum of which was taken in order to arrive at an implied equity reference range. This analysis indicated the following implied per share equity reference range for Full House Resorts common stock, as compared to the consideration to be received in the merger:

Implied Per Share Equity Reference Range for Full House Resorts Common Stock	Per Share Merger Consideration for Full House Resorts Common Stock
$1.04-$1.33	$1.30

        Because of the inherent differences between the businesses, operations, and prospects of Full House Resorts and the businesses, operations and prospects of the target companies included in the precedent transactions analysis, CIBC World Markets believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the analysis and, accordingly, also made qualitative judgments concerning differences between the financial and operating characteristics of Full House Resorts and the target companies in the selected transactions.

        Premiums Paid Analysis.    CIBC World Markets reviewed premiums paid in all merger and acquisition transactions (excluding spin-offs, minority stake purchases, repurchases, self-tenders and acquisitions of remaining interests) announced since January 1, 2002 having transaction values equal to or less than $100 million. CIBC World Markets then applied a range of selected premiums derived from these transactions based on the closing stock price of the target company one day, one week and four weeks prior to public announcement of the transaction, and based on qualitative judgments, to the closing stock price of Full House Resorts on July 24, 2003. With respect to information for the companies involved in these precedent transactions, CIBC World Markets relied on information available in public documents and reports published by Securities Data Corporation. This analysis indicated the following implied per share equity reference range for Full House Resorts common stock, as compared to the consideration to be received in the merger:

Implied Per Share Equity Reference Range for Full House Resorts Common Stock	Per Share Merger Consideration for Full House Resorts Common Stock
$1.01-$1.13	$1.30

  Other Factors.

        In rendering its opinion, CIBC World Markets also reviewed and considered other factors, including historical trading prices and trading volumes of Full House Resorts common stock during the 15 months prior to July 24, 2003.

  Miscellaneous.

        The board of directors of Full House Resorts selected CIBC World Markets as its exclusive financial advisor in connection with the proposed merger based on CIBC World Markets' reputation and experience. CIBC World Markets is an internationally recognized investment banking firm and, as a customary part of its investment banking business, is regularly engaged in valuations of businesses and securities in connection with acquisitions and mergers, underwritings, secondary distributions of securities, private placements and valuations for other purposes. In the ordinary course of its business, CIBC World Markets and its affiliates may actively trade securities of Full House Resorts for their own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

        Full House Resorts has agreed to pay CIBC World Markets for its financial advisory services, a significant portion of which is contingent upon the consummation of the proposed merger. In addition, Full House Resorts has agreed to reimburse CIBC World Markets for its reasonable out-of-pocket expenses, including reasonable fees and expenses of its legal counsel, and to indemnify CIBC World Markets and related parties against specified liabilities, including liabilities under the federal securities laws, relating to, or arising out of, its engagement.

Interests of Certain Persons in the Merger

  Employment Agreement with Michael Shaunnessy.

        In connection with the merger, we have agreed to pay Michael Shaunnessy, our chief financial officer and one of our directors, a stay bonus of $150,000 if he continues to be employed by us until the completion of the merger. Our board believes that given Mr. Shaunnessy's experience and expertise concerning our business operations, and in light of the fact that we have a small management team from which to draw this experience, it is important to our business operations that Mr. Shaunnessy remain in our employ until we complete the merger.

        Under Mr. Shaunnessy's original employment agreement with us which expires on January 1, 2004, he would have been entitled to a change in control payment of $250,000 upon completion of the merger. As part of our agreement with the Morongo Band, we have agreed with Mr. Shaunnessy to amend the terms of his employment agreement to reduce the amount payable to him upon completion of the merger to the $150,000 stay bonus. Mr. Shaunnessy will be entitled to this stay bonus whether the merger is completed before or after the expiration of his employment agreement, as long as Mr. Shaunnessy is still employed by us at that time.

  Indemnification; Directors' and Officers' Insurance.

        Under the merger agreement, the Morongo Band has agreed to indemnify all of our directors, officers and employees to the fullest extent possible by law for all acts or omissions prior to the merger by these individuals in their capacity as a director, officer or employee. Prior to completion of the merger, we may obtain a six-year tail insurance policy covering our directors and officers for acts and omissions prior to the completion of the merger for a premium not to exceed $310,000.

Effects of the Merger

        As a result of the merger, our stockholders will not have an opportunity to continue their equity interest in us as an ongoing corporation and will not share in our future earnings and potential growth. Upon completion of the merger, our common stock will no longer be traded on the OTC bulletin board, price quotations will no longer be available and our common stock will no longer be registered under the Exchange Act. Following the merger, we will no longer be required to provide information to the Securities and Exchange Commission and most of the provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b) and the requirement of furnishing a proxy or information statement in connection with stockholders' meetings, will no longer be applicable.

        The receipt of cash pursuant to the merger will be a taxable transaction. See "Federal Income Tax Consequences."

THE MERGER AGREEMENT

        The following discussion of the merger agreement describes the material terms of the merger agreement and is qualified in its entirety by reference to the merger agreement. The complete text of the merger agreement is attached as Appendix A to this proxy statement and is incorporated into this document by reference. This summary may not contain all of the information about the merger agreement that is important to you. We encourage you to read the entire merger agreement carefully in its entirety.

Structure of the Merger

        Following the approval of the merger by our stockholders and by the affirmative vote of the general membership of the Morongo Band, the receipt of gaming and other regulatory approvals and the satisfaction or waiver of the other conditions to the merger, we will be merged with and into MFH, a newly-formed Delaware corporation. Upon completion of the merger, our separate existence will cease and MFH will continue as the surviving corporation and as a wholly-owned subsidiary of the Morongo Band.

Conversion of Securities

        At the effective time of the merger, each share of our common stock issued and outstanding immediately prior to the effective time will, by virtue of the merger, be converted into the right to receive $1.30 in cash, without interest, and each share of our preferred stock issued and outstanding will be converted into the right to receive $6.15 in cash, without interest. Except for the right to receive the merger consideration, from and after the effective time, all shares of our capital stock, by virtue of the merger and without any action on the part of the holders, will no longer be outstanding and will be canceled and retired and will cease to exist. Each holder of a certificate formerly representing any shares of our capital stock will cease to have any rights with respect to those shares other than the right to receive the merger consideration for their shares upon surrender of the certificate.

        No interest will be paid or accrued on the amount payable upon the surrender of any certificate. If payment is to be made to a person other than the registered holder of the certificate surrendered, then the certificate being surrendered must be properly endorsed and otherwise in proper form for transfer, as determined by the disbursing agent. Further, the person requesting payment will be required to pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of the certificate surrendered or establish to the satisfaction of the disbursing agent that any tax has been paid or is not payable. Six months following the merger, MFH will be entitled to cause the disbursing agent to deliver to it any funds, including any interest received, made available to the disbursing agent which have not been disbursed to holders of certificates formerly representing shares outstanding prior to the merger, and thereafter such holders will be entitled to look to MFH only as general creditors with respect to cash payable upon due surrender of their certificates. Notwithstanding the foregoing, neither the disbursing agent nor any party to the merger agreement will be liable to any holder of certificates formerly representing shares for any cash paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

Stock Options

        At the effective time of the merger, each unexercised option, whether or not vested or exercisable in accordance with its terms, to purchase shares of our common stock which we have previously granted will be canceled automatically. No additional payments will be made to any holder of options to purchase shares of our common stock.

Escrow of Funds

        The Morongo Band has placed in escrow an amount equal to the termination fee of $300,000. Following the date of the affirmative vote by the general membership of the Morongo Band, the Morongo Band must also place in the escrow account an amount of cash sufficient to pay the merger consideration to holders of shares of our common and preferred stock.

Transfer of Ownership and Lost Stock Certificates

        We will only issue a new stock certificate representing shares of our common stock or the merger consideration in a name other than the name in which a surrendered stock certificate is registered if the person requesting the exchange presents to the disbursing agent all documents required by the disbursing agent to show and effect the unrecorded transfer of ownership and to show that the person paid any applicable stock transfer taxes. If a stock certificate representing shares of our common stock is lost, stolen or destroyed, the holder of the certificate may need to execute an affidavit or post a bond prior to receiving a new stock certificate or the merger consideration.

Conditions to Completion of the Merger

        Each party's obligation to effect the merger is subject to the satisfaction of each of the following conditions, any or all of which may be waived at the appropriate party's discretion, to the extent permitted by applicable law:

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  The merger agreement and the merger must have been adopted by the required vote of our stockholders in accordance with Delaware General Corporation Law; and

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  None of the parties are subject to any order or injunction of any governmental authority of competent jurisdiction that prohibits the completion of the merger.

        Our obligation to complete the merger is further subject to satisfaction or waiver of the following conditions:

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  The Morongo Band and MFH must have performed in all material respects the obligations required to be performed by them under the merger agreement;

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  The representations and warranties of the Morongo Band and MFH in the merger agreement, disregarding all qualifications and exceptions relating to materiality or material adverse effect, must be accurate on the date of the merger agreement and the date the merger is completed as if they were made on that date, except

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  to the extent the representations and warranties speak of another date; and

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  where the failure of the representations and warranties to be accurate would not reasonably be expected to have a material adverse effect on the Morongo Band or MFH;

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  The Morongo Band must deliver a certificate to us executed on behalf of the Morongo Band by its chief executive officer and chief financial officer, as to the truth of the Morongo Band's representations and warranties and the performance of its obligations;

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  All required statutory approvals required to be obtained in order to permit completion of the merger under applicable laws must have been obtained; and

  •
  The funds required to be deposited with the disbursing agent by the escrow agent as provided in the merger agreement have been deposited.

        The obligation of the Morongo Band and MFH to effect the merger is subject to satisfaction or waiver of the following conditions:

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  We must have performed in all material respects the obligations that are required to be performed by us under the merger agreement;

  •
  Our representations and warranties contained in the merger agreement, disregarding all qualifications and exceptions relating to materiality or material adverse effect, must be accurate on the date of the merger agreement and the date the merger is completed as if they were made on that date, except

  •
  to the extent the representations and warranties speak of another date; and

  •
  where the failure of the representations and warranties to be accurate would not reasonably be expected to have a material adverse effect on us;

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  We must deliver to the Morongo Band a certificate executed by our chief executive officer and chief financial officer, as to the truth of our representations and warranties and the performance of its obligations;

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  All required statutory approvals required to be obtained in order to permit completion of the merger under applicable laws shall have been obtained;

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  No more than 20 percent of the holders of shares of our common stock or 20 percent of the holders of shares of our preferred stock outstanding immediately prior to the effective time of the merger exercised appraisal rights;

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  Specified stockholders have entered into a voting agreement and agreed to vote their shares of stock in favor of the merger agreement and the merger; and

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  Nothing has occurred the effect of which is materially adverse to our business, prospects, financial condition or ongoing operations, our ability to consummate any of the transactions contemplated by the merger agreement or our ability to retain any material gaming license.

        The term "material adverse effect," when used in reference to us, the Morongo Band or MFH, means any change affecting, or condition having an effect on, the referenced company that is, or would reasonably be expected to be, materially adverse to the business, prospects, financial condition or ongoing operations of the referenced company and its subsidiaries, taken as a whole or to the ability of the referenced company to complete any of the transactions contemplated in the merger agreement. However, any change or condition will not be deemed to have a material adverse effect on us if it results from, or arises out of, changes in the general economic, regulatory or political conditions or our public announcement of the merger agreement or of the transactions contemplated in the merger agreement.

Representations and Warranties

        We have made representations and warranties in the merger agreement regarding, among other things:

  •
  organization and good standing;

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  capitalization;

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  subsidiaries;

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  authority to enter into the merger agreement;

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  requisite governmental and other consents and approvals;

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  financial statements;

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  absence of undisclosed liabilities;

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  absence of certain changes in our business since March 31, 2003;

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  absence of litigation to which we are a party;

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  content and submission of forms and reports required to be filed by us with the SEC;

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  compliance with applicable law;

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  compliance with certain of our agreements;

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  requisite tax filings;

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  employee benefits;

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  labor matters;

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  environmental matters;

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  title to assets and property;

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  our stockholders' approval;

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  brokers and finders;

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  insurance;

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  intellectual property;

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  possession of necessary permits;

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  real estate;

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  accounts receivable; and

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  directors, officers and employees.

        The Morongo Band and MFH have made representations and warranties in the merger agreement regarding, among other things:

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  organization and good standing;

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  authority to enter into the transaction;

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  requisite governmental and other consents and approvals;

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  accuracy of information supplied by the Morongo Band and MFH for submission in forms and reports required to be filed with the SEC;

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  brokers and finders;

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  the Morongo Band's financing capability;

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  MFH's solvency after the merger;

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  absence of prior activities; and

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  compliance with gaming laws.

        The representations and warranties of the parties in the merger agreement will expire upon completion of the merger. Following this expiration, none of the parties or their respective officers, directors or principals will have any liability whatsoever with respect to any such representations or warranties.

Conduct of our Business Prior to the Merger

        Under the merger agreement, unless the Morongo Band agrees in writing, we have agreed to:

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  conduct our business in the ordinary and usual course of business and consistent with past practice;

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  not amend or propose to amend our certificate of incorporation or bylaws or equivalent constitutional documents, split, combine or reclassify our outstanding capital stock or declare, set aside or pay any dividend or distribution, except for the payment of dividends or distributions to us or to our wholly-owned subsidiary by our direct or indirect wholly-owned subsidiary;

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  not issue, sell, pledge or dispose of any additional shares of, or any options, warrants or rights of any kind to acquire any shares of, our capital stock of any class or any debt or equity securities convertible into or exchangeable for any shares of our capital stock;

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  not incur or become contingently liable with respect to any indebtedness for borrowed money other than borrowings in the ordinary course of business, and borrowings to refinance existing indebtedness on terms which are reasonably acceptable to the Morongo Band, provided our aggregate indebtedness may not exceed $2.7 million;

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  not redeem, purchase, acquire or offer to purchase or acquire any shares our capital stock or any options, warrants or convertible securities to exercisable or convertible into or shares of our capital stock other than in connection with the exercise of outstanding options pursuant to the terms of our option plan or re-price any issued and outstanding options,

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  not make any acquisition of any assets or businesses other than expenditures for current assets in the ordinary course of business and expenditures for fixed or capital assets permitted pursuant under the terms of the merger agreement;

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  not sell, pledge, dispose of or encumber any assets or businesses, except in the ordinary course of business, or sales for cash of less than $100,000;

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  keep and maintain all permits in full force and effect and take all steps necessary to meet requirements on pending applications for permits;

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  use all reasonable efforts to preserve intact our business organizations and goodwill, keep available the services of our present officers and key employees, and preserve the goodwill and business relationships with customers and others having business relationships with us;

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  not enter into, amend, modify or renew any employment, consulting, severance or similar agreement or grant any salary, wage or other increase in compensation except as provided in the merger agreement;

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  not enter into, establish, adopt, amend or modify any pension, retirement, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare plan, agreement, program or arrangement, in respect of our directors, officers or employees except as provided in the merger agreement;

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  not make expenditures, including, but not limited to, capital expenditures, or enter into any binding commitment or contract to make expenditures, except those permitted in the merger agreement;

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  not make, change or revoke any material tax election unless required by law or make any agreement or settlement with any taxing authority regarding any material amount of taxes or which would reasonably be expected to materially increase our obligations or cause MFH to pay taxes in the future;

  •
  not settle or compromise any litigation to which we are a party or with respect to which we may have or incur liability, at an aggregate cost to us in excess of $50,000 with respect to any action or claim or in excess of $150,000;

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  not change any of the accounting principles or practices used by us, except as may be required as a result of a change in law, SEC guidelines or generally accepted accounting principles;

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  not terminate, modify, amend or waive compliance with any provision of any of our material contracts or fail to take any action necessary to preserve the benefits of any of our material contracts; and

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  comply with any laws, ordinances or other governmental regulations applicable to us.

We Are Prohibited from Soliciting Other Offers

        We have agreed that our directors, employees, representatives and agents will immediately cease any discussions or negotiations with any parties that may be ongoing with respect to an acquisition proposal, as defined below, that could not reasonably be considered a superior proposal, as defined below. We have agreed that we will not, and we will not permit any of our officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by us to solicit, initiate, encourage or take any other action to facilitate, any inquiries or the making of any proposal which constitutes an acquisition proposal. However, if at any time our board of directors determines in good faith, based upon the opinion of independent legal counsel that it is necessary to do so in order to comply with its fiduciary duties to our stockholders under applicable law, we may, in response to an unsolicited superior proposal, furnish information with respect to our business to the person making the unsolicited superior proposal pursuant to a confidentiality agreement similar to the terms of the confidentiality agreement entered into between us and the Morongo Band and participate in discussions or negotiations regarding the superior proposal. We are obligated to inform the Morongo Band promptly of any request for information or any acquisition proposal, the material terms and conditions of the request or the acquisition proposal and, unless we are contractually prohibited from making this disclosure, the identity of the person making the request or the acquisition proposal. In addition, if we propose to enter into an agreement with respect to any superior proposal, we must concurrently with entering into such agreement pay, or cause to be paid, to the Morongo Band, the termination fee in the amount of $300,000.

        An "acquisition proposal" is defined under the merger agreement to include any unsolicited bona fide written offer or proposal to acquire all or any substantial part of our business, properties or capital stock, whether by merger, purchase of assets, tender offer or otherwise or whether for cash, securities or any other consideration or combination.

        A "superior proposal" is defined under the merger agreement to include any bona fide written offer or proposal that is made by a third party to acquire all or any substantial part of our business, properties or capital stock, whether by merger, purchase of assets, tender offer or otherwise or whether for cash, securities or any other consideration or combination, and which our board of directors determines, in good faith and after consultation with its independent financial advisor and outside legal counsel, could reasonably be expected to result in a transaction that is more favorable to our stockholders than the merger and is reasonably likely to be completed.

Expenses

        Generally, the parties have agreed to pay their own costs and expenses in connection with the merger agreement and the transactions contemplated in the merger agreement. However, we must pay a termination fee to Morongo Band, and the Morongo Band must pay a termination fee to us, in an amount equal to $300,000 upon the happening of certain events. See "The Merger—Termination Fee."

Termination of the Merger Agreement

        At any time prior to the effective time of the merger, the merger agreement may be terminated by the mutual written consent of us, the Morongo Band and MFH. In addition, either we or the Morongo Band may terminate the merger agreement prior to the effective time of the merger if:

  •
  a court or other governmental entity permanently enjoins, restrains or prohibits the merger and the action is final and non-appealable;

  •
  if the merger has not been completed by January 30, 2004, however, the right to terminate in this instance is not available to any party whose failure to fulfill its obligations under the merger agreement was the cause of the failure to complete the merger before this date;

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  the other party has breached any representation or warranty contained in the merger agreement which has not been cured in all material respects within 30 days after written notice of the breach, except for breaches, other than with respect to representations and warranties not qualified as to materiality or material adverse effect, that would not reasonably be expected to have a material adverse effect on our business and operations or those of the Morongo Band and would not materially delay the completion of the merger;

  •
  there has been a breach of any of the covenants or agreements set forth in the merger agreement required to be complied with prior to the effective time of the merger on the part of the other party, which is either not curable or is not cured within 30 days after written notice of the breach is given to the other party, except for breaches that would not reasonably be expected to have a material adverse effect on our business and operations or those of the Morongo Band and would not materially delay the completion of the merger;

  •
  our stockholders fail to approve the merger pursuant to the Delaware General Corporation Law at a duly held meeting of stockholders called for such purpose; or

  •
  the general membership of the Morongo Band fails to approve, or withdraws its prior approval of, the merger in accordance with applicable tribal law at a duly held meeting of the general membership called for this purpose.

        The Morongo Band may terminate the merger agreement prior to the effective time of the merger if our board of directors has failed to recommend, or has withdrawn, modified or amended its approval or recommendation of the merger. The Morongo Band may also terminate the merger agreement if our board has recommended another acquisition proposal, has resolved to accept a superior proposal or has recommended to our stockholders that they tender their shares in a tender or an exchange offer commenced by a third party, excluding any third party affiliate of the Morongo Band.

        Finally, we may terminate the merger agreement if, prior to receipt of the our stockholders' approval for the merger, we receive a superior proposal, resolve to accept the superior proposal, and we have given the Morongo Band two days' prior written notice of our intention to terminate the merger agreement.

Termination Fee

        We have agreed to pay to the Morongo Band a termination fee in the amount of $300,000 in the event:

  •
  we terminate the merger agreement because our board has accepted a superior proposal;

  •
  the merger agreement is terminated by the Morongo Band because our board of directors has withdrawn, modified, amended or qualified in any manner adverse to the Morongo Band its approval or recommendation of the merger or the merger agreement;

  •
  the merger agreement is terminated by the Morongo Band because of a material breach of our representations and warranties, covenants or agreements as set forth in the merger agreement; or

  •
  the merger agreement is terminated for any reason at a time at which the Morongo Band was not in material breach of its representations, warranties, covenants and agreements set forth in the merger agreement and the Morongo Band was entitled to terminate the merger agreement because of the failure of our stockholders to approve the merger.

        The Morongo Band has agreed to pay a termination fee to us in the amount of $300,000 in the event that:

  •
  following the affirmative vote of the general membership of the Morongo Band, the merger agreement is terminated by the Morongo Band for any reason other than the failure to obtain any required statutory approval or as permitted pursuant to the merger agreement; however, if there is a termination because of the Morongo Band's breach of its representations and warranties or its failure to perform its obligations which results in the failure of our stockholders to approve the merger, the Morongo Band must pay the termination fee;

  •
  following the affirmative vote of the general membership of the Morongo Band as required by tribal law, we elect to terminate the merger agreement because of a material breach of the representations and warranties, covenants or agreements as set forth in the merger agreement; or

  •
  either we or the Morongo Band elect to terminate the merger agreement because the general membership of the Morongo Band failed to approve the merger agreement and the merger if the termination follows a withdrawal of a prior affirmative vote of the general membership of the Morongo Band as required by tribal law.

Amendments and Waivers

        Any provision of the merger agreement may be amended or waived prior to the completion of the merger if the amendment or waiver is in writing and signed, in the case of an amendment, by us, the Morongo Band and MFH or, in the case of a waiver, by the party against whom the waiver is to be effective. However, any waiver or amendment will be effective against a party only if the board of directors of that party approves the waiver or amendment.

        No failure or delay by any party in exercising any right, power or privilege under the merger agreement will constitute a waiver of those rights, nor will any single or partial exercise of any rights or privileges preclude any other or further exercise of any right, power or privilege.

Limited Waiver Of Sovereign Immunity

        The Morongo Band is a federally recognized Indian tribe, and as such, is protected by the concept of sovereign immunity from any lawsuit brought against it without its consent. However, pursuant to the merger agreement, the Morongo Band has granted a limited waiver of the Morongo Band's sovereign immunity from unconsented suit, as described in the merger agreement, solely for actions brought by us or our stockholders and other specified indemnified parties to require the performance by the Morongo Band or MFH of any of their specific duties or obligations set forth in the merger agreement. This limited waiver is to be strictly construed in favor of the Morongo Band. To invoke the limited waiver, an authorized person must not be in breach of any material term of the merger agreement, the merger agreement must be in full force and effect or the applicable provision must survive the termination of the merger agreement and the person must have followed the following procedures.

        Monongo Band will grant a limited waiver if:

  •
  A claim is brought by an authorized person and not by any third party.

  •
  The claim alleges a breach by the Morongo Band or MFH of one or more of the specific obligations or duties expressly assumed by either of them under the terms of the merger agreement.

  •
  The claim seeks:

  •
  some specific action, or discontinuance of some action, by the Morongo Band or MFH to bring them into full compliance with the duties and obligations expressly assumed by them under the merger agreement; or

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  money damages, excluding any special, punitive, exemplary and/or consequential damages, for noncompliance with the terms and provisions of the merger agreement. Any recovery of damages will be limited to that amount authorized under the merger agreement.

        An authorized person strictly follows the dispute resolution process set forth below prior to taking the matter in dispute to court.

        The dispute resolution process consists of three separate and required steps, beginning with a "meet and confer," then arbitration, and concluding, if necessary with filing of an action in the U.S. District Court for the Central District of California. All dispute resolution sessions will be private.

        Any of our stockholders who hold 1,000 shares or less of our common stock are not required to participate in arbitration before filing an action in the specified federal court, provided that the person's claim is less than $5,000.

        The parties agree to maintain the confidentiality of the dispute resolution process and may not rely on, or introduce as evidence in any judicial or other proceeding:

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  views expressed or suggestions made by the other party with respect to a possible settlement of the dispute;

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  admissions made by the other party during any proceeding pursuant to this dispute resolution process;

  •
  proposals made or views expressed; or

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  the fact that the other party had or had not indicated a willingness to accept a proposal.

        However, evidence that is otherwise subject to discovery or admissible is not excluded from discovery or admission in evidence simply as a result of it having been used in connection with the dispute resolution process.

  Step 1: Meet and Confer

        After attempting to resolve any dispute regarding the obligations of the Morongo Band or MFH under the merger agreement through normal channels of communication, if an authorized person is not satisfied with the results, that person must next raise the matter in dispute by requesting that a "meet and confer" be held. This notice must be in writing and state with specificity the matter in dispute and the resolutions requested. The notice must also state the purpose, date, time and location for the meet and confer to be held. The meeting must be held at least twenty-one days after the notice is delivered and on the Morongo Indian Reservation or, for our stockholders who hold 1,000 shares or less of our common stock, by teleconference. The Morongo Band and MFH and the authorized person may jointly decide to meet at another time and place.

        Attendees at the meet and confer must have sufficient authority to resolve the matters at issue.

  Step 2: Arbitration

        If any claims or disputes are not resolved at the meet and confer, the authorized person, before invoking the limited waiver of sovereign immunity and taking legal action, must request non-binding arbitration. The Morongo Band, in its sole and absolute discretion, may waive the requirement for non-binding arbitration by enactment of a resolution of the Tribal Council of the Morongo Band. The arbitration will be held at the Morongo Indian Reservation, unless the Morongo Band designates another location.

        Either party may initiate the arbitration process by delivery of a written notice to the other party which states the specific issue(s) in dispute, the provisions of the merger agreement which are claimed to be at issue or involved in the dispute, and the relief requested by the party initiating the arbitration.

        Within 21 days after delivery of the notice, each party will appoint one arbitrator who is a practicing lawyer or retired judge with experience with corporate and securities matters, but who has, and whose law firm has, at no time represented or acted on behalf of either of the parties. Each party must also notify the other party of its selection. In the event that either of the parties fails to act within the ten-day period, the arbitrator that should have been appointed by that party will be appointed by the American Arbitration Association, or AAA, from the Large and Complex Case Project, or the LCCP, panel of the AAA. Within ten days after arbitrators are appointed by or on behalf of each party, the arbitrators will appoint a third arbitrator with the same qualifications and background. Together, the three arbitrators are the "arbitration panel." In the event agreement cannot be reached on the appointment of a third arbitrator within the ten-day period, the third arbitrator shall be selected by the AAA from the LCCP panel of the AAA. In the event of any subsequent vacancies or inability to perform, the arbitrator shall be replaced in accordance with the provisions of the merger agreement as if the replacement was an initial appointment.

        Each party will have the right to conduct discovery in connection with the arbitration proceedings, but the discovery shall be limited to the prehearing production of relevant documents and to depositions, limited both in number of depositions and duration, as the arbitration panel may approve by majority vote.

        The arbitration panel will try any and all issues of law of and fact and make its decision by majority vote within thirty days after the close of evidence and briefing in the arbitration. The arbitration decision will be in writing. The arbitration panel will have no power to vary or modify any terms of the merger agreement.

        Each party to the arbitration must pay its own attorneys' and expert witness fees and any other costs associated with the arbitration. The arbitration panel will determine by majority vote who will bear the fees and expenses of the arbitration panel or whether the fees and expenses of the arbitration panel will be shared by the parties and in what proportions.

  Step 3: Litigation

        After strictly following and completing the required dispute resolution process set forth above, an authorized person may bring any cause of action to enforce the duties and obligations of the Morongo Band or MFH pursuant to the limited waiver of sovereign immunity granted by the Morongo Band under the merger agreement only in the U.S. District Court for the Central District of California, with any appeals being taken to the U.S. Court of Appeals for the Ninth Circuit and the U.S. Supreme Court. If, after the parties to the action make their best efforts to have the matter heard by the federal court, the federal court refuses to accept jurisdiction over the dispute, the authorized person may bring any cause of action to enforce the duties and obligations of the Morongo Band or MFH pursuant to the limited waiver in a California state court in the judicial district in which the Morongo Band's reservation is located.

Financing

        It is estimated that approximately $17.7 million will be required to complete the merger. The Morongo Band expects to use available funds to pay the merger consideration.

Regulatory Approvals

        We are subject to Title 29 of the Delaware Code and the rules and regulations of the Delaware State Lottery Office and the Delaware Harness Racing Commission. In the past, we have been subject to the rules and regulations of the National Indian Gaming Commission, or NIGC, in connection with the development of certain gaming projects. Currently, we have a management agreement with the Nottawaseppi Huron Band of Potawatomi Indians regarding the development of a gaming project in the Battle Creek, Michigan area. If we are successful in developing this gaming project with the Huron Potawatomi, we will again be subject to the rules and regulations of the NIGC. The application of these rules to us is described below.

        The ownership, management, and operation of gaming facilities are subject to many federal, state, provincial, tribal and/or local laws, regulations and ordinances, which are administered by the relevant regulatory agency or agencies in each jurisdiction. These laws, regulations and ordinances are different in each jurisdiction, but mostly deal with the responsibility, financial stability and character of the owners and managers of gaming operations as well as persons financially interested or involved in gaming operations.

        We may not own, manage or operate a gaming facility unless we obtain proper licenses, permits and approvals. Applications for a license, permit or approval may be denied for reasonable cause. Most regulatory authorities license, investigate, and determine the suitability of any person who has a material relationship with us. Persons having material relationships include officers, directors, employees, and security holders.

        Once obtained, licenses, permits, and approvals must be renewed from time to time and generally are not transferable. Regulatory authorities may at any time revoke, suspend, condition, limit, or restrict a license for reasonable cause. License holders may be fined and in some jurisdictions and under certain circumstances gaming operation revenues can be forfeited. We cannot guarantee that we will obtain any licenses, permits, or approvals, or if obtained, they will be renewed or not revoked in the future. In addition, a rejection or termination of a license, permit, or approval in one jurisdiction may have a negative effect in other jurisdictions. Some jurisdictions require gaming operators licensed in that state to receive their permission before conducting gaming in other jurisdictions.

        The political and regulatory environment for gaming is dynamic and rapidly changing. The laws, regulations, and procedures dealing with gaming are subject to the interpretation of the regulatory authorities and may be amended.

        Certain specific provisions applicable to us are described below:

        Gaming on Indian Lands, which are lands over which Indian tribes have jurisdiction and which meet the definition of Indian Lands under the Indian Gaming Regulatory Act of 1988, which we refer to as the Regulatory Act, is regulated by federal, state and tribal governments. The regulatory environment regarding Indian gaming is always changing. Changes in federal, state or tribal law or regulations may limit or otherwise affect Indian gaming or may be applied retroactively and could then have a negative effect on Full House or its operations.

        The terms and conditions of management contracts or other agreements, and the operation of casinos on Indian Land, are subject to the Regulatory Act, which is implemented by the NIGC. Management contracts and agreements that are collateral to management contracts are subject to the review and approval of the NIGC. Other types of contracts related to gaming may be subject to the provisions of statutes relating to contracts with Indian tribes that are administered by the Bureau of Indian Affairs, and therefore, these contracts may require the approval of the Secretary of the U.S. Department of the Interior. The Regulatory Act is interpreted by the Secretary of the Interior and the NIGC and may be clarified or amended by the judiciary or legislature. Under the Regulatory Act, the NIGC has the power to:

  •
  inspect and examine certain Indian gaming facilities;

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  do background checks on persons associated with Indian gaming;

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  inspect, copy and audit all records of Indian gaming facilities;

  •
  hold hearings, issue subpoenas, take depositions, and adopt regulations; and

  •
  penalize violators of the Regulatory Act.

        Penalties for Regulatory Act violators include fines, and possible temporary or permanent closing of gaming facilities. The Department of Justice may also impose federal criminal sanctions for illegal gaming on Indian Lands and for theft from Indian gaming facilities.

        The Regulatory Act also requires that the NIGC review tribal gaming ordinances. Such ordinances are approved only if they meet certain requirements relating to:

  •
  ownership;

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  security;

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  personnel background;

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  record keeping and auditing of the tribe's gaming enterprises;

  •
  use of the revenues from gaming; and

  •
  protection of the environment and the public health and safety.

        The Regulatory Act also regulates Indian gaming and management contracts. The NIGC must approve management contracts and collateral agreements, including agreements like promissory notes, loan agreements and security agreements. A management contract can be approved only after determining that the contract provides for:

  •
  adequate accounting procedures and verifiable financial reports, copies of which must be furnished to the tribe;

  •
  tribal access to the daily operations of the gaming enterprise, including the right to verify daily gross revenues and income;

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  minimum guaranteed payments to the tribe, which must have priority over the retirement of development and construction costs;

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  a ceiling on the repayment of such development and construction costs; and

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  a contract term not exceeding five years and a management fee not exceeding 30% of profits if the Chairman of the NIGC determines that the fee is reasonable considering the circumstances; provided that the NIGC may approve up to a seven year term and a management fee not to exceed 40% of net revenues if the NIGC is satisfied that the capital investment required or the income projections for the particular gaming activity justify the larger profit allocation and longer term.

        Under the Regulatory Act, we must provide the NIGC with background information, including financial statements and gaming experience, on:

  •
  each person with management responsibility for a management contract;

  •
  each of our directors; and

  •
  the ten persons who have the greatest direct or indirect financial interest in a management contract to which we are a party.

        The NIGC will not approve a management company and may void an existing management contract if a director, key employee or an interested person of the management company:

  •
  is an elected member of the Indian tribal government that owns the facility being managed;

  •
  has been or is convicted of a felony or misdemeanor gaming offense;

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  has knowingly and willfully provided materially false information to the NIGC or a tribe;

  •
  has refused to respond to questions from the NIGC;

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  is a person whose prior history, reputation and associations (1) pose a threat to the public interest or to effective gaming regulation and control, or (2) create or enhance the chance of unsuitable, unfair or illegal activities in gaming or the business and financial arrangements incidental thereto; or

  •
  has tried to influence any decision or process of tribal government relating to gaming.

        Contracts may also be voided if:

  •
  the management company has materially breached the terms of the management contract, or the tribe's gaming ordinance; or

  •
  a trustee, exercising the skill and diligence to which a trustee is commonly held, would not approve such management contract.

        The Regulatory Act divides games that may be played on Indian Land into three categories. Class I Gaming includes traditional Indian games and private social games and is not regulated under the Regulatory Act. Class II Gaming includes bingo, pull tabs, lotto, punch boards, tip jars, instant bingo, and other games similar to bingo, if those games are played at a location where bingo is played. Class III Gaming includes all other commercial forms of gaming, such as video casino games, for example, video slots, video blackjack, and so-called "table games," including blackjack, craps and roulette, and other commercial gaming like sports betting and pari-mutuel wagering.

        Class II Gaming is allowed on Indian Land if performed according to a tribal ordinance which has been approved by the NIGC and if the state in which the Indian Land is located allows such gaming for any purpose. Class II Gaming also must comply with several other requirements, including a requirement that key management officials and employees be licensed by the tribe.

        Class III Gaming is permitted on Indian Land if the same conditions that apply to Class II Gaming are met and if the gaming is performed according to the terms of a written agreement between the tribe and the host state. The Regulatory Act requires states to negotiate in good faith with Indian tribes that seek to enter into tribal-state compacts, and gives Indian tribes the right to get a federal court order to force negotiations. However, the Supreme Court has invalidated the tribal suit provision ruling that Congress lacks the authority to waive the states' Eleventh Amendment immunity from suit under the Indian Commerce Clause.

        The negotiation and adoption of tribal-state compacts is vulnerable to legal and political changes that may affect our future revenues and securities prices. Full House cannot predict:

  •
  which additional states, if any, will approve casino gaming on Indian Land;

  •
  the timing of any such approval;

  •
  the types of gaming permitted by each tribal-state compact;

  •
  any limits on the number of gaming machines allowed per facility; or

  •
  whether states will attempt to renegotiate or take other steps that may affect existing compacts.

        Under the Regulatory Act, Indian tribal governments have primary regulatory authority over Class II Gaming on Indian Land within the tribe's jurisdiction. For Class III Gaming, the primary regulatory entity may be the state, the tribe or both depending on the outcome of compact negotiations. Therefore, persons engaged in Class III Gaming activities, including Full House, are subject to the provisions of the tribal-state compact, tribal ordinances and regulations on gaming.

        The validity of tribal-state compacts have been litigated in several states, including California and Michigan. In addition, many bills have been introduced in Congress that would amend the Regulatory Act. If the Regulatory Act were amended, the governmental structure and requirements by which Indian tribes may perform gaming could be significantly changed.

Accounting Treatment

        The merger will be treated as a purchase business combination for accounting purposes.

Appraisal Rights

        Under Delaware law, if you do not wish to accept the $1.30 in cash for your shares of common stock or the $6.15 in cash for your shares of preferred stock as provided in the merger agreement, you have the right to dissent from the merger and to have an appraisal of the fair value of your shares conducted by the Delaware Court of Chancery. Stockholders electing to exercise appraisal rights must strictly comply with the provisions of Section 262 of the Delaware General Corporation Law, or DGCL, to perfect their rights. A copy of Section 262 is attached as Appendix D.

        Section 262 requires that stockholders be notified not less than 20 days before the special meeting that appraisal rights will be available. A copy of Section 262 must be included with such notice. This proxy statement constitutes our notice to you of the availability of appraisal rights in connection with the merger.

        If you elect to demand appraisal of your shares, you must satisfy all of the following conditions:

  •
  You must deliver to us a written demand for appraisal of your shares before the vote with respect to the merger agreement is taken. This written demand for appraisal must be in addition to and separate from any proxy or vote abstaining from or against the merger agreement. Voting against or failing to vote for the merger by itself does not constitute a demand for appraisal within the meaning of Section 262.

  •
  You must not vote in favor of the merger agreement at the special meeting. An abstention or failure to vote will satisfy this requirement, but a vote in favor of the merger agreement, by proxy or in person, will constitute a waiver of your appraisal rights in respect of the shares so voted and will nullify any previously filed written demands for appraisal.

  •
  You must continuously hold the shares from the date of making the demand through the effective time of the merger; a stockholder who is the holder of shares of common stock on the date the written demand for appraisal is made, but who thereafter transfers those shares before the effective time of the merger, will lose any right to appraisal in respect of those shares.

  •
  If you fail to comply with all of these conditions and the merger is completed, you will be entitled to receive the merger consideration for any shares of our common stock or preferred stock you hold as of the effective time as provided for in the merger agreement but you will have no appraisal rights for your shares of our common or preferred stock.

        All demands for appraisal should be addressed to our secretary at 4670 Fort Apache Road, Suite 190 Las Vegas, Nevada 89147 before the vote on the merger agreement is taken at the special meeting, and should be executed by, or on behalf of, the record holder of the shares of our common or preferred stock. The demand must reasonably inform us of the identity of the stockholder and the intention of the stockholder to demand appraisal of his or her shares.

        To be effective, a demand for appraisal by a holder of our common or preferred stock must be made by or in the name of such registered stockholder, fully and correctly, as the stockholder's name appears on his or her stock certificate(s) and cannot be made by the beneficial owner if he or she does not also hold the shares of record. The beneficial holder must, in such cases, have the registered owner submit the required demand in respect of such shares.

        If shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal should be made in that capacity. If the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including one or two or more joint owners, may execute the demand for appraisal for a stockholder of record. However, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner. A record owner, such as a broker, who holds shares as a nominee for others, may exercise his or her right of appraisal with respect to the shares held for one or more beneficial owners, while not exercising this right for other beneficial owners. In this case, the written demand should state the number of shares as to which appraisal is sought. Where no number of shares is expressly mentioned, the demand will be presumed to cover all shares held in the name of such record owner.

        If you hold your shares of common stock in a brokerage account or in other nominee form and you wish to exercise appraisal rights, you should consult with your broker or such other nominee to determine the appropriate procedures for the making of a demand for appraisal by such nominee.

        Within ten days after the effective time of the merger, we must give written notice that the merger has become effective to each stockholder who has properly filed a written demand for appraisal and who did not vote in favor of the merger agreement. Within 120 days after the effective time of the merger, either we may, or any stockholder who has complied with the requirements of Section 262 may, file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares held by all stockholders entitled to appraisal. A dissenting stockholder may request from us during this 120-day period a statement setting forth the aggregate number of shares not voted in favor of the merger and with respect to which demands for appraisal have been received, and the aggregate number of holders of such shares. We do not presently intend to file such a petition in the event there are dissenting stockholders and we have no obligation to do so. Accordingly, your failure to timely file a petition could nullify your demand for appraisal.

        Under the merger agreement, we have agreed to give the Morongo Band prompt notice of any demands for appraisal received by us. In addition, a condition to the completion of the merger requires that holders of no more than 20% of the total number of outstanding shares of our common stock or preferred stock request to exercise their appraisal rights. The Morongo Band has the right to participate in all negotiations and proceedings with respect to demands for appraisal under the DGCL. We will not, except with the prior written consent of the Morongo Band, make any payment with respect to any demands for appraisal, or settle or offer to settle, any such demands.

        At any time within 60 days after the effective time of the merger, any stockholder who has demanded an appraisal has the right to withdraw the demand and to accept the merger consideration.

If a petition for appraisal is duly filed by a stockholder and a copy of the petition is delivered to us, we then will be obligated within 20 days after receiving service of a copy of the petition to provide the Delaware Chancery Court with a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares and who have not reached an agreement with us as to the value of their shares. After notice to dissenting stockholders, the Chancery Court is empowered to conduct a hearing upon the petition, to determine those stockholders who have complied with Section 262 and who have become entitled to the appraisal rights provided thereby. The Chancery Court may require the stockholders who demanded an appraisal of their shares to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings, and, if any stockholder fails to comply with such directions, the Chancery Court may dismiss the proceedings as to such stockholder.

        After determination of the stockholders entitled to appraisal of their shares of common or preferred stock, the Chancery Court will appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any. When the value is determined, the Chancery Court will direct the payment of such value, with interest thereon accrued during the pendency of the proceeding if the Chancery Court so determines, to the stockholders entitled to receive the same, upon surrender by such holders of the certificates representing such shares.

        In determining fair value, the Chancery Court is required to take into account all relevant factors. YOU SHOULD BE AWARE THAT THE FAIR VALUE OF THE SHARES AS DETERMINED UNDER SECTION 262 COULD BE MORE, THE SAME OR LESS THAN THE MERGER CONSIDERATION YOU WOULD RECEIVE UNDER THE MERGER AGREEMENT IF YOU DID NOT SEEK APPRAISAL OF YOUR SHARES. YOU SHOULD ALSO BE AWARE THAT INVESTMENT BANKING OPINIONS, INCLUDING THE OPINION OF CIBC WORLD MARKETS CORP., ARE NOT OPINIONS AS TO FAIR VALUE UNDER SECTION 262.

        Costs of the appraisal proceeding may be imposed upon us and the stockholders participating in the appraisal proceeding by the Chancery Court as the court deems equitable in the circumstances. Upon the application of a stockholder, the Chancery Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal.

        Any stockholder who demands appraisal rights will not, after the effective time of the merger, be entitled to vote shares subject to the demand for any purpose or to receive payments of dividends or any other distribution with respect to such shares, other than with respect to payment as of a record date prior to the effective time of the merger; however, if no petition for appraisal is filed within 120 days after the effective time of the merger, or if the stockholder delivers a written withdrawal of his or her demand for appraisal and an acceptance of the merger within 60 days after the effective time, then the right of the stockholder to appraisal will cease and the stockholder will be entitled to receive merger consideration for his or her shares of our common stock or preferred stock. Any withdrawal of a demand for appraisal made more than 60 days after the effective date of the merger may be made only with the written approval of the surviving corporation.

        The foregoing is intended as a brief summary of the material provisions of the Delaware statutory procedures required to dissent from the merger and perfect a stockholder's appraisal rights. This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to the full text of Section 262. If you wish to consider exercising your appraisal rights, you should carefully review the text of Section 262 contained in Appendix D and consult with legal counsel because failure to timely and properly comply with the requirements of Section 262 will result in the loss of your appraisal rights under Delaware law.

FEDERAL INCOME TAX CONSEQUENCES

        The following is a discussion of the material federal income tax consequences of the merger to the holders of our common and preferred stock. This discussion is based on the current provisions of the Internal Revenue Code of 1986, as amended, or the Code, existing and proposed Treasury regulations thereunder and current administrative rulings and court decisions, all of which are subject to change. Any change, which may or may not be retroactive, could alter the tax consequences of the merger to the holders of our stock as described herein. The following discussion is addressed to a stockholder that holds our stock as a capital asset and that, for federal income tax purposes, is a U.S. citizen or resident or a domestic corporation, trust or estate. This discussion does not purport to deal with all aspects of taxation that may be relevant to a particular shareholder in light of his, her or its particular circumstances or to certain types of taxpayers subject to special treatment under the federal income tax law, including financial institutions, broker-dealers, foreign persons, persons holding our stock as part of a straddle, "synthetic security" or other integrated investment, including a "conversion transaction," or persons who acquired shares of our stock through the exercise of an employee stock option or otherwise as compensation.

        A holder of our stock will recognize capital gain or loss for federal income tax purposes on each share of common stock and preferred stock exchanged for cash pursuant to the terms of the merger agreement. The amount of gain or loss recognized on a share will be equal to the difference between the amount of cash received for the share and the holder's basis in the share. The gain or loss will be long-term capital gain or loss in the case of a share held for more than one year as of the date of the merger. In the case of individuals, trusts and estates, adjusted net capital gain for a taxable year, that is, the excess of net long-term capital gain for the taxable year over any net short-term capital loss for the year, subject to certain adjustments, is subject to a maximum federal income tax rate of 15 percent. Receipt of cash in exchange for shares of our stock pursuant to the merger also may be a taxable transaction under applicable state, local and foreign tax laws.

        A holder of our stock may be subject to backup withholding at the rate of 28 percent with respect to cash received pursuant to the merger, unless the holder is a corporation or comes within certain other exempt categories and, when required, demonstrates that fact or provides a correct taxpayer identification number, or TIN, certifies as to no loss of exemption from backup withholding and otherwise complies with the applicable requirements of the backup withholdings rules. To prevent the possibility of backup withholding on payments made to certain holders with respect to shares of our stock pursuant to the merger, each holder must provide the disbursing agent with his, her or its correct TIN by completing a Form W-9 or Substitute Form W-9. In the case of a foreign person, each holder must provide to the disbursing agent a properly completed Form W-8 or Substitute Form W-8. A holder of our stock that does not provide his, her or its correct TIN, when required to do so, may be subject to penalties imposed by the Internal Revenue Service, or the IRS, as well as to backup withholding. Any amount withheld under these rules will be refundable or creditable against the holder's federal income tax liability, provided the required information is furnished to the IRS. We will report to the holders of our stock and to the IRS the amount of any "reportable payments," as defined in section 3406 of the Code, and the amount of tax, if any, withheld with respect thereto.

        THE TAX CONSEQUENCES FOR A PARTICULAR STOCKHOLDER WILL DEPEND UPON THE FACTS AND CIRCUMSTANCES APPLICABLE TO THAT STOCKHOLDER. ACCORDINGLY, EACH STOCKHOLDER IS URGED TO CONSULT HIS, HER OR ITS OWN TAX ADVISER TO DETERMINE THE TAX CONSEQUENCES OF THE MERGER TO THE STOCKHOLDER IN LIGHT OF HIS, HER OR ITS PARTICULAR CIRCUMSTANCES, INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND ANY POSSIBLE CHANGES IN THOSE LAWS. THE FOREGOING DISCUSSION MAY NOT APPLY TO SHARES RECEIVED PURSUANT TO THE EXERCISE OF EMPLOYEE STOCK OPTIONS OR OTHERWISE AS COMPENSATION.

SECURITY OWNERSHIP OF PRINCIPAL BENEFICIAL OWNERS AND MANAGEMENT

        The table below sets forth, as of            , 2003, the number of shares of our common stock and preferred stock which were owned beneficially by:

  •
  each person who is known by us to beneficially own more than five percent of our common stock or preferred stock;

  •
  each director;

  •
  specified executive officers who were employed with us as of    , 2003; and

  •
  all of our directors and executive officers as a group.

        Unless otherwise indicated, the address of each of the individuals listed in the table is c/o Full House Resorts, Inc., 4670 S. Fort Apache Rd., Suite 190, Las Vegas, Nevada 89147. Except as otherwise indicated and subject to community property laws where applicable, to our knowledge the persons named in the table have sole voting and investment power with respect to all shares of common stock or preferred stock held by them.

        The number of shares beneficially owned by each individual or group is based upon information in documents filed by such person with the Securities and Exchange Commission, other publicly available information or information available to us. Percentage ownership in the following table is based on 10,340,380 shares of common stock outstanding as of            , 2003 and 700,000 shares of preferred stock outstanding as of            , 2003. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of our common stock subject to options that are presently exercisable or exercisable within 60 days of            , 2003 are deemed to be outstanding and beneficially owned by the person holding the options for the purpose of computing the percentage of ownership of that person, but are not treated as outstanding for the purpose of computing the percentage of any other person.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percentage of Outstanding Shares Owned
Common stock:
William P. McComas	2,058,537	(1)	19.4%
Lee A. Iacocca	1,381,471	(1)(2)	13.0%
LKL Family Limited Partership 10900 Wilshire Bloulevard Los Angeles, California 90024	1,056,471		10.2%
Michael P. Shaunnessy	0		0
Allen E. Paulson Living Trust. 514 Via De La Valle, Ste. 210 Solana Beach, California 92075	3,181,500	(3)	30.8%
All officers and directors as a group (4 persons)	3,440,008	(4)	31.5%
Preferred stock:
William P. McComas	350,000		50.0%
H. Joe Fraizer. 2421 Sea Island Drive Ft. Lauderdale, Florida 33101	350,000		50.0%

(1)
Includes options to purchase 250,000 and 325,000 shares of our common stock for Messrs. McComas and Iacocca.

(2)
Includes 1,056,471 shares of our common stock held by the LKL Family Limited Partnership of which Lee A. Iacocca is the general partner.

(3)
Mr. Michael Paulson is the trustee of the Allen E. Paulson Living Trust.

(4)
Includes 575,000 shares of our common stock which may be purchased upon exercise of currently exercisable options.

OTHER BUSINESS

        The board knows of no other business to be brought before the special meeting. If, however, any other business should properly come before the special meeting, it is the intention of the persons named in the accompanying proxy to vote proxies as in their discretion they may deem appropriate, unless they are directed by a proxy to do otherwise.

AVAILABLE INFORMATION

        We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document we file at the Securities and Exchange Commission's public reference room at 450 Fifth Street, N.W., Washington, D.C. 25049. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference room. Our Securities and Exchange Commission filings are also available to the public at the Securities and Exchange Commission's website at http://www.sec.gov.

        Some of the documents discussed in this proxy statement are also available for inspection and copying at our principal executive offices at 4670 S. Fort Apache Rd., Suite 190, Las Vegas, Nevada 89147, telephone (702) 221-7800, during our regular business hours, by any stockholder or his or her representative so designated in writing. Upon the written request of a stockholder directed to secretary at the above address, we will mail to such shareholder a copy of any such document at the expense of such shareholder.

        If the merger is completed, we will deregister our common stock and will no longer be subject to the requirements of the Exchange Act. See "The Merger—Certain Effects of the Merger."

WHAT INFORMATION YOU SHOULD RELY ON

        No person has been authorized to give any information or to make any representation that differs from, or adds to, the information discussed in this proxy statement or in the annexes attached hereto which are specifically incorporated by reference. Therefore, if anyone gives you different or additional information, you should not rely on it.

        No person has been authorized to give any information or make any representation in connection with the solicitation of proxies made hereby other than those contained or incorporated by reference in this proxy statement, and, if given or made, the information or representation must not be relied upon as having been authorized by us or the Morongo Band. This proxy statement does not constitute a solicitation of a proxy in any jurisdiction where, or to or from any person to whom, it is unlawful to make the proxy solicitation in that jurisdiction. The delivery of this proxy statement shall not, under any circumstances, create any implication that there has been no change in our affairs since the date hereof or that the information contained or incorporated by reference herein is correct as of any time subsequent to its date. Information in this proxy statement about us has been provided by us and information about the Morongo Band and MFH has been provided by each of them.

By Order of the Board of Directors,
William P. McComas Chairman of the Board and Chief Executive Officer
Las Vegas, Nevada , 2003

APPENDIX A

AGREEMENT AND PLAN OF MERGER

DATED AS OF

JULY 29, 2003

AMONG

FULL HOUSE RESORTS, INC.,

MORONGO BAND OF MISSION INDIANS

AND

MFH MERGER LLC

Exhibit A	List of Stockholders Party to Voting Agreement
Exhibit B	Shaunnessy Agreement

INDEX OF TERMS

Accounts Receivable	24
Acquisition Proposal	27
Acquisition Transaction	27
Additional Escrow Funds	36
Agreement	1
Authorized Persons	42
Business Improvements	25
CERCLA	20
Certificate of Merger	1
Certificates	3
Closing	5
Closing Date	5
Code	16
Company	1
Company Common Stock	2
Company D&O Liability Insurance Tail	35
Company Disclosure Schedule	9
Company Financial Statements	12
Company Material Adverse Effect	9
Company Permits	15
Company Plans	18
Company Preferred Stock	2
Company Required Statutory Approvals	12
Company SEC Reports	12
Company Stockholders' Approval	36
Company Stockholders' Meeting	31
Confidentiality Agreement	30
Contract	7
Contracts	7
Costs and Expenses	34
DGCL	1
Disbursing Agent	2
Dissenting Shares	5
Effective Time	1
Environmental Law	20
ERISA	18
Escrow Agent	36
Escrow Agreement	36
excess parachute payment	19
Exchange Fund	2
Filing	23
Gaming Applications	33
Gaming Laws	7
Hazardous Substance	21
herein	41
hereof	41
hereunder	41
Indemnified Parties	34
Indemnified Party	34
Information	30
Initial Escrow Funds	36
Intellectual Property	22
knowledge	41
Leases	24
Limited Waiver	42
Material Gaming License	9
Merger	1
Merger Consideration	2
Merger LLC	1, 41
Merger Taxes	35
Multi-employer Plan	18
Options	4
Outside Date	38
Owned Real Property	24
Owner	11
Parties	1
Potential Acquirer	28
Proxy Statement	8
qualified	19
Qualifying Proposal	29
Release	20
Shaunnessy Agreement	36
single employer	18
Subsidiary	11
Superior Proposal	29
Surviving LLC	1
Tax	18
Tax Return	18
Taxes	18
Tribal Entities	42
Tribe	1
Tribe Disclosure Schedule	6
Tribe Material Adverse Effect	6
Tribe Representatives	29
Tribe Required Statutory Approvals	7
Voting Agreement	38

AGREEMENT AND PLAN OF MERGER

        This AGREEMENT AND PLAN OF MERGER (this "Agreement") is entered into as of July 29, 2003 by and among Morongo Band of Mission Indians, a federally recognized Indian Tribal government ("Tribe"), MFH Merger LLC, a Delaware limited liability company and wholly-owned subsidiary of Tribe ("Merger LLC"), and Full House Resorts, Inc., a Delaware corporation (the "Company"). Tribe, Merger LLC and the Company are referred to collectively herein as the "Parties."

        WHEREAS, the respective governing bodies of Tribe, Merger LLC and the Company have each approved the merger of Merger LLC with and into the Company on the terms and subject to the conditions set forth in this Agreement (the "Merger");

        NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:

ARTICLE I
THE MERGER; CLOSING

        Section 1.01    The Merger.    Upon the terms and subject to the conditions of this Agreement, and in accordance with the Delaware General Corporation Law (the "DGCL"), the Company shall be merged with and into the Merger LLC at the Effective Time (as defined in Section 1.02). Following the Merger, the separate existence of the Company shall cease and the Merger LLC shall continue as the surviving entity (the "Surviving LLC") and a wholly-owned subsidiary of Tribe, and shall succeed to and assume all the rights and obligations of the Company in accordance with the DGCL.

        Section 1.02    Effective Time.    The Merger shall become effective when a certificate of merger (the "Certificate of Merger"), executed in accordance with the relevant provisions of the DGCL, is filed with the Secretary of State of the State of Delaware; provided, however, that, upon mutual consent of the constituent parties to the Merger, the Certificate of Merger may provide for a later date of effectiveness of the Merger not more than 30 days after the date the Certificate of Merger is filed. When used in this Agreement, the term "Effective Time" shall mean the date and time at which the Certificate of Merger is accepted for record or such later time established by the Certificate of Merger. The filing of the Certificate of Merger shall be made on the date of the Closing (as defined in Section 1.07).

        Section 1.03    Effects of the Merger.    The Merger shall have the effects set forth in Section 251 of the DGCL.

        Section 1.04    Conversion of Shares.    At the Effective Time, by virtue of the Merger and without any action on the part of Tribe, Merger LLC, the Company or the holders of any of the following securities:

          (a)   each issued and outstanding share of the Company's common stock, par value $.0001 per share ("Company Common Stock"), held by the Company as treasury stock and each issued and outstanding share of Company Common Stock owned by any subsidiary of the Company, Tribe, Merger LLC or any other subsidiary of Tribe shall be canceled and retired and shall cease to exist, and no payment or consideration shall be made with respect thereto;

          (b)   each issued and outstanding share of Company Common Stock, other than shares of Company Common Stock referred to in paragraph (a) above, shall be converted into the right to receive an amount in cash, without interest, equal to $1.30 and each issued and outstanding share of the Company's preferred stock, par value $.0001 per share ("Company Preferred Stock") shall be converted into the right to receive an amount in cash, without interest, equal to $6.15 including all unpaid dividends (the "Merger Consideration"). At the Effective Time, all such shares of Company Common Stock and Company Preferred Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Company Common Stock or Company Preferred Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration; and

        Section 1.05    Payment for Shares.

          (a)   Prior to the Effective Time, Tribe shall appoint a bank or trust company reasonably satisfactory to the Company to act as disbursing agent (the "Disbursing Agent") for the payment of Merger Consideration upon surrender of certificates representing the shares of Company Common Stock or Company Preferred Stock. Tribe will enter into a disbursing agent agreement with the Disbursing Agent, in form and substance reasonably acceptable to the Company. At or prior to the Effective Time, the Escrow Agent shall deposit or cause to be deposited with the Disbursing Agent in trust for the benefit of the Company's stockholders cash in an aggregate amount necessary to make the payments pursuant to Section 1.04 to holders of shares of Company Common Stock and Company Preferred Stock (such amounts being hereinafter referred to as the "Exchange Fund"). The Disbursing Agent shall invest the Exchange Fund, as the Surviving LLC directs, in direct obligations of the United States of America, obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of all principal and interest or commercial paper obligations receiving the highest rating from either Moody's Investors Service, Inc. or Standard & Poor's, a division of The McGraw Hill Companies, or a combination thereof, provided that, in any such case, no such instrument shall have a maturity exceeding three months. Any net profit resulting from, or interest or income produced by, such investments shall be payable to the Surviving LLC. The Exchange Fund shall be used only as provided in this Agreement.

          (b)   Promptly (but no later than five days) after the Effective Time, the Surviving LLC shall cause the Disbursing Agent to mail to each person who was a record holder as of the Effective Time of an outstanding certificate or certificates which immediately prior to the Effective Time represented shares of Company Common Stock or Company Preferred Stock (the "Certificates"), and whose shares were converted into the right to receive Merger Consideration pursuant to Section 1.04(b), a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Disbursing Agent) and instructions for use in effecting the surrender of the Certificates in exchange for payment of the Merger Consideration. Upon surrender to the Disbursing Agent of a Certificate, together with such letter of transmittal duly executed and such other documents as may be reasonably required by the Disbursing Agent, the holder of such Certificate shall be paid promptly in exchange therefor cash in an amount equal to the product of the number of shares of Company Common Stock or Company Preferred Stock represented by such Certificate multiplied by the applicable Merger Consideration, and such Certificate shall forthwith be canceled. No interest will be paid or accrue on the cash payable upon the surrender of the Certificates. If payment is to be made to a person other than the person in whose name the Certificate surrendered is registered, it shall be a condition of payment that the Certificate so surrendered be properly endorsed or otherwise be in proper form for transfer and that the person requesting such payment pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of the Certificate surrendered or establish to the satisfaction of the Surviving LLC that such tax has been paid or is not applicable. Until surrendered in accordance with this Section 1.05, each Certificate (other than Certificates representing shares of Company Common Stock owned by any subsidiary of the Company, Tribe, Merger LLC or any other subsidiary of Tribe and shares of Company Common Stock held in the treasury of the Company, which have been canceled) shall represent for all purposes only the right to receive the Merger Consideration in cash multiplied by the number of shares of Company Common Stock or Company Preferred Stock, as applicable, evidenced by such Certificate, without any interest thereon.

          (c)   From and after the Effective Time, there shall be no registration of transfers of shares of Company Common Stock or Company Preferred Stock which were outstanding immediately prior to the Effective Time on the stock transfer books of the Surviving LLC. From and after the Effective Time, the holders of shares of Company Common Stock or Company Preferred Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Company Common Stock or Company Preferred Stock except as otherwise provided in this Agreement or by applicable law. All cash paid upon the surrender of Certificates in accordance with this Article I shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock and Company Preferred Stock previously represented by such Certificates. If, after the Effective Time, Certificates are presented to the Surviving LLC for any reason, such Certificates shall be canceled and exchanged for cash as provided in this Article I. At the close of business on the day of the Effective Time the stock ledger of the Company shall be closed.

          (d)   At any time more than 180 days after the Effective Time, the Surviving LLC shall be entitled to require the Disbursing Agent to deliver to it any funds which had been made available to the Disbursing Agent and not disbursed in exchange for Certificates (including, without limitation, all interest and other income received by the Disbursing Agent in respect of all such funds). Thereafter, holders of shares of Company Common Stock and Company Preferred Stock shall look only to the Surviving LLC (subject to the terms of this Agreement, abandoned property, escheat and other similar laws) as general creditors thereof with respect to any Merger Consideration that may be payable, without interest, upon due surrender of the Certificates held by them. If any Certificates shall not have been surrendered prior to [five years] after the Effective Time (or immediately prior to such time on which any payment in respect hereof would otherwise escheat or become the property of any governmental unit or agency), the payment in respect of such Certificates shall, to the extent permitted by applicable law, become the property of the Surviving LLC, free and clear of all claims or interest of any person previously entitled thereto. Notwithstanding the foregoing, none of Tribe, the Company, the Surviving LLC nor the Disbursing Agent shall be liable to any holder of a share of Company Common Stock or Company Preferred Stock for any Merger Consideration in respect of such share of Company Common Stock or Company Preferred Stock delivered to a public official pursuant to any abandoned property, escheat or other similar law.

          (e)   If any Certificate has been lost, stolen, or destroyed, then upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen, or destroyed and, if required by the Surviving LLC, the posting by such person of a bond in such reasonable amount as the Surviving LLC may direct as indemnity against any claim that may be made against the Surviving LLC with respect to such Certificate, the Disbursing Agent will deliver in exchange for such lost, stolen, or destroyed Certificate, the appropriate Merger Consideration with respect to the shares of Company Common Stock or Company Preferred Stock formerly represented by that Certificate.

          (f)    The Surviving LLC or the Disbursing Agent, as the case may be, may deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock or Company Preferred Stock such amounts as the Surviving LLC or the Disbursing Agent, as the case may be, may be required to deduct and withhold with respect to the making of any such payment under the Internal Revenue Code of 1986, as amended, or any provision of state, local, or foreign tax law, including without limitation withholdings required in connection with payments under Section 1.06. To the extent withheld by the Surviving LLC or the Disbursing Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holders of the shares of Company Common Stock or Company Preferred Stock in respect of which such deduction and withholding was made.

        Section 1.06    Stock Options.    At the Effective Time, each unexercised option, whether or not then vested or exercisable in accordance with its terms, to purchase shares of Company Common Stock (the "Options") previously granted by the Company or any of its subsidiaries shall be canceled automatically and the Tribe shall or shall cause the Surviving LLC to provide the holder thereof with a lump sum cash payment equal to the product of (i) the total number of shares of Company Common Stock subject to such Option immediately prior to the Effective Time and (ii) the excess (if any) of the Merger Consideration over the exercise price per share of Company Common Stock subject to such Option.

        Section 1.07    The Closing.    The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the executive offices of the Company at Suite 190, 4670 South Fort Apache Road, Las Vegas, Nevada 89147, commencing at 9:00 a.m. local time on the second business day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the Parties will take at the Closing) or such other place and date as the Parties may mutually determine (the "Closing Date").

        Section 1.08    Dissenters' Rights.    Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock or Company Preferred Stock outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger and who has dissented from the Merger in accordance with Section 262 of the DGCL ("Dissenting Shares") shall not be converted into the right to receive the Merger Consideration as provided in Section 1.04(b), unless and until such holder fails to perfect or withdraws or otherwise loses his right to payment under the DGCL. If, after the Effective Time, any such holder fails to perfect or withdraws or loses his right to such payment, such Dissenting Shares shall thereupon be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration, if any, to which such holder is entitled, without interest thereon. The Company shall give Tribe and Merger LLC prompt notice of any notice of dissent received by Company and, prior to the Effective Time, Tribe and Merger LLC shall have the right to participate in all negotiations and proceedings with respect to such dissents. Prior to the Effective Time, Company shall not, except with the prior written consent of Tribe and Merger LLC, make any payment with respect to, or settle or offer to settle, any such dissents.

ARTICLE II
THE SURVIVING LLC; DIRECTORS AND OFFICERS

        Section 2.01    Certificate of Formation.    The Certificate of Formation of Merger LLC in effect at the Effective Time shall be the certificate of formation of the Surviving LLC until amended in accordance with applicable law and this Agreement.

        Section 2.02    Operating Agreement.    The Operating Agreement of the Merger LLC in effect at the Effective Time shall be the operating agreement of the Surviving LLC, until amended in accordance with applicable law and this Agreement.

        Section 2.03    Directors and Officers.    The directors of Merger LLC immediately prior to the Effective Time shall be the directors of the Surviving LLC as of the Effective Time. The officers of Merger LLC immediately prior to the Effective Time shall be the officers of the Surviving LLC as of the Effective Time, subject to the right of the Board of Directors of the Surviving LLC to appoint or replace officers.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER LLC

        Tribe and Merger LLC jointly and severally represent and warrant to the Company that, except as set forth in the Disclosure Schedule dated as of the date hereof and signed by an authorized officer of

Tribe (the "Tribe Disclosure Schedule"), it being agreed that disclosure of any item on the Tribe Disclosure Schedule shall be deemed disclosure with respect to all Sections of this Agreement if the relevance of such item to the Sections other than the Section under which it is specifically disclosed is reasonably apparent from the face of the Tribe Disclosure Schedule:

        Section 3.01    Organization and Qualification.    Tribe is a federally recognized tribal government, duly organized and validly existing under the laws of the Tribe and Merger LLC is a limited liability company, duly organized, validly existing and in good standing under the laws of the state of its formation and each of Tribe and Merger LLC has the requisite power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. In this Agreement, the term "Tribe Material Adverse Effect" means an effect that is materially adverse to (i) the business, prospects, financial condition or ongoing operations of Tribe and its subsidiaries, taken as a whole or (ii) the ability of Tribe or Merger LLC to consummate any of the transactions contemplated by this Agreement.

        Section 3.02    Tribe; Non-Contravention; Approvals.

          (a)   Subject to Tribe and Merger LLC receiving the necessary approvals of the general membership of the Tribe, each of Tribe and Merger LLC has full power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. This Agreement and the Merger have been approved and adopted by the Board of Directors or other governing body of each of Tribe and Merger LLC and Tribe as the sole member of Merger LLC, and, except for the approval of the general membership of the Tribe, no other corporate or similar proceeding on the part of Tribe or Merger LLC is necessary to authorize the execution and delivery of this Agreement or the consummation by Tribe and Merger LLC of the transactions contemplated hereby. This Agreement has been duly executed and delivered by each of Tribe and Merger LLC and, assuming the due authorization, execution and delivery hereof by the Company, constitutes a valid and legally binding agreement of each of Tribe and Merger LLC enforceable against each of them in accordance with its terms, except that such enforcement may be subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors' rights generally; (ii) general equitable principles; and (iii) subject to Section 8.06, principles of law applying to contracts entered into by sovereign Indian tribes.

          (b)   The execution, delivery and performance of this Agreement by each of Tribe and Merger LLC and the consummation of the Merger and the transactions contemplated hereby, do not and will not violate, conflict with or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any lien, security interest or encumbrance upon any of the properties or assets of Tribe or any of its subsidiaries under any of the terms, conditions or provisions of (i) the certificate of formation or operating agreement of Merger LLC, (ii) any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any court or governmental authority applicable to Tribe or any of its subsidiaries or any of their respective properties or assets, subject, in the case of consummation, to obtaining (prior to the Effective Time) the Tribe Required Statutory Approvals (as defined in Section 3.02(c)), or (iii) any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease or other instrument, obligation or agreement of any kind (each a "Contract" and collectively "Contracts") to which Tribe or any of its subsidiaries is now a party or by which Tribe or any of its subsidiaries or any of their respective properties or assets may be bound or affected, except, with respect to any item referred to in clause (ii) or (iii), for any such violation, conflict, breach, default, termination, acceleration or creation of liens, security interests or encumbrances that would not reasonably be expected to have a Tribe Material Adverse Effect and would not prevent or materially delay the consummation of the Merger.

          (c)   Except for (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware in connection with the Merger, and (ii) the filings with and approvals by the regulatory authorities which have jurisdiction over the Company's, Tribe's or any Tribe affiliate's gaming operations required under any Federal, state, local or foreign statute, ordinance, rule, regulation, permit, consent, approval, license, judgment, order, decree, injunction or other authorization governing or relating to the current casino and gaming activities and operations of the Company, Tribe or any Tribe affiliate, including Title 29 of the Delaware Code and the rules and regulations of the Delaware State Lottery Office and the rules and regulations of the Delaware Harness Racing Commission, the National Indian Gaming Commission, and all other rules and regulations, statutes and ordinances having authority or with which compliance is required for the conduct of gambling, gaming and casino activities (collectively, the "Gaming Laws") (the filings and approvals referred to in clauses (i) through (ii) being collectively referred to as the "Tribe Required Statutory Approvals"), no declaration, filing or registration with, or notice to, or authorization, consent or approval of, any governmental or regulatory body or authority is necessary for the execution and delivery of this Agreement by Tribe or Merger LLC, or the consummation by Tribe or Merger LLC of the transactions contemplated hereby, other than such declarations, filings, registrations, notices, authorizations, consents or approvals which, if not made or obtained, as the case may be, would not reasonably be expected to have an Tribe Material Adverse Effect and would not prevent or materially delay the consummation of the Merger.

        Section 3.03    Proxy Statement and Other SEC Filings.    None of the information supplied by Tribe or its subsidiaries for inclusion in any proxy statement to be distributed in connection with the Company's meeting of stockholders to vote upon this Agreement and the transactions contemplated hereby (the "Proxy Statement"), at the time of the mailing of the Proxy Statement and any amendments or supplements thereto, or at the time of the meeting of stockholders of the Company to be held in connection with the transactions contemplated by this Agreement, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.

        Section 3.04    Brokers and Finders.    Except as disclosed in the Tribe Disclosure Schedule, Tribe has not entered into any contract, arrangement or understanding with any person or firm which may result in the obligation of the Company to pay any investment banking fees, finder's fees or brokerage fees in connection with the transactions contemplated hereby.

        Section 3.05    Financing.    Tribe has readily available funds sufficient in amount to pay, or to cause Merger LLC to pay, the Merger Consideration, to fund the option cancellation payments pursuant to Section 1.06 and to pay all fees and expenses related to the transactions contemplated by this Agreement.

        Section 3.06    Solvency of Surviving LLC.    Immediately after the Effective Date and after giving effect to any change in the Surviving LLC's assets and liabilities as a result of the Merger and the financing for the Merger Consideration, the Surviving LLC will not (i) be insolvent (either because its financial condition is such that the sum of its debts is greater than the fair value of its assets or because the fair saleable value of its assets is less than the amount required to pay its probable liability on its existing debts as they mature), (ii) have unreasonably small capital with which to engage in its business, or (iii) have incurred debts beyond its ability to pay as they become due; provided, that for purposes of making the representation and warranty set forth in this Section 3.06, Tribe has relied on the accuracy of (i) all information provided to it by the Company, and (ii) all information set forth in the Company SEC Reports.

        Section 3.07    Gaming Laws.    Neither Tribe, Merger LLC nor any of their affiliates or employees has ever been denied a gaming license in any jurisdiction. Tribe has no knowledge of any facts that could reasonably be expected to prevent or materially delay obtaining Tribe Required Statutory Approvals.

        Section 3.08    Representations Complete.    None of the representations or warranties made by Tribe or Merger LLC herein contains any untrue statement of a material fact, or omits any material fact required or necessary in order to make the statements contained herein, in light of the circumstances under which they are made, not misleading.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

        The Company represents and warrants to Tribe and Merger LLC that, except as set forth in the disclosure schedule dated as of the date hereof and signed by an authorized officer of the Company (the "Company Disclosure Schedule"), it being agreed that disclosure of any item on the Company Disclosure Schedule shall be deemed disclosure with respect to all Sections of this Agreement if the relevance of such item to the Sections other than the Section under which it is specifically disclosed is reasonably apparent from the face of the Company Disclosure Schedule:

        Section 4.01    Organization and Qualification.    The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. The Company is qualified to transact business and is in good standing in each jurisdiction in which the properties owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified and in good standing would not reasonably be expected to have a Company Material Adverse Effect. In this Agreement, the term "Company Material Adverse Effect" means an effect that is materially adverse to (i) the business, prospects, financial condition or ongoing operations of the Company and its subsidiaries, taken as a whole or (ii) the ability of the Company to consummate any of the transactions contemplated by this Agreement or the ability of the Company to retain any Material Gaming License, excluding any such effect resulting from or arising in connection with (y) changes in general economic, regulatory or political conditions or (z) the announcement of this Agreement or of the transactions contemplated hereby. A "Material Gaming License" is a license or similar authorization under any Gaming Law without which Tribe or the Company, as the case may be, would be prohibited from operating any of its gaming properties in the state in which such property is located. True, accurate and complete copies of the Company's Certificate of Incorporation and bylaws, in each case as in effect on the date hereof, including all amendments thereto, have heretofore been delivered to Tribe.

        Section 4.02    Capitalization.

          (a)   The authorized capital stock of the Company consists of (1) 25,000,000 shares of Company Common Stock, par value $.0001 per share and (2) 5,000,000 shares of Company Preferred Stock, par value $.0001 per share. There are (i) 10,340,380 shares of Company Common Stock issued and outstanding, all of which shares of Company Common Stock are validly issued and are fully paid, nonassessable and free of preemptive rights, and 700,000 shares of Company Preferred Stock issued and outstanding, all of which shares of Company Preferred Stock are validly issued, fully paid, nonassessable and free of preemptive rights, (ii) no shares of Company Common Stock and no shares of Company Preferred Stock were held in the treasury of the Company, (iii) 911,000 shares of Company Common Stock are reserved for issuance upon exercise of outstanding options. Other than the Options described above, there are no issued and outstanding options, warrants, securities convertible into, or commitments with respect to the issuance of, shares of capital stock of the Company. Section 4.02(a) of the Company Disclosure Schedule lists each issued and outstanding Option, the name of the holder of such Option and the exercise price for such Option.

          (b)   All of the issued and outstanding capital stock or limited liability company membership interests, as applicable, of Full House Subsidiary of Nevada, Inc., Full House Subsidiary, Inc. and Deadwood Gulch Resort and Gaming Corp. are owned by the Company, except that, assuming completion of the merger referred to in Section 5.12, the Company shall no longer own the issued and outstanding stock of Full House Subsidiary, Inc. and its separate existence shall have ceased. All of the issued and outstanding limited liability company membership interests of Gaming Entertainment, LLC, Gaming Entertainment (Michigan), LLC, Gaming Entertainment (California), LLC and Full House Mississippi, LLC are owned by Full House Subsidiary, Inc. Full House Subsidiary, Inc. and GTECH Corporation each own 50% of the issued and outstanding limited liability company interests of Gaming Entertainment (Delaware), LLC. Each of the issued and outstanding shares of stock and limited liability company membership interests, as applicable, described above have been validly issued and are fully paid, nonassessable and free of preemptive rights. Except as described above, neither the Company nor any of its subsidiaries owns, directly or indirectly, any interest in any corporation, business trust, joint stock company, partnership, limited liability company or other business organization or association. None of Full House Subsidiary of Nevada, Inc., Full House Mississippi, LLC or Deadwood Gulch Resort and Gaming Corp. has any employees, conducts any operations, pays any taxes, generates any revenues or losses or has any assets, and each such subsidiary is entirely inactive.

          (c)   Except as set forth in Section 4.02(a), as of the date hereof, there are no outstanding subscriptions, options, convertible securities, calls, contracts, commitments, understandings, restrictions, arrangements, rights or warrants, including any right of conversion or exchange under any outstanding security, instrument or other agreement and including any rights plan or other anti-takeover agreement, obligating the Company or any direct or indirect subsidiary of the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of the capital stock of the Company or obligating the Company or any subsidiary of the Company to grant, extend or enter into any such agreement or commitment. There are no outstanding stock appreciation rights or similar derivative securities or rights of the Company or any of its subsidiaries. Except as disclosed in Section 4.02(c) of the Company Disclosure Schedule or as otherwise contemplated by this Agreement, there are no voting trusts, irrevocable proxies or other agreements or understandings to which the Company or any subsidiary of the Company is a party or is bound with respect to the voting of any shares of capital stock of the Company.

        Section 4.03    Subsidiaries.    Each direct and indirect subsidiary of the Company is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization and has the requisite power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted and each subsidiary of the Company is qualified to transact business, and is in good standing, in each jurisdiction in which the properties owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary; except, in all cases, where the failure to be so organized, existing, qualified and in good standing would not, singly or in the aggregate with all other such failures, reasonably be expected to have a Company Material Adverse Effect. All of the outstanding shares of capital stock of or other equity interests in each subsidiary of the Company are validly issued, fully paid, nonassessable and free of preemptive rights. There are no subscriptions, options, warrants, rights, calls, contracts or other commitments, understandings, restrictions or arrangements relating to the issuance or sale with respect to any shares of capital stock of or other equity interests in any subsidiary of the Company, including any right of conversion or exchange under any outstanding security, instrument or agreement. For purposes of this Agreement, the term "Subsidiary" means, with respect to any specified entity (the "Owner") any other entity of which 50% or more of the total voting power of shares of capital stock or other equity interests entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, trustees or other governing body thereof is at the time owned or controlled, directly or indirectly (through the Owner's subsidiaries and those subsidiaries' subsidiaries and so on), by such Owner.

        Section 4.04    Authority; Non-Contravention; Approvals.

          (a)   The Company has the requisite corporate power and authority to enter into this Agreement and, subject to the Company Stockholders' Approval (as defined in Section 6.01(a)) with respect to the Merger and the other transactions contemplated hereby, to consummate the transactions contemplated hereby. This Agreement and the Merger have been approved and adopted by the Board of Directors of the Company, and no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement or, except for the Company Stockholders' Approval with respect solely to the Merger and the other transactions contemplated hereby, the consummation by the Company of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company, and, assuming the due authorization, execution and delivery hereof by Tribe and Merger LLC, constitutes a valid and legally binding agreement of the Company, enforceable against the Company in accordance with its terms, except that such enforcement may be subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors' rights generally and (ii) general equitable principles.

          (b)   The execution, delivery and performance of this Agreement by the Company and the consummation of the Merger and the transactions contemplated hereby do not and will not violate, conflict with or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, contractually require any offer to purchase or any prepayment of any debt, or result in the creation of any lien, security interest or encumbrance upon any of the properties or assets of the Company or any of its subsidiaries under any of the terms, conditions or provisions of (i) the respective articles or certificates of incorporation or bylaws or other governing instruments of the Company or any of its material subsidiaries, (ii) any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any court or governmental authority applicable to the Company or any of its subsidiaries or any of their respective properties or assets, subject, in the case of consummation, to obtaining (prior to the Effective Time) the Company Required Statutory Approvals (as defined in Section 4.04(c)) and the Company Stockholders' Approval, or (iii) any Contract, as defined in Section 3.02(b)(iii), to which the Company or any of its subsidiaries is now a party or by which the Company or any of its subsidiaries or any of their respective properties or assets may be bound or affected, subject, in the case of consummation, to obtaining (prior to the Effective Time) consents required from commercial lenders, lessors or other third parties as specified in Section 4.04(b) of the Company Disclosure Schedule, except, with respect to any item referred to in clause (ii) or (iii), for any such violation, conflict, breach, default, termination, acceleration or creation of liens, security interests or encumbrances that would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect and would not materially delay the consummation of the Merger.

          (c)   Except for (i) the filing of the Proxy Statement with the SEC pursuant to the Exchange Act, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware in connection with the Merger, (iii) any filings with or approvals from authorities required solely by virtue of the jurisdictions in which Tribe or its subsidiaries conduct any business or own any assets, and (iv) filings with and approvals in respect of Gaming Laws (the filings and approvals referred to in clauses (i) through (iv) and those disclosed in Section 4.04(c) of the Company Disclosure Schedule being collectively referred to as the "Company Required Statutory Approvals"), no declaration, filing or registration with, or notice to, or authorization, consent or approval of, any governmental or regulatory body or authority is necessary for the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby, other than such declarations, filings, registrations, notices, authorizations, consents or approvals which, if not made or obtained, as the case may be, would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect and would not materially delay the consummation of the Merger.

        Section 4.05    Reports and Financial Statements.    The Company has filed with the SEC all forms, statements, reports and documents (including all exhibits, post-effective amendments and supplements thereto) (the "Company SEC Reports") required to be filed by it under each of the Securities Act, the Exchange Act and the respective rules and regulations thereunder, all of which, as amended if applicable, complied when filed in all material respects with all applicable requirements of the applicable act and the rules and regulations thereunder. As of their respective dates, the Company SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. The consolidated financial statements of the Company included in its Annual Report on Form 10-KSB for the years ended December 31, 2000, December 31, 2001 and December 31, 2002 and in its Quarterly Report on Form 10-QSB for the three-month period ended March 31, 2003 (the "Company Financial Statements") have been prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as may be indicated therein or in the notes thereto) and present fairly in all material respects the financial position of the Company and its subsidiaries as of the dates thereof and the results of their operations and changes in financial position for the periods then ended subject, in the case of unaudited financial statements, to normal and recurring year-end adjustments which did not and would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect.

        Section 4.06    Absence of Undisclosed Liabilities.    Except as disclosed in Section 4.06 of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries had at March 31, 2003, or has incurred since that date and as of the date hereof, any liabilities or obligations (whether absolute, accrued, contingent or otherwise) of any nature, except (a) liabilities, obligations or contingencies (i) which are accrued or reserved against in the Company Financial Statements or reflected in the notes thereto or (ii) which were incurred after March 31, 2003 in the ordinary course of business and consistent with past practice, (b) liabilities, obligations or contingencies which (i) would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect, or (ii) have been discharged or paid in full prior to the date hereof in the ordinary course of business, and (c) liabilities, obligations and contingencies which are of a nature not required to be reflected in the consolidated financial statements of the Company and its subsidiaries prepared in accordance with generally accepted accounting principles consistently applied, which liabilities, individually or in the aggregate, would not have a Company Material Adverse Effect.

        Section 4.07    Absence of Certain Changes or Events.    Except as set forth in Section 4.07 of the Company Disclosure Schedule, since March 31, 2003, there has not been any Company Material Adverse Effect. Except as set forth in Section 4.07 of the Company Disclosure Schedule, since March 31, 2003, the Company and its subsidiaries have conducted their respective businesses only in the ordinary course, and there has not been (i) any declaration, setting aside or payment of any dividend or other distribution with respect to its capital stock, (ii) any incurrence, assumption or guarantees by the Company or any of its subsidiaries of any indebtedness for borrowed money other than normal trade payables incurred in the ordinary course of business, (iii) any making of any loan, advance or capital contributions to, or investments in, any other person, (iv) any split, combination or reclassification of any of its capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, (v) (x) any granting by the Company or any of its subsidiaries to any officer of the Company or any of its subsidiaries of any increase in compensation, except in the ordinary course of business (including in connection with promotions) consistent with past practice or as was required under employment agreements in effect as of the date of the most recent audited financial statements included in the SEC

Reports filed and publicly available prior to the date of this Agreement, (y) any granting by the Company or any of its subsidiaries to any such officer of any loan, increase in severance or termination pay, except as part of a standard employment package to any person promoted or hired, or as was required under employment, severance or termination agreements in effect as of the date of the most recent audited financial statements included in the SEC Reports filed or (z) except termination arrangements in the ordinary course of business consistent with past practice with employees other than any executive officer of the Company, any entry by the Company or any of its subsidiaries into any employment, severance or termination agreement with any such officer, (vi) any damage, destruction or loss, whether or not covered by insurance, that would be expected to have a Company Material Adverse Effect, (vii) any transaction or commitment made, or any contract or agreement entered into, by the Company or any of its subsidiaries relating to any of their assets or business (including the acquisition or disposition of any assets) or any relinquishment by the Company or any of its subsidiaries of any contract or other right, in either case, material to the Company and its subsidiaries, taken as a whole, other than transactions and commitments in the ordinary course of business and those contemplated by this Agreement, (viii) any transaction entered into outside the ordinary course of business which would have a Company Material Adverse Effect, (ix) the making of any material capital expenditures, (x) any failure to collect receivables in the ordinary and normal course, (xi) any change in accounting methods, principles or practices by the Company materially affecting its assets, liabilities or business, except insofar as may have been required by a change in generally accepted accounting principles, (xii) default by the Company or, to the Company's knowledge, by any third party under, or termination of, any material contract of the Company or its subsidiaries or (xiii) any other event which would have a Company Material Adverse Effect.

        Section 4.08    Litigation.    Except as referred to in Section 4.08 of the Company Disclosure Schedule, there are no claims, suits, actions or proceedings pending or, to the knowledge of the Company, threatened against, relating to or affecting the Company or any of its subsidiaries, before any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator that would reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect. Except as referred to in Section 4.08 of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries is subject to any judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator which prohibits the consummation of the transactions contemplated hereby or would reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect.

        Section 4.09    Proxy Statement and Other SEC Filings.    None of the information supplied by the Company or any of its subsidiaries for inclusion in the Proxy Statement, at the time of the mailing of the Proxy Statement and any amendments or supplements thereto, or at the time of the meeting of stockholders of the Company to be held in connection with the transactions contemplated by this Agreement, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Proxy Statement will comply in all material respects with all applicable laws, including the provisions of the Exchange Act and the rules and regulations promulgated thereunder, except that no representation is made by the Company with respect to information supplied by Tribe, Merger LLC or any stockholder of Tribe for inclusion therein.

        Section 4.10    No Violation of Law.    Except as disclosed in Section 4.10 of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries is, or has been during the last five years, in violation of or has been given written (or, to the knowledge of the Company, oral notice) of any violation of, any law (including any gaming laws applicable to the Company), statute, order, rule, regulation, ordinance or judgment (including, without limitation, any applicable environmental law, ordinance or regulation) of any governmental or regulatory body or authority, except for violations which would not, individually or in the aggregate, to have a Company Material Adverse Effect. Except as disclosed in Section 4.10 of the Company Disclosure Schedule, no investigation or review by any governmental or regulatory body or authority is pending or, to the knowledge of the Company, threatened, nor has any governmental or regulatory body or authority indicated an intention to conduct the same, other than, in each case, those the outcome of which would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect. The Company and its subsidiaries are not in violation of the terms of any permit, license, franchise, variance, exemption, order or other governmental authorization, consent or approval necessary to conduct their businesses as presently conducted (collectively, the "Company Permits"), except for delays in filing reports or violations which would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect.

        Section 4.11    Compliance with Agreements.    The Company has provided to Tribe true and correct copies of all material contracts to which the Company and its subsidiaries are parties, including joint venture agreements and operating agreements, as applicable, for each of the limited liability company subsidiaries. Each of those contracts is valid, binding and enforceable against the Company and its subsidiaries, as applicable, in full force and effect and, to the knowledge of the Company, binding upon the other parties thereto. Except as disclosed in Section 4.11 of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries are parties to any agreements that limit or restrain them from competing in any manner or in any business, are required to be kept confidential or impose upon the Company or any of its subsidiaries the obligation to maintain confidential information. Except as disclosed in Section 4.11 of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries and, to the knowledge of the Company, none of the other parties to such contracts, is in breach or violation of or in default in the performance or observance of any term or provision of, and no event has occurred which, with lapse of time or action by a third party, would result in a default under, any Contract to which the Company or any of its subsidiaries is a party or by which any of them is bound or to which any of their property is subject, other than breaches, violations and defaults which would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect. The Company and its subsidiaries have not assigned, secured, pledged, transferred, conveyed, mortgaged, deeded in trust or encumbered in any way any of such contracts. There are no disputes, oral agreements or forbearance programs in effect as to any such contracts. The Company's insurance policies relating to directors' and officers' liability are in full force and effect.

        Section 4.12    Taxes.    Except as set forth on Schedule 4.12:

          (a)   the Company and each Subsidiary of the Company have timely filed all Tax Returns required to have been filed, and all such Tax Returns are correct and complete in all material respects; none of such Tax Returns contains, or will contain, or is required to contain, a disclosure statement under Section 6662 of the Internal Revenue Code of 1986, as amended (or any predecessor statute) (the "Code") or any similar provision of state, local or foreign law;

          (b)   all Taxes due and payable by the Company and each Subsidiary of the Company for taxable periods ending on or before the date hereof (whether or not shown on any Tax Return) have been timely paid in full and for periods ending on or before the Closing Date will be timely paid in full;

          (c)   no liens for Taxes have been levied on the assets of Company or any Subsidiary of the Company except for statutory liens for Taxes not yet due;

          (d)   the amount accrued on the Balance Sheet (and to be accrued on the Closing Date Balance Sheet) for unpaid taxes of the Company and each Subsidiary of the Company is sufficient for the payment of all unpaid taxes of the Company and each Subsidiary of the Company accrued for or applicable to all periods ended on or prior to the date of the Balance sheet, or Closing Date, as applicable, or which may subsequently be determined to be owing with respect to any such period, other than any Tax payable as a result of or by reason of the Merger;

          (e)   there is no Tax deficiency or claim assessed or, to the knowledge of the Company, proposed or threatened (whether orally or in writing) against the Company or any Subsidiary of the Company, except to the extent that adequate liabilities or reserves with respect thereto are accrued on the Financial Statements in accordance with GAAP or (i) such deficiency or claim is being contested in good faith by appropriate proceedings or (ii) no such accrual is required by GAAP;

          (f)    there is no currently outstanding claim nor, to the knowledge of the Company, is any claim threatened by a Governmental Authority in a jurisdiction where the Company or any Subsidiary of the Company does not file Tax Returns that the Company or any Subsidiary of the Company is or may be subject to taxation by that jurisdiction; the Company and each Subsidiary of the Company have withheld and paid over all Taxes required to have been withheld and paid over in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party;

          (g)   none of the Company or any Subsidiary of the Company is the beneficiary of any extension of time within which to file any Tax Return except for an extension for federal and state income taxes for the year ended December 31, 2002; none of the Company or any Subsidiary of the Company has waived any statute of limitations or consented to an extension of time with respect to any assessment of, or the filing of a return with respect to, any Tax;

          (h)   none of the Company or any Subsidiary of the Company has participated in, or cooperated with, an international boycott within the meaning of Section 999 of the Code; none of the Company or any Subsidiary of the Company is required to include in income any adjustment pursuant to Section 481(a) of the Code (or other similar provisions of state or local income tax law) by reason of a change in accounting method nor does the Company or any Subsidiary of the Company have any knowledge that the IRS (or other taxing authority) has proposed, or is considering, any such change in accounting method;

          (i)    none of the Company or any Subsidiary of the Company is a party to any agreement, contract, arrangement or plan that would result in any "excess parachute payment" within the meaning of Section 280G of the Code; none of the assets of the Company or any Subsidiary of the Company is property that is required to be treated as owned by any other person pursuant to the "safe harbor lease" provisions of former Section 168(f)(8) of the Internal Revenue Code of 1954 as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986, and none of the assets of the Company or any Subsidiary of the Company is "tax exempt use property" within the meaning of Section 168(h) of the Code;

          (j)    none of the assets of the Company or any Subsidiary of the Company secures any debt the interest on which is tax exempt under Section 103 of the Code; no indebtedness of the Company or any Subsidiary of the Company consists of "corporate acquisition indebtedness" within the meaning of Section 279 of the Code; the Company and each Subsidiary of the Company is in full compliance with Section 263A of the Code and the Treasury Regulations thereunder for all taxable years for which the statute of limitations is not yet closed;

          (k)   none of the Company or any Subsidiary of the Company has applied for a ruling or determination from a taxing authority regarding a past or prospective transaction of the Company or any Subsidiary of the Company which ruling or determination has not yet been received;

          (l)    none of the Company or any Subsidiary of the Company has been included in any consolidated, combined or unitary Tax Return provided for under the laws of the United States, any state or locality with respect to Taxes for any taxable period for which the statute of limitations has not expired except for any tax return filed by the affiliated group of corporations within the meaning of Section 1504 of the Code for which the Company is the common parent corporation.

  The Company has filed a consolidated federal income tax return which included all of its wholly owned Subsidiaries which had assets and/or income for the last five (5) years and will do so for the taxable year beginning on January 1, 2003; none of the Company or any Subsidiary of the Company has any liability for the Taxes of any Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise; and there are no tax sharing agreements in effect between the Company or any Subsidiary of the Company on the one hand and any other Person on the other hand;

          (m)  neither the execution and delivery of this Agreement, any other agreement to which the Company or any Subsidiary of the Company is a party, the consummation of the transactions contemplated hereby or thereby, nor the compliance with or fulfillment of the terms, conditions or provisions hereof or thereof by the Company or any Subsidiary of the Company will cause any asset owned by the Company or any Subsidiary of the Company to be reassessed or revalued by any Governmental Authority;

          (n)   no Taxes are required to be withheld from the transaction pursuant to Section 1445 of the Code or any provision of federal, state, local or foreign law; none of the Company or any Subsidiary of the Company has entered into any transaction that is required to be disclosed or registered as a Tax shelter or is a listed transaction pursuant to Sections 6011, 6111 or 6112 of the Code or the regulations of the Internal Revenue Service or pronouncements promulgated thereunder; and none of the Company or any Subsidiary of the Company has either distributed stock of a controlled corporation pursuant to Section 355 of the Code nor had its stock distributed by another corporation pursuant to Section 355 of the Code; and

          (o)   for purposes of this Agreement, "Tax" (including, with correlative meaning, the term "Taxes") means all federal, state, local and foreign income, profits, franchise, gross receipts, environmental, customs duty, capital stock, communications services, severance, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions and "Tax Return" means any return, report or similar statement (including attached schedules) required to be filed with respect to any Tax, including without limitation, any information return, claim for refund, amended return or declaration of estimated Tax.

        Section 4.13    Employee Benefit Plans; ERISA.

          (a)   Section 4.13 of the Company Disclosure Schedule sets forth each employee or director benefit plan, arrangement or agreement, including without limitation any employee welfare benefit plan within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), any employee pension benefit plan within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA) and any bonus, incentive, deferred compensation, vacation, stock purchase, stock option, severance, employment, change of control or fringe benefit plan, program or agreement (excluding any multi-employer plan as defined in Section 3(37) of ERISA (a "Multi-employer Plan") and any multiple employer plan within the meaning of Section 413(c) of the Code) that is sponsored, maintained or contributed to by the Company or any of its subsidiaries or by any trade or business, whether or not incorporated, all of which together with the Company would be deemed a "single employer" within the meaning of Section 4001 of ERISA (the "Company Plans").

          (b)   Except as disclosed in Section 4.13 of the Company Disclosure Schedule, (i) there have been no prohibited transactions within the meaning of Section 406 or 407 of ERISA or Section 4975 of the Code with respect to any of the Company Plans that could result in penalties, taxes or liabilities which would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (ii) no Company Plan is subject to Title IV of ERISA,

  (iii) each of the Company Plans has been operated and administered in accordance with all applicable laws during the period of time covered by the applicable statute of limitations, except for failures to comply which would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect, (iv) each of the Company Plans which is intended to be "qualified" within the meaning of Section 401(a) of the Code has been determined by the IRS to be so qualified and such determination has not been revoked by failure to satisfy any condition thereof or by a subsequent amendment thereto or a failure to amend, except that it may be necessary to make additional amendments retroactively to maintain the "qualified" status of such Company Plans, and the period for making any such necessary retroactive amendments has not expired, (v) there are no pending, and to the knowledge of the Company, threatened or anticipated claims involving any of the Company Plans other than claims for benefits in the ordinary course or claims which would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect, (vi) no Company Plan provides post-retirement medical benefits to employees or directors of the Company or any of its subsidiaries beyond their retirement or other termination of service, other than coverage mandated by applicable law, (vii) all material contributions or other amounts payable by the Company or its subsidiaries as of the date hereof with respect to each Company Plan in respect of current or prior plan years have been paid or accrued in accordance with generally accepted accounting principles, (viii) with respect to each Multi-employer Plan contributed to by the Company, none of the Company or any of its subsidiaries has received any notification that any such Multi-employer Plan is in reorganization, has been terminated or is insolvent, (ix) the Company and each of its subsidiaries has complied in all respects with the Worker Adjustment and Retraining Notification Act, except for failures which would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect, and (x) no act, omission or transaction has occurred with respect to any Company Plan that has resulted or could result in any liability of the Company or any subsidiary under Section 409 or 502(c)(1) or (l) of ERISA or Chapter 43 of Subtitle (A) of the Code, except for liabilities which would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect.

          (c)   Except as set forth in Section 4.13 of the Company Disclosure Schedule, and excluding payments in respect of outstanding Options, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including, without limitation, any severance or "excess parachute payment" (within the meaning of Section 280G of the Code)) becoming due to any director or employee of the Company or any of its subsidiaries under any Company Plan, (ii) increase any benefits otherwise payable under any Company Plan, or (iii) result in any acceleration of the time of payment or vesting of any such benefits.

        Section 4.14    Labor Controversies.    Except as set forth in Section 4.14 of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries is a party to or bound by any collective bargaining agreement or relationship with any labor organization, including, without limitation, a trade union. Except as disclosed in Section 4.14 of the Company Disclosure Schedule (a) there are no labor strikes, work stoppages, slowdowns or other labor disputes underway or, to the knowledge of the Company, threatened and no material controversies with employees of the Company or its subsidiaries exist or, to the knowledge of the Company, are threatened, and (b) there are no organizational efforts presently being made involving any of the presently unorganized employees of the Company or any of its subsidiaries. Except as set forth in Section 4.14 of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries are engaged in, and have not received any notice of, any unfair labor practice and no such complaints are pending before the National Labor Relations Board or any other governmental authority. Section 4.14 of the Company Disclosure Schedule sets forth a list of all employees of the Company and its subsidiaries, together with their respective titles, salaries, bonuses and other compensation and the dates that each of them commenced employment.

        Section 4.15    Environmental Matters.

          (a)   Except as disclosed in Section 4.15 of the Company Disclosure Schedule and for other matters that would not, singly or in the aggregate, reasonably be expected to have a Company Material Adverse Effect (i) the Company and its subsidiaries have conducted their respective businesses in compliance with all applicable Environmental Laws, including, without limitation, having all permits, licenses and other approvals and authorizations necessary for the operation of their respective businesses as presently conducted, (ii) there have been no Releases of Hazardous Substances upon any properties owned or leased now or prior to the date hereof by the Company or any of its subsidiaries which Release occurred while the Company owned such property, and the Company and its subsidiaries have not permitted or engaged in any operations or activities involving the testing, treatment, storage or disposal of Hazardous Substances, under, in or about any properties owned or leased by them, (iii) neither the Company nor any of its subsidiaries has received any notices, demand letters or requests for information from any Federal, state, local or foreign governmental entity or any third party under any Environmental Law in connection with the ownership or operation of their businesses or any properties owned or leased by them, (iv) there are no civil, criminal or administrative actions, suits, demands, claims, hearings, investigations or proceedings pending or, to the knowledge of the Company, threatened, against the Company or any of its subsidiaries relating to any violation of, or alleged violation of, or liability under, any Environmental Law, (v) neither the Company, its subsidiaries nor any of their respective properties are subject to any liabilities or expenditures (fixed or contingent) relating to any suit, settlement, court order, administrative order, regulatory requirement, judgment or claim asserted or arising under any Environmental Law. "Release" shall have the meaning ascribed to it under CERCLA (as defined below).

          (b)   As used herein, "Environmental Law" means any federal, state, local or foreign law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, legal doctrine, order, judgment, decree, injunction, requirement or agreement with any governmental entity relating to (x) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource) or to human health or safety, or (y) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances, in each case as amended and as in effect at the Effective Time. The term "Environmental Law" includes, without limitation, (i) the Federal Comprehensive Environmental Response Compensation and Liability Act of 1980 ("CERCLA"), the Superfund Amendments and Reauthorization Act, the Federal Water Pollution Control Act of 1972, the Federal Clean Air Act, the Federal Clean Water Act, the Federal Resource Conservation and Recovery Act of 1976 (including the Hazardous and Solid Waste Amendments thereto), the Federal Solid Waste Disposal Act and the Federal Toxic Substances Control Act, the Federal Insecticide, Fungicide and Rodenticide Act, and the Federal Occupational Safety and Health Act of 1970, each as amended and as in effect at the Effective Time, and (ii) any common law or equitable doctrine (including, without limitation, injunctive relief and tort doctrines such as negligence, nuisance, trespass and strict liability) that may impose liability or obligations for injuries or damages arising from or threatened as a result of, the presence of, effects of or exposure to any Hazardous Substance.

          (c)   As used herein, "Hazardous Substance" means any substance presently or hereafter listed, defined, designated or classified as hazardous, toxic, radioactive, or dangerous, or otherwise regulated, under any Environmental Law. Hazardous Substance includes any substance to which exposure is regulated by any government authority or any Environmental Law including, without limitation, any toxic waste, pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, special waste, industrial substance or petroleum or any derivative or by-product thereof, radon, radioactive material, asbestos, or asbestos-containing material, urea formaldehyde foam insulation, lead or polychlorinated biphenyls.

        Section 4.16    Title to Assets.    The Company and each of its subsidiaries has good and valid title in fee simple to all its real property and good title to all its leasehold interests and other properties, as reflected in the most recent balance sheet included in the Company Financial Statements, except for properties and assets that have been disposed of in the ordinary course of business since the date of such balance sheet, free and clear of all mortgages, liens, pledges, charges or encumbrances of any nature whatsoever, except (i) the lien for current taxes, payments of which are not yet delinquent, (ii) such imperfections in title and easements and encumbrances, if any, as are not substantial in character, amount or extent and do not materially detract from the value, or interfere with the present use of the property subject thereto or affected thereby, or otherwise materially impair the Company's business operations (in the manner presently carried on by the Company), or (iii) as disclosed in Section 4.16 of the Company Disclosure Schedule, and except for such matters which would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect. All leases under which the Company or any of its subsidiaries leases any real or personal property are in good standing, valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing default or event which with notice or lapse of time or both would become an event of default other than failures to be in good standing, valid and effective and defaults under such leases which would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect.

        Section 4.17    Company Stockholders' Approval.    The affirmative vote of stockholders of the Company required for approval and adoption of this Agreement and the Merger is a majority of the outstanding shares of Company Common Stock and two-thirds of the outstanding Company Preferred Stock, each voting as a class.

        Section 4.18    Brokers and Finders.    The Company has not entered into any contract, arrangement or understanding with any person or firm which may result in the obligation of the Company to pay any investment banking fees, finder's fees or brokerage fees in connection with the transactions contemplated hereby, other than as disclosed in Section 4.18 of the Company Disclosure Schedule. An accurate copy of any fee agreement with CIBC World Markets, the Company's financial advisor, has been made available to Tribe.

        Section 4.19    Insurance.    The Company and its subsidiaries have obtained and maintained in full force and effect insurance with responsible and reputable insurance companies or associations in such amounts, on such terms and covering such risks, including fire and other risks insured against by extended coverage, as is consistent with industry practice for companies (i) engaged in similar businesses and (ii) of at least similar size, to that of the Company and its subsidiaries, and the Company and each of its subsidiaries have maintained in full force and effect public liability insurance against claims for personal injury or death or property damage occurring in connection with any of the activities of the Company or its subsidiaries or any of any properties owned, occupied or controlled by the Company or its subsidiaries, in such amount as reasonably deemed necessary by the Company or its subsidiaries. Schedule 4.19 hereto sets forth a complete and correct list of all material insurance policies (including a brief summary of the nature and terms thereof and any amounts paid or payable to the Company or any of its subsidiaries thereunder) providing coverage in favor of the Company or any of its subsidiaries or any of their respective properties. Each such policy is in legal, valid, binding and enforceable in accordance with its terms and is in full force and effect. No notice of termination, cancellation or reservation of rights has been received with respect to any such policy, there is no default with respect to any provision contained in any such policy, and there has not been any failure to give any notice of or present any claim under any such policy in a timely fashion or in the manner or detail required by any such policy, except for any such failures to be in full force and effect, any such terminations, cancellations, reservations or defaults, or any such failures to give notice of or present claims which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

        Section 4.19 of the Company Disclosure Schedule contains a summary of all material claims submitted, pending or paid under such policies within the past three (3) years.

        Section 4.20    Intellectual Property.    "Intellectual Property" means (i) all trademarks and registrations and applications therefor, service marks and registrations and applications therefor, trade names and registrations and applications therefor, copyrights and registrations and applications therefor, and all patents and applications therefor, (ii) all licenses to or by the Company and any of its subsidiaries, (iii) all customer and supplier lists, accounts and records and other confidential information and know-how, including all software, source code, new developments, inventions or ideas, and documentation thereof to encompass related papers, (iv) all rights to obtain renewals, extensions, continuations, continuations-in-part, reissues, divisions or similar legal protections related thereto; (v) telephone and telecopier numbers used by the Company and its subsidiaries; (vi) Internet addresses, domain names and web sites used by the Company and its subsidiaries, (vii) all licenses, including sub-licenses granted to or by third parties to use any of the foregoing, (viii) the right to sue at law or in equity for any infringement or other impairment of the foregoing, including the right to collect damages, including, without limitation, past damages, and proceeds therefrom and (ix) all rights to any confidentiality obligations and non-compete obligations owed by third parties to the Company and its subsidiaries. Section 4.20 of the Company Disclosure Schedule lists all Intellectual Property of the Company and its subsidiaries.

        Except as disclosed in Section 4.20 of the Company Disclosure Schedule, (a) the Company or one of its subsidiaries is the sole owner of or has the sole right to use all of the Intellectual Property; (b) all of the Intellectual Property is valid, enforceable and unexpired, is free of encumbrances, has not been abandoned, does not infringe or otherwise impair the intellectual property of any third party and to the Company's knowledge, is not being infringed or impaired by any third party; (c) no governmental order has been rendered or, to the knowledge of the Company, is threatened by any governmental entity which would limit, cancel or question the validity of the Company's, or any subsidiary's, right to own or use any Intellectual Property, (d) no action is pending or, to the knowledge of the Company threatened, threatened that seeks to limit, cancel or question the validity of the Company's or any subsidiary's right to use any Intellectual Property, (e) the Company and its subsidiaries have taken all reasonable steps to protect, maintain and safeguard the Intellectual Property, and have made all filings and executed all agreements necessary in connection therewith and have maintained such Intellectual Property in good standing.

        Section 4.21    Permits, Licenses.    Section 4.21 of the Company Disclosure Schedule sets forth a complete listing of all gaming licenses, licenses, permits, franchises, consents, non-conforming uses, variances, ordinances, approvals, authorizations, exemptions, classifications and certificates, used by the Company or any of its subsidiaries in the conduct of their businesses (collectively, the "Permits"). The Company and its subsidiaries own or have full rights under all Permits. The Company and its subsidiaries are in compliance in all material respects with all Permits, all of which are in full force and effect, except as would not have a Company Material Adverse Effect. The consummation of the transactions contemplated hereby will not result in any revocation, cancellation or suspension of any of the Permits. No actions or proceedings to revoke or modify any Permit are pending or, to the Company's knowledge, threatened. To the knowledge of the Company, there is no basis for any action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand that would have the result of challenging the legality, validity or enforceability of any of the Permits. Except as listed in Section 4.21 of the Company Disclosure Schedule, no registration, filing, application, notice, transfer, consent, approval, order, qualification, waiver or other action of any kind (collectively, a "Filing") will be required as a result of the transactions contemplated herein (i) to avoid the loss of any Permit or the material violation, breach or termination of, or any default under, or the creation of any lien on any of the Company's or its subsidiary's assets pursuant to the terms of, any law, regulation, order or other requirement or any contract or agreement binding upon the Company or its subsidiaries or to which any of their assets are subject; or (ii) to enable Merger LLC to continue the operations of the Company and its subsidiaries substantially as conducted prior to the Effective Time. All such Filings will be duly filed, given, obtained or taken on or prior to the Effective Time and will be in full force and effect as of the Effective Time.

        Section 4.22    Real Property.

          (a)   Section 4.22 of the Company Disclosure Schedule sets forth a true, correct, complete and accurate list of all real property (collectively, the "Owned Real Property") owned by the Company and any of its subsidiaries, which lists sets forth the address of such property as well as the record owner of such property. With respect to each such parcel of Owned Real Property: (1) the Company or one of its subsidiaries, as applicable, has good and marketable fee simple absolute title to such parcel; (2) such parcel is free and clear of all mortgages, liens, claims and other encumbrances; (3) there are no leases, subleases, licenses, easements, concessions, or other agreements, written or oral, granting to any person the right of use or occupancy of any portion of such parcel; (4) no portion thereof is subject to any pending or, to the Company's knowledge, threatened condemnation proceeding by any governmental authority; (5) no written notice of any increase in the assessed valuation or any contemplated special assessment has been received by the Company or any of its subsidiaries, and, to the Company's knowledge, there is no threatened increase in assessed valuation or threatened special assessment; and (6) there are no outstanding actions or rights of first refusal to purchase such parcel, or any portion thereof or interest therein.

          (b)   Section 4.22 of the Company Disclosure Schedule sets forth a true, correct, complete and accurate list of all of the leases, subleases, use agreements, licenses and easements ("Leases") and each corresponding leased and subleased parcel of real property. Each of the Leases is in full force and effect, and the Company or its subsidiaries, as applicable, holds a valid and existing leasehold or subleasehold interest, right to use, license or easement, as applicable, under each of the Leases. The Company has made available to Tribe true, correct, complete and accurate copies of each of the Leases. With respect to each Lease: (i) the Lease is legal, valid, binding, and enforceable against the Company or each of its subsidiaries, as applicable, and against the other parties thereto and is in full force and effect; (ii) neither the Company nor any of its subsidiaries, nor, to the Company's knowledge, any other party to the any Lease is in breach or default, and no event has occurred that, with notice or lapse of time, would constitute such a breach or default on the part of the Company or its subsidiaries, or, to the Company's knowledge, the other parties thereto, or permit termination, modification or acceleration under any Lease; (iii) to the Company's knowledge, no other party to any Lease has repudiated any provision thereof; (iv) there are no disputes, oral agreements, or forbearance programs in effect as to any Lease; (v) the Leases have not been modified in any respect; (vi) neither the Company nor any of its subsidiaries has assigned, subleased, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in any Lease; (vii) no consent of the landlords, grantors, governmental authorities or other parties in interest under any of the Leases is required as a result of the consummation of the transactions contemplated by this Agreement; (viii) no portion of the Leases is subject to any pending or, to the Company's knowledge, threatened condemnation proceeding by any governmental authority; and (ix) no written notice of any increase in the assessed valuation or any contemplated special assessment with respect to the real property which is the subject of the Leases has been received by the Company or any of its subsidiaries, and, to the Company's knowledge, there is no threatened increase in assessed valuation or threatened special assessment with respect to the real property which is the subject of the Leases.

          (c)   Neither the Company nor any of its subsidiaries have received any written notice stating that the current use of the Owned Real Property or the real property which is the subject of the Leases violates in any material respect any instrument of record, agreement, zoning law, building code or municipal law affecting such real property. There is no violation of any covenant, condition, restriction, easement, agreement or order of any governmental authority having jurisdiction over any of such real property that affects such real property or the use or occupancy thereof.

          (d)   All buildings and all components of all the building structures and other improvements included within the Owned Real Property and the real property which is the subject of the Leases (the "Business Improvements") are in good condition and repair (normal wear and tear excepted) and adequate to operate such facilities as currently used. To the Company's knowledge, there are no facts or conditions affecting any of the Business Improvements that would, individually or in the aggregate, interfere in any significant respect with the use, occupancy, or operation thereof, as currently used, occupied, or operated, or as currently intended by the Company or its subsidiaries to be used, occupied, or operated.

        Section 4.23    Receivables.    Except as disclosed in Section 4.23 of the Company Disclosure Schedule, all of the notes and accounts receivable of the Company and its subsidiaries (the "Accounts Receivable") (i) are properly reflected on the Company's books and records in accordance with GAAP and (ii) are bona fide receivables incurred in the ordinary course of business consistent with past practice and custom. Except as set forth in Section 4.23 of the Company Disclosure Schedule, there are no individual Accounts Receivable that are over 60 days past due, and there are no outstanding or, to the Company's knowledge, threatened claims, refusals to pay or other rights to set-off against any Accounts Receivable.

        Section 4.24    Directors, Officers and Employees.    Except as set forth in Section 4.24 of the Company Disclosure Schedule, no Indemnified Party (as defined in Section 5.11) serves or has served as an officer, director or other fiduciary of any entity at the request of or for the benefit of the Company or any of its subsidiaries. Except as set forth in Section 4.24 of the Company Disclosure Schedule, there are no claims, suits, actions or proceedings pending, or to the knowledge of the Company, threatened, against any Indemnified Party relating to their service with or position at the Company or any of its Subsidiaries.

        Section 4.25    Representations Complete.    None of the representations or warranties made by the Company herein or in the Disclosure Schedule contains or will contain as of the date of this Agreement and at the Effective Time any untrue statement of a material fact, or omits or will omit as of the date of this Agreement and at the Effective Time any material fact required or necessary in order to make the statements contained herein or therein, in light of the circumstances under which they are made, not misleading

ARTICLE V
COVENANTS

        Section 5.01    Conduct of Business by the Company Pending the Merger.    Except as otherwise contemplated by this Agreement, after the date hereof and prior to the Effective Time or earlier termination of this Agreement, unless Tribe shall otherwise agree in writing, the Company shall, and shall cause its subsidiaries to:

          (a)   conduct their respective businesses in the ordinary and usual course of business and consistent with past practice;

          (b)   not (i) amend or propose to amend their respective certificates of incorporation or bylaws or equivalent constitutional documents, (ii) split, combine or reclassify their outstanding capital stock or (iii) declare, set aside or pay any dividend or distribution payable in cash, stock, property or otherwise, except for the payment of dividends or distributions to the Company or a wholly-owned subsidiary of the Company by a direct or indirect wholly-owned subsidiary of the Company;

          (c)   not issue, sell, pledge or dispose of, or agree to issue, sell, pledge or dispose of, any additional shares of, or any options, warrants or rights of any kind to acquire any shares of, their capital stock of any class or any debt or equity securities convertible into or exchangeable for any such capital stock, except that the Company may issue shares upon the exercise of Options outstanding on the date hereof;

          (d)   not (i) incur or become contingently liable with respect to any indebtedness for borrowed money other than (A) borrowings in the ordinary course of business, and (B) borrowings to refinance existing indebtedness on terms which are reasonably acceptable to Tribe; provided that in no event shall aggregate indebtedness of the Company and its subsidiaries exceed $2,700,000, (ii) redeem, purchase, acquire or offer to purchase or acquire any shares of its capital stock or any options, warrants or rights to acquire any of its capital stock or any security convertible into or exchangeable for its capital stock other than in connection with the exercise of outstanding Options pursuant to the terms of the Company Option Plan or re-price any issued and outstanding options, (iii) make any acquisition of any assets or businesses other than expenditures for current assets in the ordinary course of business and expenditures for fixed or capital assets permitted pursuant to clause (h) below, (iv) sell, pledge, dispose of or encumber any assets or businesses other than (A) pledges or encumbrances pursuant to existing credit facilities or other permitted borrowings, (B) sales of real estate, assets or facilities for cash consideration (including any debt assumed by the buyer of such real estate, assets or facilities) to non-affiliates of the Company of less than $100,000; (C) sales or dispositions of businesses or assets as may be required by applicable law, and (D) sales or dispositions of assets in the ordinary course, (v) fail to keep and maintain all Permits in full force and effect and take all steps necessary to meet requirements on pending applications for permits or (vi) enter into any binding contract, agreement, commitment or arrangement with respect to any of the foregoing;

          (e)   use all reasonable efforts to preserve intact their respective business organizations and goodwill, keep available the services of their respective present officers and key employees, and preserve the goodwill and business relationships with customers and others having business relationships with them other than as expressly permitted by the terms of this Agreement;

          (f)    not enter into, amend, modify or renew any employment, consulting, severance or similar agreement with, or grant any salary, wage or other increase in compensation or increase in any employee benefit other than pursuant to the terms of any employment, consulting or similar agreement in effect on the date hereof to, any director or officer of the Company or of any of its subsidiaries, except (i) for changes that are required by applicable law, (ii) to satisfy obligations existing as of the date hereof, or (iii) the agreement with Michael Shaunnessy contemplated by Section 5.14 of this Agreement;

          (g)   not enter into, establish, adopt, amend or modify any pension, retirement, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare plan, agreement, program or arrangement, in respect of any director, officer or employee of the Company or of any of its subsidiaries, except, in each such case, as may be required or permitted by applicable law or by the terms of contractual obligations existing as of the date hereof, including any collective bargaining agreement;

          (h)   not make expenditures, including, but not limited to, capital expenditures, or enter into any binding commitment or contract to make expenditures, except (i) expenditures which the Company or its subsidiaries are currently contractually committed to make, (ii) other expenditures for ordinary operating expenses consistent with past practices, (iii) for emergency repairs and other expenditures necessary in light of circumstances not anticipated as of the date of this Agreement which are necessary to avoid significant disruption to the Company's business or operations consistent with past practice (and, if reasonably practicable, after consultation with Tribe), (iv) for repairs and maintenance in the ordinary course of business consistent with past practice, (v) expenditures for fixed or capital assets in the ordinary course of business, (vi) expenditures not exceeding $2 million for the acquisition by the Company's joint venture of an 80 acre parcel for the Huron Potawatomi gaming project or (vii) expenditures expressly permitted by this Agreement, including without limitation, payment for the Company D&O Liability Insurance Tail as provided in Section 5.11(d). With respect to the subject matter of this paragraph (h), if the Company requests approval of Tribe to exceed the limits set forth herein, Tribe shall respond to such request and grant or withhold approval promptly following receipt of such request;

          (i)    not make, change or revoke any material Tax election unless required by law or make any agreement or settlement with any taxing authority regarding any material amount of Taxes or which would reasonably be expected to materially increase the obligations of the Company or the Surviving LLC to pay Taxes in the future;

          (j)    not settle or compromise any litigation to which the Company or any Company subsidiary is a party or with respect to which the Company or any Company subsidiary may have or incur liability, at an aggregate cost to the Company in excess of $50,000 with respect to any action or claim or in excess of $150,000 with respect to all applicable actions and claims in the aggregate;

          (k)   not change any of the accounting principles or practices used by the Company, except as may be required as a result of a change in law, SEC guidelines or GAAP;

          (l)    not terminate, modify, amend or waive compliance with any provision of any material Contract or fail to take any action necessary to preserve the benefits of any such material Contract to the Company or any of its subsidiaries;

          (m)  comply with any laws, ordinances or other governmental regulations applicable to the Company or any of its subsidiaries, including but not limited to, the Gaming Laws and any regulations promulgated thereunder, that may have a Company Material Adverse Effect; or

          (n)   not take, or agree in writing or otherwise to take, any of the actions described in this Section 5.01.

        Section 5.02    Control of the Company's Operations.    Nothing contained in this Agreement shall give to Tribe, directly or indirectly, rights to control or direct the Company's operations prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision of its operations.

        Section 5.03    Acquisition Transactions.

          (a)   After the date hereof and prior to the Effective Time or earlier termination of this Agreement, except in accordance with Section 5.03(b), the Company shall not, and shall not permit any of its subsidiaries to, initiate, solicit, negotiate, encourage or provide confidential information to facilitate, and the Company shall use all reasonable efforts to cause any officer, director or employee of the Company, or any attorney, accountant, investment banker, financial advisor or other agent retained by it or any of its subsidiaries, not to initiate, solicit, negotiate, encourage or provide non-public or confidential information to facilitate, any proposal or offer to acquire all or any substantial part of the business, properties or capital stock of the Company, whether by merger, purchase of assets, tender offer or otherwise, whether for cash, securities or any other consideration or combination thereof (any such transactions being referred to herein as an "Acquisition Transaction").

          (b)   Notwithstanding the provisions of paragraph (a) above, (i) the Company may, prior to receipt of the Company Stockholders' Approval, in response to an unsolicited bona fide written offer or proposal with respect to a potential or proposed Acquisition Transaction ("Acquisition Proposal") from a corporation, partnership, person or other entity or group (a "Potential

  Acquirer") which the Company's Board of Directors determines, in good faith and after consultation with its independent financial advisor and outside legal counsel, could reasonably be expected to result (if consummated pursuant to its terms, or its most recently amended or modified terms, if amended or modified) in an Acquisition Transaction more favorable to the Company's stockholders than the Merger (a "Qualifying Proposal"), (A) furnish (subject to the execution of a confidentiality agreement substantially similar to the confidentiality provisions of the Confidentiality Agreement (as defined in Section 5.04) provided that if such confidentiality agreement contains provisions that are less restrictive than the comparable provisions, or omits restrictive provisions, contained in the Confidentiality Agreement, then the Confidentiality Agreement will be deemed to be amended to contain only such less restrictive provisions or to omit such restrictive provisions, as the case may be) confidential or non-public information to, and negotiate with, such Potential Acquirer, and (B) resolve to accept, or recommend, and, upon termination of this Agreement in accordance with Section 7.01(e) and after payment to Tribe of the fee pursuant to Section 5.09(b), enter into agreements relating to, a Qualifying Proposal which the Company's Board of Directors, in good faith, has determined is reasonably likely to be consummated (such Qualifying Proposal being a "Superior Proposal") and (ii) the Company's Board of Directors may take and disclose to the Company's stockholders a position contemplated by Rule 14d-9 and Rule 14e-2 under the Exchange Act or otherwise make disclosure required by the federal securities laws. It is understood and agreed that negotiations and other activities conducted in accordance with this paragraph (b) shall not constitute a violation of paragraph (a) of this Section 5.03.

          (c)   The Company shall immediately notify Tribe after receipt of any Acquisition Proposal, indication of interest or request for non-public information relating to the Company or its subsidiaries in connection with an Acquisition Proposal or for access to the properties, books or records of the Company or any subsidiary by any person or entity that informs the Board of Directors of the Company or such subsidiary that it is considering making, or has made, an Acquisition Proposal. Such notice to Tribe shall be given orally and in writing and shall indicate in reasonable detail the identity of the offeror and the material terms and conditions of such proposal, inquiry or contact.

        Section 5.04    Access to Information.    The Company and its subsidiaries shall afford to Tribe and Merger LLC and their respective accountants, counsel, financial advisors, sources of financing and other representatives (the "Tribe Representatives") reasonable access during normal business hours with reasonable notice throughout the period prior to the Effective Time to all of their respective properties, books, contracts, commitments and records (including, but not limited to, Tax Returns) and, during such period, shall furnish promptly (i) a copy of each report, schedule and other document filed or received by any of them pursuant to the requirements of federal or state securities laws or filed by any of them with the SEC in connection with the transactions contemplated by this Agreement, and (ii) such other information concerning its businesses, properties and personnel as Tribe or Merger LLC shall reasonably request and will obtain the reasonable cooperation of the Company's officers and employees and will use commercially reasonable efforts to obtain the reasonable cooperation of the Company's counsel, accountants, consultants and financial advisors in connection with the investigation of the Company by Tribe and the Tribe Representatives. All nonpublic information provided to, or obtained by, Tribe or any Tribe Representative in connection with the transactions contemplated hereby shall be "Information" for purposes of the Confidentiality Agreement between Tribe and the Company (the "Confidentiality Agreement"), provided that Tribe, Merger LLC and the Company may disclose such information as may be necessary in connection with seeking the Tribe Required Statutory Approvals, the Company Required Statutory Approvals and the Company Stockholders' Approval. Notwithstanding the foregoing, the Company shall not be required to provide any information which it reasonably believes it may not provide to Tribe by reason of applicable law, rules or regulations, which constitutes information protected by attorney/client privilege.

        Section 5.05    Notices of Certain Events.

          (a)   The Company shall as promptly as reasonably practicable after executive officers of the Company acquire knowledge thereof, notify Tribe of: (i) any notice or other communication from any person alleging that the consent of such person (or another person) is or may be required in connection with the transactions contemplated by this Agreement which consent relates to a material Contract to which the Company or any of its subsidiaries is a party or which if not obtained would materially delay consummation of the Merger; (ii) any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement; and (iii) any actions, suits, claims, investigations or proceedings commenced or, to the best of its knowledge threatened against, relating to or involving or otherwise affecting the Company or any of its subsidiaries that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 4.08 or 4.10 or which relate to the consummation of the transactions contemplated by this Agreement.

          (b)   Each of Tribe and Merger LLC shall as promptly as reasonably practicable after executive officers of the Tribe acquire knowledge thereof, notify the Company of: (i) any notice or other communication from any person alleging that the consent of such person (or other person) is or may be required in connection with the transactions contemplated by this Agreement which consent relates to a material Contract to which Tribe or any of its subsidiaries is a party or which if not obtained would materially delay the Merger, (ii) any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement, and (iii) any actions, suits, claims, investigations or proceedings commenced or, to the best of its knowledge threatened, against Tribe or Merger LLC, which relate to consummation of the transactions contemplated by this Agreement.

          (c)   Each of the Company, Tribe and Merger LLC agrees to give prompt notice to each other of, and to use commercially reasonable efforts to remedy (i) the occurrence or failure to occur of any event which occurrence or failure would be likely to cause any of its representations or warranties in this Agreement to be untrue or inaccurate at the Effective Time unless such failure or occurrence would not have a Company Material Adverse Effect or an Tribe Material Adverse Effect, as the case may be, and (ii) any failure on its part to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder unless such failure or occurrence would not have a Company Material Adverse Effect or an Tribe Material Adverse Effect, as the case may be. The delivery of any notice pursuant to this Section 5.05(c) shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

        Section 5.06    Meeting of the Company's Stockholders; Approval of the General Membership of the Morongo Tribe.

          (a)   The Company shall as promptly as practicable after the date of this Agreement take all action necessary in accordance with the DGCL and its Certificate of Incorporation and bylaws to convene a meeting of the Company's stockholders (the "Company Stockholders' Meeting") to act on this Agreement. The Board of Directors of the Company shall recommend that the Company's stockholders vote to approve the Merger and adopt this Agreement; provided, however, that the Board of Directors of the Company may change its recommendation in any manner if its recommendation of the Merger would be inconsistent with the Board of Directors' fiduciary duties under applicable law, as determined by the Board of Directors in good faith after consultation with its financial and legal advisors.

          (b)   Tribe shall as promptly as practicable after the date of this Agreement take all action necessary in accordance with tribal law to hold a ballot election of the General Membership of the Tribe to act on this Agreement, which election shall be completed no later than October 31, 2003. The tribal council shall recommend that the General Membership vote to approve the Merger and adopt this Agreement.

        Section 5.07    Proxy Statement and Other SEC Filings.    As promptly as practicable after execution of this Agreement, the parties shall cooperate and promptly prepare and the Company shall file the Proxy Statement with the SEC under the Exchange Act, and the parties shall use all reasonable efforts to have the Proxy Statement cleared by the SEC. The Company shall notify Tribe of the receipt of any comments of the SEC with respect to the Proxy Statement and of any requests by the SEC for any amendment or supplement thereto or for additional information, and shall provide to Tribe promptly copies of all correspondence between the Company or any representative of the Company and the SEC. The Company shall give Tribe and its counsel the opportunity to review the Proxy Statement prior to its being filed with the SEC and shall give Tribe and its counsel the opportunity to review all amendments and supplements to the Proxy Statement and all responses to requests for additional information and replies to comments prior to its being filed with, or sent to, the SEC. Each of the Company, Tribe and Merger LLC agrees to use its reasonable best efforts, after consultation with the other parties hereto, to respond promptly to all such comments of and requests by the SEC. As promptly as practicable after the Proxy Statement has been cleared by the SEC and the Additional Escrow Funds have been placed with the Escrow Agent as provided in Section 5.15(b), the Company shall mail the Proxy Statement to the stockholders of the Company. Prior to the date of approval of the Merger by the Company's stockholders, each of the Company, Tribe and Merger LLC shall correct promptly any information provided by it to be used specifically in the Proxy Statement that shall have become false or misleading in any material respect and the Company shall take all steps necessary to file with the SEC and cleared by the SEC any amendment or supplement to the Proxy Statement so as to correct the same and to cause the Proxy Statement as so corrected to be disseminated to the stockholders of the Company, in each case to the extent required by applicable law.

        Section 5.08    Public Announcements.    Tribe and the Company will consult with each other before issuing any press release or making any public statement with respect to this Agreement and the transactions contemplated hereby and, except as may be required by applicable law, will not issue any such press release or make any such public statement prior to such consultation.

        Section 5.09    Expenses and Fees.

          (a)   All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

          (b)   The Company agrees to pay to Tribe a fee equal to $300,000 if:

              (i)  the Company terminates this Agreement pursuant to clause (e) of Section 7.01;

             (ii)  Tribe terminates this Agreement pursuant to clauses (d) or (f) of Section 7.01, which fee shall be payable within two business days of such termination;

            (iii)  this Agreement is terminated for any reason at a time at which Tribe was not in material breach of its representations, warranties, covenants and agreements contained in this Agreement and was entitled to terminate this Agreement pursuant to clause (g) of Section 7.01.

          (c)   Tribe agrees to pay the Company a fee equal to $300,000 if (i) following the affirmative vote of the General Membership of the Tribe as required by tribal law, Tribe elects to terminate this Agreement for any reason other than: (A) a failure to obtain the Company Required Statutory Approvals by the Outside Date (except where such failure is due to Tribe's failure to fulfill any of its obligations hereunder); or (B) termination of this Agreement under Section 7.01(a), (b), (c), (d) (e), (f), or (g) hereof (unless, with respect to a termination pursuant to clause (g), Tribe shall have breached any of its representations and warranties or failed to perform any of its obligations under this Agreement which results directly or indirectly in the failure to obtain the Company Stockholders' Approval); (ii) following the affirmative vote of the General Membership of the Tribe as required by tribal law, the Company elects to terminate this Agreement pursuant to

  Section 7.01(d); or (iii) the Company or Tribe elects to terminate this Agreement pursuant to Section 7.01(h) if and only if such termination follows a withdrawal of prior affirmative vote of the General Membership of the Tribe as required by tribal law.

        Section 5.10    Agreement to Cooperate.

          (a)   Subject to the terms and conditions of this Agreement, including Section 5.03, each of the parties hereto shall use all reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under any material contract to which the Company or any subsidiary of the Company is a party or under applicable laws and regulations (including the Gaming Laws) to consummate and make effective the transactions contemplated by this Agreement, including using its reasonable best efforts to obtain all necessary or appropriate waivers, consents or approvals of third parties required in order to preserve material contractual relationships of Tribe and the Company and their respective subsidiaries, all necessary or appropriate waivers, consents and approvals to effect all necessary registrations, filings and submissions and to lift any injunction or other legal bar to the Merger (and, in that case, to proceed with the Merger as expeditiously as possible).

          (b)   Without limitation of the foregoing, each of Tribe and the Company undertakes and agrees to make such filings and apply for such approvals and consents as are required under the Gaming Laws and to obtain the Tribe Statutory Approvals and Company Statutory Approvals, as applicable, and to execute such additional instruments and documents as may be required to consummate the transactions contemplated hereby. Each of Tribe and the Company shall respond as promptly as practicable to any inquiries received from any authority enforcing applicable Gaming Laws for additional information or documentation and to all inquiries and requests received from any State Attorney General or other governmental authority in connection with antitrust matters or Gaming Laws. Each party shall (i) promptly notify the other party of any written communication to that party from any State Attorney General or any other governmental entity and, subject to applicable law, permit the other party to review in advance any proposed written communication to any of the foregoing; (ii) not agree to participate in any substantive meeting or discussion with any governmental authority in respect of any filings, investigation or inquiry concerning this Agreement or the Merger unless it consults with the other party in advance and, to the extent permitted by such governmental authority, gives the other party the opportunity to attend and participate thereat; and (iii) furnish the other party with copies of all correspondence, filings, and communications (and memoranda setting forth the substance thereof) between them and their affiliates and their respective representatives on the one hand, and any government or regulatory authority or members or their respective staffs on the other hand, with respect to this Agreement and the Merger.

          (c)   Tribe shall use its reasonable best efforts to prepare and file all applications and filings required for such approvals and consents as are required under the Gaming Laws for Tribe to consummate the transactions contemplated hereby (the "Gaming Applications")as soon as practicable following approval of this Agreement by the General Membership of the Tribe. Tribe shall prepare such Gaming Applications in a manner which it believes is reasonably likely to be approved and to include only such persons with appropriate backgrounds and experience on such Gaming Applications. Tribe shall not file any amendments thereto without the consent of the Company, which consent shall not be unreasonably withheld.

        Section 5.11    Directors' and Officers' Indemnification.

          (a)   The indemnification provisions equivalent to those contained in the Certificate of Incorporation and bylaws of the Company as in effect on the date hereof, shall be contained in the Certificate of Formation and/or Operating Agreement of the Surviving LLC and shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who at the Effective Time were directors, officers, employees or agents of the Company.

          (b)   After the Effective Time, the Surviving LLC shall, and Tribe shall cause the Surviving LLC to, to the fullest extent permitted under applicable law, indemnify and hold harmless, each present and former director, officer, employee and agent of the Company or any of its subsidiaries (each, together with such person's heirs, executors or administrators, an "Indemnified Party" and collectively, the "Indemnified Parties") against any costs or expenses (including attorneys' fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative (collectively, "Costs and Expenses"), arising out of, relating to or in connection with (i) any action or omission occurring or alleged to occur prior to the Effective Time (including, without limitation, acts or omissions in connection with such persons serving as an officer, director or other fiduciary in any entity if such service was at the request or for the benefit of the Company) or (ii) the Merger and the other transactions contemplated by this Agreement or arising out of or pertaining to the transactions contemplated by this Agreement or the events and developments between Tribe and the Company leading up to this Agreement. Any Indemnified Party hereunder will (1) give prompt notice to the Surviving LLC of any claim which arises from or after the Effective Time with respect to which it seeks indemnification and (2) permit the Surviving LLC to assume the defense of such claim with counsel reasonably satisfactory to a majority of the Indemnified Parties. In connection with the selection of counsel to represent the Indemnified Parties in connection with clause (2) above, the Surviving LLC shall propose counsel to represent the Indemnified Parties. The applicable Indemnified Parties shall have the right to approve such counsel, but such approval shall not be unreasonably withheld. If the proposed counsel is not approved, the Surviving LLC shall continue to propose counsel until counsel is approved by the applicable Indemnified Parties. Any Indemnified Party shall have the right to employ separate counsel and to participate in the defense of such claim, but the fees and expenses of such counsel shall be at the expense of such person unless: (x) the Surviving LLC has agreed, in writing, to pay such fees or expenses; (y) the Surviving LLC shall have failed to assume the defense of such claim after the receipt of notice from the Indemnified Party as required above and failed to employ counsel reasonably satisfactory to a majority of the Indemnified Parties or (z) based upon advice of counsel to such Indemnified Party and concurrence therewith by counsel for the group of Indemnified Parties in such matter, there shall be one or more defenses available to such Indemnified Party that are not available to the Surviving LLC or there shall exist conflicts of interest between such Indemnified Party and the Surviving LLC or the other Indemnified Parties (in which case, if the Indemnified Party notifies the Surviving LLC in writing that such Indemnified Party elects to employ separate counsel at the expense of the Surviving LLC, the Surviving LLC shall not have the right to assume the defense of such claim on behalf of such Indemnified Party), in each of which events the reasonable fees and expenses of such counsel (which counsel shall be reasonably acceptable to the Surviving LLC) shall be at the expense of the Surviving LLC.

          (c)   If the Surviving LLC or Tribe or any of their successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving entity of such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any person, then and in each such case, proper provision shall be made so that the successors and assigns of the Surviving LLC or Tribe shall assume the obligations of the Surviving LLC or the Tribe, as the case may be, set forth in this Section 5.11.

          (d)   Prior to the Effective Time, the Company may obtain a tail insurance policy (the "Company D&O Liability Insurance Tail") for a period of six years covering the directors and officers for acts or failures to act prior to the Effective Time, and having substantially the same coverage and deductibles as the Company's directors' and officers' liability insurance policy as in effect on the date of this Agreement; provided, however, the total premium for such tail coverage shall not exceed $310,000.

          (e)   The indemnification rights of the Indemnified Parties granted under (i) this Agreement and (ii) the Certificate of Formation and Operating Agreement of the Surviving LLC, as amended, are the only indemnification rights available to the Indemnified Parties and supersede any other rights to indemnification under any other agreement. The provisions of this Section 5.11 shall survive the consummation of the Merger and expressly are intended to benefit and be binding upon each of the Indemnified Parties and may not be terminated or amended in such a manner as to adversely affect any of the Indemnified Parties without the prior written consent of each Indemnified Party.

        Section 5.12    Merger.    On or prior to the Effective Time, the Company and Full House Subsidiary, Inc. shall have completed the merger of Full House Subsidiary, Inc. with and into the Company, with the Company being the surviving corporation of such merger, and the separate existence of Full House Subsidiary, Inc. shall have ceased.

        Section 5.13    Taxes.    Merger LLC and the Tribe understand that the Merger will be treated for federal income tax purposes (and possibly other Tax purposes as well) as if the Company sold all of its assets (which, at the time of the Merger, will include all of the assets of Full House Subsidiary, Inc.) to Merger LLC in a taxable transaction. Merger LLC and the Tribe understand and expect that Merger LLC as the Surviving LLC will be liable for Taxes payable by the Company or any Subsidiary of the Company arising solely as a result of or by reason of Merger LLC being the Surviving LLC in the Merger, including, without limitation, federal, state and local income and franchise taxes payable in respect of the deemed sale of assets occurring by reason of the Merger (collectively, "Merger Taxes"). Regardless of the party on which applicable law may impose liability for any of the Merger Taxes, Merger LLC and the Tribe agree that Merger LLC will timely pay all of the Merger Taxes and timely file all appropriate Tax Returns related thereto. In addition, Merger LLC and the Tribe agree that Merger LLC will indemnify and hold harmless, on an after-tax basis, each of the Company Stockholders in respect of any and all Merger Taxes for which the Company Stockholder may become liable, whether as a transferee or successor of the Company or otherwise, and the Tribe hereby guarantees such obligation of Merger LLC.

        Section 5.14    Stay Bonus.    On the date hereof, the Company and Michael Shaunnessy shall execute and deliver an agreement regarding change in control payments and a stay bonus in substantially the form attached hereto as Exhibit B (the "Shaunnessy Agreement").

        Section 5.15    Escrow.

          (a)   Within 5 business days of the date hereof, the Tribe shall place in escrow with a third party escrow agent which is a bank or financial institution reasonably acceptable to the Company (the "Escrow Agent") an amount equal to $300,000 (the "Initial Escrow Funds") pursuant to an escrow agreement among the Company, the Tribe, Merger LLC and the Escrow Agent (the "Escrow Agreement"), the form of which shall be agreed by the parties thereto and shall provide for the disbursal to the Company of the Initial Escrow Funds in the event the Tribe is required to pay any fees under Section 5.09 (c) hereof.

          (b)   On or before the next business day following the date of an affirmative vote by the General Membership of the Tribe as required by tribal law, the Tribe shall place in escrow with the Escrow Agent an additional amount equal to the Merger Consideration (the "Additional Escrow Funds"), pursuant to the Escrow Agreement, which shall provide that the Escrow Agent shall deposit the Additional Escrow Funds with the Disbursing Agent as provided in Section 1.05(a).

ARTICLE VI
CONDITIONS TO THE MERGER

        Section 6.01    Conditions to the Obligations of Each Party.    The obligations of the Company, Tribe and Merger LLC to consummate the Merger are subject to the satisfaction of the following conditions:

          (a)   this Agreement and the Merger shall have been adopted by the requisite vote of the stockholders of the Company in accordance with DGCL (the "Company Stockholders' Approval"); and

          (b)   none of the parties hereto shall be subject to any order or injunction of any governmental authority of competent jurisdiction that prohibits the consummation of the Merger. In the event any such order or injunction shall have been issued, each party agrees to use its reasonable best efforts to have any such order overturned or injunction lifted.

        Section 6.02    Conditions to Obligation of the Company to Effect the Merger.    Unless waived by the Company, the obligation of the Company to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following additional conditions:

          (a)   Tribe and Merger Subsidiary shall have performed in all material respects their agreements contained in this Agreement required to be performed on or prior to the Effective Time and the representations and warranties of Tribe and Merger Subsidiary contained in this Agreement shall be true and correct on and as of the Effective Time as if made at and as of such date (except to the extent that such representations and warranties speak as of an earlier date), except for such failures to perform or, with respect to representations and warranties not qualified as to materiality or Tribe Material Adverse Effect, to be true and correct, that would not reasonably be expected to have an Tribe Material Adverse Effect, and the Company shall have received a certificate of the chief executive officer or the chief financial officer of Tribe to that effect; and

          (b)   all Tribe Required Statutory Approvals and Company Required Statutory Approvals required to be obtained in order to permit consummation of the Merger under applicable law shall have been obtained, except for any such Tribe Statutory Approvals or Company Statutory Approvals whose unavailability would not, singly or in the aggregate, reasonably be expected to (i) have a Company Material Adverse Effect after giving effect to the Merger, or (ii) result in the Company or its subsidiaries failing to meet the standards for licensing, suitability or character under any Gaming Laws relating to the conduct of Tribe's or the Company's business which (after taking into account the anticipated impact of such failure to so meet such standards on other authorities) would reasonably be expected to have a Company Material Adverse Effect (after giving effect to the Merger).

          (c)   the funds required to be deposited with the Disbursing Agent by the Escrow Agent as provided in Section 1.05(a) have been so deposited.

        Section 6.03    Conditions to Obligations of Tribe and Merger LLC to Effect the Merger.    Unless waived by Tribe and Merger LLC, the obligations of Tribe and Merger LLC to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the additional following conditions:

          (a)   the Company shall have performed in all material respects its agreements (including the merger referred to in Section 5.12) contained in this Agreement required to be performed on or prior to the Effective Time and the representations and warranties of the Company contained in this Agreement shall be true and correct on and as of the Effective Time as if made at and as of such date (except to the extent that such representations and warranties speak as of an earlier date), except for such failures to perform and, with respect to representations and warranties not qualified as to materiality or Company Material Adverse Effect, to be true and correct, that would not reasonably be expected to have a Company Material Adverse Effect, and Tribe shall have received a certificate of the chief executive officer or the chief financial officer of the Company to that effect;

          (b)   all Tribe Required Statutory Approvals and Company Required Statutory Approvals required to be obtained in order to permit consummation of the Merger under applicable law shall have been obtained, except for any such Tribe Statutory Approvals or Company Statutory Approvals whose unavailability would not reasonably be expected to (i) have an Tribe Material Adverse Effect, or (ii) result in Tribe or its subsidiaries failing to meet the standards for licensing, suitability or character under any Gaming Laws relating to the conduct of Tribe's or the Company's business which (after taking into account the anticipated impact of such failure to so meet such standards on other authorities) would reasonably be expected to have an Tribe Material Adverse Effect (after giving effect to the Merger);

          (c)   the number of Dissenting Shares shall constitute not more than 20% of the shares of Company Common Stock or 20% of the shares of the Company's Preferred Stock outstanding immediately prior to the Effective Time.

          (d)   Each of the stockholders of the Company listed on Exhibit A shall have entered into a voting agreement in form and substance satisfactory to Tribe pursuant to which such stockholders agree to vote their shares of stock in favor of this Agreement and the merger contemplated hereby (the "Voting Agreement").

          (e)   There shall not have occurred a Company Material Adverse Effect.

ARTICLE VII
TERMINATION

        Section 7.01    Termination.    This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the stockholders of the Company):

          (a)   by mutual written consent of the Company, Tribe and Merger LLC;

          (b)   by either the Company or Tribe, if the Merger has not been consummated by January 30, 2004; provided that the right to terminate this Agreement under this clause (b) shall not be available to any party whose failure to fulfill any of its obligations under this Agreement has been the cause of or resulted in the failure to consummate the Merger by such date (the "Outside Date");

          (c)   by either the Company or Tribe if any judgment, injunction, order or decree of a court or governmental agency or authority of competent jurisdiction shall restrain or prohibit the consummation of the Merger, and such judgment, injunction, order or decree shall become final and nonappealable and was not entered at the request of the terminating party or there shall be a statute, rule or regulation which makes the transactions contemplated hereby illegal or otherwise prohibited;

          (d)   by either the Company or Tribe, if (i) there has been a breach by the other party of any representation or warranty contained in this Agreement which has not been cured in all material respects within 30 days after written notice of such breach by the terminating party, except for such breaches with respect to representations and warranties not qualified as to materiality or Company Material Adverse Effect or Tribe Material Adverse Effect, as the case may be, that would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect or Tribe Material Adverse Effect, as the case may be, and would not materially delay the consummation of the Merger or (ii) there has been a breach of any of the covenants or agreements set forth in this Agreement required to be complied with prior to the Effective Time on the part of the other party, which is not curable or, if curable, is not cured to the non-breaching party's satisfaction within 30 days after written notice of such breach is given by the non-breaching party to the other party, except for such breaches that would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect or Tribe Material Adverse Effect, as the case may be, and would not materially delay the consummation of the Merger;

          (e)   by the Company if, prior to receipt of the Company Stockholders' Approval, the Company receives a Superior Proposal, resolves to accept such Superior Proposal, and shall have given Tribe two days' prior written notice of its intention to terminate pursuant to this provision; provided, however, that such termination shall not be effective until such time as the payment required by Section 5.09(b) shall have been received by Tribe;

          (f)    by the Tribe, if the Board of Directors of the Company (i) shall have failed to recommend, or shall have withdrawn, modified or amended in any material respect adverse to Tribe its approval or recommendation of the Merger or shall have resolved to do any of the foregoing, or (ii) shall have recommended another Acquisition Proposal or (iii) shall have resolved to accept a Superior Proposal or (iv) shall have recommended to the stockholders of the Company that they tender their shares in a tender or an exchange offer commenced by a third party (excluding any which is an affiliate of Tribe or any group of which any affiliate of Tribe is a member);

          (g)   by Tribe or the Company if the stockholders of the Company fail to approve the Merger pursuant to the DGCL at a duly held meeting of stockholders called for such purpose (including any adjournment or postponement thereof); or

          (h)   by Tribe or the Company if the General Membership of the Morongo Band of Mission Indians fails to approve (or withdraws its prior approval of) the Merger in accordance with applicable tribal law at a duly held meeting of the General Membership called for such purpose (including any adjournment or postponement thereof).

ARTICLE VIII
MISCELLANEOUS

        Section 8.01    Effect of Termination.    In the event of termination of this Agreement by either Tribe or the Company pursuant to Section 7.01, this Agreement shall forthwith become void and there shall be no liability or further obligation on the part of the Company, Tribe, Merger LLC or their respective officers or directors (except as set forth in this Section 8.01, in the second sentence of Section 5.04 and in Section 5.09, all of which shall survive the termination). Nothing in this Section 8.01 shall relieve any party from liability for any breach of any representation, warranty, covenant or agreement of such party contained in this Agreement, except that if the fee provided for in Section 5.09(b) or the fee provided for in Section 5.09(c) becomes payable in accordance therewith, that fee will constitute the exclusive remedy of and the sole amount payable to the party entitled thereto with respect to the event or circumstances in connection with which that fee becomes so payable.

        Section 8.02    Nonsurvival of Representations and Warranties.    No representation, warranty or agreement in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Merger, and after effectiveness of the Merger neither the Company, Tribe, Merger LLC nor any of their respective officers or directors shall have any further obligation with respect thereto except for the agreements contained in Articles I, II and VIII and Section 5.11.

        Section 8.03    Notices.    All notices and other communications hereunder shall be in writing and shall be delivered personally or sent (a) by overnight courier service, (b) by certified or registered mail, postage pre-paid, or (c) by facsimile transmission and shall be deemed received (i) in the case of personal delivery, when delivered, (ii) in the case of overnight courier service, on the next Business Day after delivery to such service, (iii) in the case of mailing, on the third day after mailing (or, if such day is a day on which deliveries of mail are not made, on the next succeeding day on which deliveries of mail are made) and (iv) in the case of facsimile transmission, upon transmittal. Notices to any party shall be sent to it at the following addresses and telecopier numbers, or any other address or telecopier number of which all the other parties are notified in writing in accordance with this Section 8.03.

If to the Company:	Full House Resorts, Inc. 4670 South Fort Apache Road, Suite 190 Las Vegas, Nevada 89147
	Attention: Telephone: Telecopier:	Michael P. Shaunnessy (702) 221-7800 (702) 221-8101
with a copy to:	Greenberg Traurig, P.A. 1221 Brickell Avenue Miami, Florida 33131
	Attention: Telephone: Telecopier:	Paul Berkowitz, Esq. (305) 579-0685 (305) 579-0717
If to Tribe or Merger LLC:	Morongo Band of Mission Indians 245 North Murray, Suite C Banning, California 92220
	Attention: Telephone: Telecopier:	Allen Parker (909) 849-8807 (909) 849-5108
with a copy to:	Gardner Carton & Douglas LLC 1301 K Street, N.W. Suite 900, East Tower Washington, DC 20005
	Attention: Telephone: Telecopier:	Kathleen M. Nilles (202) 230-5140 (202) 230-5300

        Section 8.04    Interpretation.    The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. In this Agreement, unless a contrary intention appears (a) the words "herein," "hereof" and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision, (b) "knowledge" shall mean actual knowledge of the executive officers of the Company or Tribe, as applicable, and such knowledge as such officers should have had after conducting a reasonable investigation and (c) reference to any Article or Section means such Article or Section hereof.

        Section 8.05    Assignment; Governing Law.

          (a)    Assignment.    This Agreement (including the documents and instruments referred to herein) shall not be assigned by operation of law or otherwise except that Merger LLC may assign its obligations under this Agreement to any other wholly-owned subsidiary of Tribe subject to the terms of this Agreement, in which case such assignee shall become the "Merger LLC" for all purposes of this Agreement.

          (b)    Governing Law.    THIS AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS, INCLUDING VALIDITY, INTERPRETATION AND EFFECT, BY THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO CONTRACTS EXECUTED AND TO BE PERFORMED WHOLLY WITHIN SUCH STATE, WITHOUT REGARD TO THE CONFLICTS OF LAWS OF THAT STATE.

        Section 8.06    Limited Waiver of Sovereign Immunity; Dispute Resolution Process.

          (a)   Limited Waiver Of Sovereign Immunity.

        The Tribe hereby grants a limited waiver of the Tribe's sovereign immunity from unconsented suit (hereinafter "Limited Waiver"), as described herein, solely for actions brought by the Company, holders of the Company's Common Stock, holders of the Company's Preferred Stock and Indemnified Parties (all of whom are hereinafter referred to as "Authorized Persons") but by no other entity or individual, to require the performance by the Tribe, the Merger LLC or the Surviving LLC (hereinafter referred to as "Tribal Entities") of any of their specific duties or obligations set forth in this Agreement (and any addenda thereto). This Limited Waiver is to be strictly construed in favor of the Tribe. To invoke this Limited Waiver, an Authorized Person must not be in breach of any material term of this Agreement, and this Agreement must be in full force and effect or the applicable provisions survive as set forth in Section 8.01. As a material condition precedent to invoking this Limited Waiver, an Authorized Person must have raised the specific issue(s) which it is seeking to pursue hereunder through use of and in strict compliance with the Dispute Resolution procedures set forth below.

        Notwithstanding anything to the contrary contained herein, the Tribe grants this Limited Waiver herein if, and only if, each and every one of the following conditions and those set forth in paragraph (b) below are complied with in full:

          (i)    The Claim is brought by an Authorized Person and not by any third party. (With the exception of Authorized Persons, there are no third-party beneficiaries of this Agreement.)

          (ii)   The Claim must allege a breach by a Tribal Entity of one or more of the specific obligations or duties expressly assumed by the Tribal Entity under the terms of this Agreement.

          (iii)  The Claim must seek:

            (A)  Some specific action, or discontinuance of some action, by the Tribal Entity to bring the Tribal Entity into full compliance with the duties and obligations expressly assumed by it under the Agreement; or

            (B)  Money damages (excluding any special, punitive, exemplary and/or consequential damages) for noncompliance with the terms and provisions of this Agreement. Any recovery of damages shall be limited to that amount authorized under this Agreement;

          (iv)  An Authorized Person must strictly follow the procedures set forth below in paragraph (b) for meet and confer, and non-binding arbitration prior to taking the matter in dispute raised through those procedures to court.

        No causes of action or claims in law or in equity are cognizable against the Tribal Entities except actions against the Tribal Entities to compel performance of specific duties and obligations of the Tribal Entities under this Agreement and actual damages (specifically excluding consequential, punitive, exemplary and all other damages) suffered by an Authorized Person.

        The source from which any damages are to be paid by the Tribal Entities shall be limited to the assets of the Merger LLC or the Surviving LLC, as applicable, and shall specifically exclude any funds from a federal, state, tribal or other governmental grant, contract or agreement and shall further exclude any trust assets of the Tribal Entities, or those funds set aside for per capita distribution to Tribal members. This Limited Waiver does not allow any actions to be brought against Tribal Council

Members, Tribal Entity Employees, Tribal Entity Agents, Tribal members, Tribal Entity representatives, attorneys for the Tribal Entities, or any other individuals acting on behalf of the Tribal Entities.

          (b)   Dispute Resolution Process.

        The Dispute Resolution Process contained herein consists of three separate and required steps, beginning with a "Meet and Confer", then Arbitration, and concluding, if necessary with filing of an action in the U.S. District Court for the Central District of California. All Dispute Resolution sessions shall be private. Authorized Persons who are holders of no more than 1,000 shares of the Company's Common Stock are not required to participate in Arbitration before filing an action in the specified federal court, provided that such Authorized Person's claim is less than $5,000.

        The parties agree to maintain the confidentiality of the Dispute Resolution Process and shall not rely on, or introduce as evidence in any judicial or other proceeding: (i) views expressed or suggestions made by the other party with respect to a possible settlement of the dispute; (ii) admissions made by the other party during any proceeding hereunder; (iii) proposals made or views expressed; or (iv) the fact that the other party had or had not indicated a willingness to accept a proposal. This section shall apply to anything communicated, exchanged, said, done or occurring in the course of the Dispute Resolution Process. The Arbitration and the Meet and Confer are to be considered settlement negotiations for the purpose of all state and federal rules protecting disclosures made during them from later discovery or use in evidence. All conduct, statements, promises, offers, views and opinions, oral or written, made during the Dispute Resolution Process by any party or a party's agent, representative, employee, or attorney are confidential and, where appropriate, are to be considered work product and privileged. Such conduct, statements, promises, offers, views and opinions shall not be subject to discovery or admissible for any purpose, including impeachment, in any litigation or other proceeding involving the parties; provided, however, that evidence otherwise subject to discovery or admissible is not excluded from discovery or admission in evidence simply as a result of it having been used in connection with the Dispute Resolution Procedure.

          (c)   Meet and Confer.

        After attempting to resolve any disputes between them through normal channels of communication, if an Authorized Person is not satisfied with the results, the Authorized Person shall raise the matter in dispute in regard to which it seeks to compel the Tribal Entity to perform an obligation under the Agreement by requesting that a Meet and Confer be held. This notice shall be in writing, shall state with specificity the matter in dispute and the resolutions requested, and shall propose a time and date for the Meet and Confer to be held, which shall be at least twenty-one (21) days after the notice is delivered, and shall state the location for the meeting which shall be held on the Morongo Indian Reservation or, for Authorized Persons who are holders of no more than 1,000 shares of the Company's Common Stock, by teleconference. The Tribal Entity and the Authorized Person may jointly decide to meet at another time and place.

        Attendees at the Meet and Confer shall have sufficient authority to resolve the matters at issue.

          (d)   Non-Binding Arbitration:

        If any claims or disputes are not resolved through utilization of the procedures set forth above for the Meet and Confer, an Authorized Person must, as a material condition precedent to invoking the limited waiver of Sovereign Immunity and taking legal action as provided below, request non-binding arbitration under the provisions set forth herein. The Tribe, in its sole and absolute discretion, may waive the requirement for either an Authorized Person or the Tribal Entity to proceed with non-binding arbitration by enactment of a resolution of the Tribal Council of the Morongo Band.

        Either party may initiate Arbitration by delivery of a written notice to the other party which states the specific issue(s) in dispute, the provisions of the Agreement which are claimed to be at issue or involved in the dispute, and the relief requested by the party initiating the arbitration.

        Within twenty-one (21) days after delivery of such notice, each party will appoint one arbitrator who is a practicing lawyer or retired judge with experience with corporate and securities matters, but who has (and whose law firm has) at no time represented or acted on behalf of either of the parties and will notify the other party of its selection. In the event that either of the parties fails to act within the ten (10) day period, the arbitrator that should have been appointed by that party will be appointed pursuant to the same procedures followed when agreement cannot be reached as to the third arbitrator. Within ten (10) days after arbitrators are appointed by or on behalf of each party, the arbitrators shall appoint a third arbitrator with the same qualifications and background. Together, the three arbitrators are the "Arbitration Panel." In the event agreement cannot be reached on the appointment of a third arbitrator within the ten (10) day period, the third arbitrator shall be selected by the American Arbitration Association from the Large and Complex Case Project ("LCCP") panel of the AAA. In the event of any subsequent vacancies or inability to perform, the arbitrator shall be replaced in accordance with the provisions of this Article as if such replacement was an initial appointment to be made hereunder.

        Each party shall have the right to conduct discovery in connection with the arbitration proceedings, but the discovery shall be limited to the prehearing production of relevant documents and to such depositions, limited both in number of depositions and duration, as the Arbitration Panel may approve by majority vote.

        The Arbitration shall be held at the Morongo Indian Reservation, unless the Tribe designates another location.

        The Arbitration Panel shall try any and all issues of law of and fact and make its decision by majority vote within thirty (30) days after the close of evidence and briefing in the Arbitration. The arbitration decision shall be in writing.

        The Arbitration Panel shall have no power to vary or modify any terms of this Agreement.

        Each party to the Arbitration shall pay its own attorneys' and expert witness fees and any other costs associated with the Arbitration. The Arbitration Panel shall determine by majority vote who shall bear the fees and expenses of the Arbitration Panel or whether the fees and expenses of the Arbitration Panel shall be shared by the parties, and if so, in what proportions.

          (e)   Litigation.

        After strictly following and completing the required Dispute Resolution procedures set forth above, an Authorized Person may bring any cause of action to enforce the duties and obligations of Tribal Entity pursuant to this Limited Waiver only in the U.S. District Court for the Central District of California, with any appeals therefrom being taken to the U.S. Court of Appeals for the Ninth Circuit and the U.S. Supreme Court. If, after the parties to the action make their best efforts to have the matter heard by the federal court, the federal court refuses to accept jurisdiction over the dispute, an Authorized Person may bring any cause of action to enforce the duties and obligations of Tribal Entity pursuant to this Limited Waiver in a California state court in the judicial district in which the Tribe's reservation is located.

        Section 8.07    Counterparts.    This Agreement may be executed in two or more counterparts, each of which shall be considered to be an original, but all of which shall constitute one and the same agreement.

        Section 8.08    Amendments; No Waivers.

          (a)   Any provision of this Agreement may be amended or waived prior to the Effective Time if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company, Tribe and Merger LLC or, in the case of a waiver, by the party against whom the waiver is to be effective; however, any waiver or amendment shall be effective against a party only if the board of directors of such party approves such waiver or amendment.

          (b)   No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

        Section 8.09    Entire Agreement.    This Agreement, the Confidentiality Agreement and the Voting Agreement constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all prior agreements, understandings and negotiations, both written and oral, between the parties with respect to the subject matter of this Agreement. No representation, inducement, promise, understanding, condition or warranty not set forth herein has been made or relied upon by either party hereto. Neither this Agreement nor any provision hereof is intended to confer upon any person other than the parties hereto any rights or remedies hereunder except for Section 5.11, which is intended for the benefit of the Company's former and present officers, directors, employees and agents, and Articles I and II, which are intended for the benefit of the Company's stockholders, including holders of Options.

        Section 8.10    Severability.    If any term or other provision of this Agreement is invalid, illegal or unenforceable, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.

        [Signature page to follow]

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

FULL HOUSE RESORTS, INC.
By:	/s/ Michael P. Shaunnessy
Name:	Michael P. Shaunnessy
Title:	Vice President
MORONGO BAND OF MISSION INDIANS
By:	/s/ Allen J. Parker
Name:	Allen J. Parker
Title:	Chief Administrative Officer
MFH MERGER LLC
By:	MORONGO BAND OF MISSION INDIANS, its sole member
By:	/s/ Allen J. Parker
Name:	Allen J. Parker
Title:	Chief Administrative Officer

EXHIBIT A

List of Stockholders to be Party to Voting Agreement

William P. McComas
LKL Family Limited Partnership
Allen E. Paulson Living Trust
H Joe Frazier

EXHIBIT B

Shaunnessy Agreement

FULL HOUSE RESORTS, INC.
4670 S. Fort Apache Road, Suite 190
Las Vegas, Nevada 89147

        July 29, 2003

Dear Mr. Shaunnessy:

        This letter confirms that you have agreed to (i) the following amendments to your Employment Agreement ("Employment Agreement"), dated as of January 1, 2002 between you and Full House Resorts, Inc., a Delaware corporation (the "Company") and (ii) the other agreements contained herein between you and the Company. All capitalized terms used but not otherwise defined herein shall be used as defined in the Employment Agreement or the Agreement and Plan of Merger, dated as of July 29, 2003, among the Company, the Morongo Band of Mission Indians and MFH Merger LLC, as may be amended from time to time (the "Merger Agreement").

        1.     Section 5.7 of the Employment Agreement is hereby amended in its entirety to read as follows:

        "5.7 Stay Bonus.    Notwithstanding any other provision of this Agreement, on the Effective Time of the Merger contemplated by the Merger Agreement, in the event the Executive is then employed by the Company, the Executive shall be paid an amount in cash equal to $150,000.

        2.     If the Effective Time of the Merger occurs after the expiration of the Employment Agreement, and immediately prior to the Effective Time, you are employed by the Company, the Company hereby agrees to pay you an amount in cash equal to $150,000 at the Effective Time of the Merger.

        Except as specifically amended hereby, the Employment Agreement is and remains unmodified and in full force and effect. This letter agreement shall be governed by the laws of the State of Nevada, without regard to the conflict of laws principles thereof. This letter agreement may be executed in any number of counterparts and by the parties hereto on separate counterparts, and all such counterparts shall constitute one and the same agreement.

FULL HOUSE RESORTS, INC.
	By:	/s/ William P. McComas
	Name:	William P. McComas
	Title:	Chairman and Chief Executive
AGREED AND ACCEPTED:
/s/ Michael P. Shaunnessy MICHAEL P. SHAUNNESSY

APPENDIX B

CIBC World Markets Corp.
425 Lexington Avenue
New York, NY 10017

July 27, 2003

Personal and Confidential

The Board of Directors
Full House Resorts, Inc.
2300 West Sahara Avenue
Las Vegas, Nevada 89012

Members of the Board of Directors:

        You have asked CIBC World Markets Corp. ("CIBC World Markets") to render a written opinion ("Opinion") to the Board of Directors of Full House Resorts, Inc., a Delaware corporation (the "Company"), as to the fairness, from a financial point of view, to the holders of Company common stock, par value $.0001 per share ("Company Common Stock"), of the consideration to be received ("Consideration") pursuant to an Agreement and Plan of Merger to be entered into by and among the Company, Morongo Economic Development Authority ("Authority"), a political subdivision and integral part of the Morongo Band of Mission Indians, a federally recognized Indian Tribal government, and a wholly-owned subsidiary ("Merger LLC") of Authority (the "Merger Agreement"). The Merger Agreement will provide for, among other things, a transaction whereby the Company will be merged with and into Merger LLC (the "Merger"). Each issued and outstanding share of Company Common Stock, other than shares of Company Common Stock held in treasury or owned by Authority, Merger LLC or any subsidiary of Authority or the Company, will be converted into the right to receive $1.30 in cash (the "Merger Consideration").

        In arriving at our Opinion we:

  (a)
  reviewed a draft dated July 21, 2003 of the Merger Agreement;

  (b)
  reviewed certain publicly available business and financial information relating to the Company;

  (c)
  reviewed financial estimates and projections of the Company prepared by the Company and the Company's management;

  (d)
  reviewed the current and historical market prices and trading volume for Company Common Stock;

  (e)
  held discussions with senior management of the Company with respect to certain aspects of the Merger, the past and current business operations of the Company, the financial condition and future prospects of the Company and certain other matters we believed necessary or appropriate to our inquiry;

  (f)
  reviewed and analyzed certain publicly available financial, stock market and other information relating to the businesses of certain other companies we deemed comparable to the Company;

  (g)
  performed discounted cash flow analyses of the Company using certain assumptions of future performance provided to us by management of the Company;

  (h)
  reviewed and analyzed certain publicly available financial information for transactions that we deemed comparable to the Merger;

  (i)
  reviewed public information concerning the Company; and

  (j)
  performed such other analyses and reviewed such other information as we deemed appropriate.

        In connection with our engagement, we were requested by the Company to approach, and we held discussions with, selected third parties to solicit indications of interest in the possible acquisition of all or a part of the Company.

        In rendering our Opinion we relied upon and assumed, without independent verification or investigation, the accuracy and completeness of all of the financial and other information that was publicly available or was provided to us by the Company and its employees, representatives and affiliates. With respect to forecasts of future financial condition and operating results of the Company provided to us, we assumed at the direction of the Company's management, without independent verification or investigation, that such forecasts were reasonably prepared on bases reflecting the best available information, estimates and judgement of the Company and the Company's management. We also assumed at the direction of the Company's management that the Company's current contracts to manage Midway Slots and Simulcast in Harrington, Delaware and gaming facilities to be developed with the Nottawaseppi Huron Band of Potawatomi in south-central Michigan will not be extended by the parties thereto past the completion of their current terms. In addition, at the direction of representatives of the Company, we also assumed that the final terms of the Merger Agreement will not vary materially from those set forth in the draft reviewed by us and that the Merger will be consummated as described in the Merger Agreement. We have neither made nor obtained any independent evaluations or appraisals of the assets or the liabilities of the Company or affiliated entities. We are not expressing any opinion as to the underlying valuation, future performance or long term viability of Merger LLC following the Merger. We have not been asked to consider, and our opinion does not address, the relative merits of the Merger as compared to any alternative business strategies that might exist for the Company or the effect of any other transaction in which the Company might engage. Our opinion is necessarily based on the information available to us and general economic, financial and stock market conditions and circumstances as they exist and can be evaluated by us on the date hereof. It should be understood that, although subsequent developments may affect this opinion, we do not have any obligation to update, revise or reaffirm the Opinion. Our Opinion is limited to the fairness, from a financial point of view, of the Consideration to be received by the holders of Company Common Stock in the proposed Merger and we express no opinion as to the underlying decision by the Company to engage in the proposed Merger.

        As part of our investment banking business, we are regularly engaged in valuations of businesses and securities in connection with acquisitions and mergers, underwritings, secondary distributions of securities, private placements and valuations for other purposes.

        We acted as financial advisor to the Company in connection with the proposed Merger and will receive a fee for such services, a significant portion of which is contingent upon the consummation of the proposed Merger. We also will receive a fee upon the delivery of this Opinion. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement as financial advisor to the Company. In the ordinary course of its business, CIBC World Markets and its affiliates may actively trade securities of the Company for their own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

        Based upon and subject to the foregoing, and such other factors as we deem relevant, it is our opinion that, as of the date hereof, the Merger Consideration to be received by the holders of Company Common Stock pursuant to the Merger Agreement is fair from a financial point of view to the holders of Company Common Stock. This Opinion is for the exclusive use of the Board of Directors of the Company in its evaluation of the Merger and does not constitute a recommendation as to how any stockholder should vote or act with respect to any matters relating to the Merger. Neither this Opinion nor the services provided by CIBC World Markets in connection herewith may be publicly disclosed or referred to in any manner by the Company without the prior written approval by CIBC World Markets. CIBC World Markets consents to the inclusion of this Opinion in its entirety in any proxy statement required to be distributed to the Company's stockholders in connection with the proposed Merger.

Very truly yours,
CIBC World Markets Corp.

APPENDIX C

VOTING AGREEMENT

        VOTING AGREEMENT (the "Agreement"), dated as of July 29, 2003, between the stockholders (each a "Stockholder" and, collectively the "Stockholders") of Full House Resorts, Inc., a Delaware corporation (the "Company") listed on the signature page hereto, and the Morongo Band of Mission Indians, a federally recognized Indian tribal government ("Morongo").

        WHEREAS, concurrently with the execution of this Agreement, the Company, Morongo and MFH Merger LLC, a Delaware limited liability company and a wholly owned subsidiary of Morongo ("Sub"), have entered into an Agreement and Plan of Merger, attached as Exhibit A hereto (the "Merger Agreement"), providing for the merger (the "Merger") of the Company with and into Sub pursuant to the terms and conditions of the Merger Agreement; and

        WHEREAS, upon consummation of the Merger, the stockholders of the Company will receive cash in exchange for the shares of common stock, par value $.0001 per share (the "Company Common Stock") of the Company and preferred stock, par value $.0001 per share (the "Company Preferred Stock"), of the Company owned by them;

        WHEREAS, each of the Stockholders owns of record and beneficially that number of shares of Company Common Stock and Company Preferred Stock as set forth on Exhibit B and wishes to enter into this Agreement with respect to all such shares (such shares of Company Common Stock and Company Preferred Stock and any other shares of voting stock of the Company into which such shares may be converted or for which such shares may be exchanged prior to the Effective Time (as defined in the Merger Agreement) being referred to as the "Shares"); and

        WHEREAS, in order to induce Morongo to enter into the Merger Agreement, the Stockholders have agreed, upon the terms and subject to the conditions set forth herein, to each vote their respective Shares and to each deliver an irrevocable proxy to Morongo to vote the Shares at a meeting, or pursuant to a written consent, of the Stockholders, in favor of approval and adoption of the Merger Agreement.

        NOW, THEREFORE, for good and valuable consideration, the receipt, sufficiency and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

          1.    Agreement to Vote Shares.    Each Stockholder hereby agrees, subject to Section 2, during the term of this Agreement, to vote such Stockholder's Shares, in person or by proxy or pursuant to a written consent of the Company's stockholders, (a) in favor of approval and adoption of the Merger Agreement and the Merger at each meeting of the stockholders of the Company at which the Merger Agreement and Merger are to be considered and at every adjournment thereof and (b) against any Alternative Proposals (as defined in the Merger Agreement) considered at such meetings. Each Stockholder agrees to deliver to Morongo upon request immediately prior to any vote contemplated by clause (a) or (b) above a proxy substantially in the form attached hereto as Annex A (a "Proxy"), which Proxy shall be irrevocable during the term of this Agreement to the extent permitted under Delaware law, and Morongo agrees to vote the Shares subject to each such Proxy in favor of approval and adoption of the Merger Agreement and the Merger.

          2.    Superior Proposals.    Notwithstanding anything contained herein to the contrary, during the period from the date of this Agreement until the Effective Time (as defined in the Merger Agreement) only and not thereafter, each Stockholder shall have the right to vote in favor of the approval of a Superior Proposal (as defined in the Merger Agreement) and shall be relieved from such Stockholder's obligations under Section 1.

          3.    No Voting Trusts.    Each Stockholder agrees that each Stockholder will not, nor will the Stockholder permit any entity under such Stockholder's control to, deposit any of such Stockholder's Shares in a voting trust or subject any of its Shares to any arrangement with respect to the voting of the Shares inconsistent with this Agreement.

          4.    Limitation on Other Proxies.    During the term of this Agreement, each Stockholder agrees not to sell, assign, pledge, transfer or otherwise dispose of, or grant any proxies with respect to (except for a Proxy or a proxy which is not inconsistent with the terms of this Agreement) any of such Stockholder's Shares.

          5.    Specific Performance.    Each party hereto acknowledges that it will be impossible to measure in money the damage to the other party if a party hereto fails to comply with the obligations imposed by this Agreement, that, in the event of any such failure, the other party will not have an adequate remedy at law or in damages. Accordingly, each party hereto agrees that injunctive relief or other equitable remedy, in addition to remedies at law or damages, is the appropriate remedy for any such failure and will not oppose the granting of such relief on the basis that the other party has an adequate remedy at law. Each party hereto agrees that it will not seek, and agrees to waive any requirement for, the securing or posting of a bond in connection with any other party's seeking or obtaining such equitable relief.

          6.    Term of Agreement; Termination.    Subject to Section 11(e), the term of this Agreement shall commence on the date hereof and such term and this Agreement shall terminate upon the earliest to occur of (i) the Effective Time, and (ii) the date on which the Merger Agreement is terminated in accordance with its terms. Upon such termination, no party shall have any further obligations or liabilities hereunder; provided, that such termination shall not relieve any party from liability for any breach of this Agreement prior to such termination.

          7.    Representations and Warranties of Each Stockholder.    Each Stockholder represents and warrants to Morongo that, as of the date hereof, (a) such Stockholder has full legal power and authority to execute and deliver this Agreement and the Proxy, (b) such Stockholder's Shares are free and clear of all proxies (except for a proxy which is not inconsistent with the terms of this Agreement).

          8.    Entire Agreement.    This Agreement (together with the Merger Agreement) supersedes all prior agreements, written or oral, among the parties hereto with respect to the subject matter hereof and contains the entire agreement among the parties with respect to the subject matter hereof. This Agreement may not be amended, supplemented or modified, and no provisions hereof may be modified or waived, except by an instrument in writing signed by all parties hereto. No waiver of any provisions hereof by any party shall be deemed a waiver of any other provisions hereof by any such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.

          9.    Waivers.    Each Stockholder hereby waives solely for the benefit of Morongo (i) any rights it may have to any dividends in respect of such Stockholder's Shares accruing after the date hereof, provided that such right shall automatically be reinstated retroactive to the date hereof if the Merger Agreement is terminated for any reason, and (ii) effective as of the Effective Time, all statutory, contractual and other rights that such Stockholder may have in its capacity as a stockholder of the Company.

          10.    Notices.    All notices, requests, claims, demands or other communications hereunder shall be in writing and shall be deemed given when delivered personally, upon receipt of a transmission confirmation if sent by telecopy or like transmission (with confirmation) and on the next business day when sent by Federal Express, Express Mail or other reputable overnight courier service to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

    If to Morongo:

      Morongo Band of Mission Indians
      245 North Murray
      Suite C
      Banning, California 92220
      Attention: Allen Parker
      Telephone: (909) 849-8807
      Telecopy: (909) 849-5108

    with a copy to:

      Gardner, Carton & Douglas LLC
      191 N. Wacker Drive
      Suite 3700
      Chicago, Illinois 60606
      Attention: James D. McDonough
      Telephone: (312) 569-1126
      Telecopy: (312) 569-3126

    If to the Stockholders:

      To the address set forth below such Stockholder's signature on the signature page hereto.

          11.    Miscellaneous.

            (a)   This Agreement shall be deemed a contract made under, and for all purposes shall be construed in accordance with, the laws of the State of Delaware, without reference to its conflicts of law principles. Neither this Agreement nor any related proxy (or any rights hereunder) may be assigned by Morongo to any person or entity, it being agreed that any such assignment shall be of no force and effect.

            (b)   If any provision of this Agreement or the application of such provision to any person or circumstances shall be held invalid or unenforceable by a court of competent jurisdiction, such provision or application shall be unenforceable only to the extent of such invalidity or unenforceability, and the remainder of the provision held invalid or unenforceable and the application of such provision to persons or circumstances, other than the party as to which it is held invalid, and the remainder of this Agreement, shall not be affected.

            (c)   This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

            (d)   All Section headings herein are for convenience of reference only and are not part of this Agreement, and no construction or reference shall be derived therefrom.

            (e)   The obligations of each Stockholder set forth in this Agreement shall not be effective or binding upon such Stockholder until after such time as the Merger Agreement is executed and delivered by the Company, Morongo, and Sub and the parties agree that there is not and has not been any other agreement, arrangement or understanding between the parties hereto with respect to the matters set forth herein.

[SIGNATURES APPEAR ON FOLLOWING PAGE]

        IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

MORONGO BAND OF MISSION INDIANS
By:	/s/ Allen J. Parker
Name:	Allen J. Parker
Title:	Chief Administrative Officer

STOCKHOLDERS:

By:	/s/ Lee Iacocca	/s/ William P. McComas
LKL FAMILY LIMITED PARTNERSHIP		WILLIAM P. MCCOMAS
General Partner, Lee Iacocca & Assoc.
Address:		Address:

ALLEN E. PAULSON LIVING TRUST
By:	/s/ J. Michael Paulson	/s/ H. Joe Frazier
Its: Trustee		H. JOE FRAZIER
Address:		Address:

EXHIBIT A

MERGER AGREEMENT

        Attached

EXHIBIT B

STOCKHOLDERS	NUMBER AND TYPE OF SHARES

LKL Family Limited Partnership	1,056,471—Common Stock
William P. McComas	1,808,500—Common Stock
350,000—Preferred Stock
Allen E. Paulson Living Trust	3,181,500—Common Stock
H. Joe Frazier	350,000—Preferred Stock

(ANNEX A)

FORM OF PROXY

        The undersigned, for consideration received, hereby appoints the Morongo Band of Mission Indians, a federally recognized Indian tribal government ("Morongo"), its proxy to vote all shares of voting stock of Full House Resorts, Inc., a Delaware corporation (the "Company"), owned by the undersigned and described in the Voting Agreement referred to below and which the undersigned is entitled to vote pursuant to any written consent of stockholders of the Company and at any meeting of stockholders of the Company, and at any adjournment thereof, to be held for the purpose of considering and voting upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of July 29, 2003 (the "Merger Agreement"), by and among the Company, Morongo and MFH MERGER LLC ("Sub"), providing for the merger (the "Merger") of the Company with and into Sub, FOR such proposal and AGAINST any Alternative Proposal (as such term is defined in the Merger Agreement). This proxy is subject to the terms of the Voting Agreement, is coupled with an interest and revokes all prior proxies granted by the undersigned with respect to such shares, is irrevocable and shall terminate and be of no further force or effect automatically at such time as the Voting Agreement, dated as of July 29, 2003 between the undersigned and Morongo, a copy of such Agreement being attached hereto, terminates in accordance with its terms.

Dated , 2003
[NAME OF STOCKHOLDER]
By:

Name:

Title:

APPENDIX D

DELAWARE CODE ANNOTATED
TITLE 8. CORPORATIONS
CHAPTER 1. GENERAL CORPORATION LAW
SUBCHAPTER IX. MERGER, CONSOLIDATION OR CONVERSION

Section 262.    APPRAISAL RIGHTS

        (a)   Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

        (b)   Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to §251 (other than a merger effected pursuant to § 251(g) of this title), §252, §254, §257, §258, §263 or §264 of this title:

          (1)   Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

          (2)   Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to § § 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

            a.     Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

            b.     Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

            c.     Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

            d.     Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

          (3)   In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

          (c)   Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

          (d)   Appraisal rights shall be perfected as follows:

            (1)   If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

            (2)   If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constitutent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constitutent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constitutent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

          (e)   Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

          (f)    Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

          (g)   At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

          (h)   After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

          (i)    The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

          (j)    The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

          (k)   From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

          (l)    The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

FULL HOUSE RESORTS, INC.

4670 Fort Apache Road, Suite 190
Las Vegas, Nevada 89147

THIS PROXY IS SOLICITED ON BEHALF OF THE COMPANY'S BOARD OF DIRECTORS

        The undersigned holder of common stock of Full House Resorts Inc., a Delaware corporation (the "Company"), hereby appoints William P. McComas and Michael P. Shaunnessy, and each of them, as proxies for the undersigned, each with full power of substitution, for and in the name of the undersigned to act for the undersigned and to vote, as designated on the reverse side of this proxy card, all of the shares of common stock of the Company that the undersigned is entitled to vote at the Company's special meeting of stockholders, to be held on                  , 2003, at        a.m., local time, at                        , and at any adjournments or postponements thereof.

PLEASE MARK, SIGN AND DATE THIS PROXY CARD ON THE REVERSE SIDE AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. NO POSTAGE NECESSARY IF MAILED WITHIN THE UNITED STATES.

☒	Please mark your votes as in this example and mail in the envelope provided.

THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS A VOTE "FOR" THE PROPOSAL IN ITEM 1.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" THE PROPOSAL IN ITEM 1.	(1)	Approval of the Agreement and Plan of Merger, dated July 29, 2003, among the Company, the Morongo Band of Mission Indians and MFH Merger, LLC, a Delaware limited liability company ("MFH") and the merger of the Company with and into MFH.	FOR ☐	AGAINST ☐	ABSTAIN ☐
	(2)	To transact any other business as may properly come before the special meeting or any adjournments or postponements of that meeting.	☐	☐	☐

The undersigned hereby acknowledges receipt of (i) the notice of special meeting and (ii) the proxy statement.

Date:	Signature:	Signature (if held jointly)

Note: Please sign exactly as your name appears hereon and mail it promptly even though you may plan to attend the meeting. When shares are held by joint tenants both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If partnership, please sign in the partnership name by authorized person.

QuickLinks

PROXY STATEMENT
NOTICE OF SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ON
APPENDICES
QUESTIONS AND ANSWERS ABOUT THE MERGER
THE MERGER AGREEMENT
TABLE OF CONTENTS
  EXHIBIT A
  EXHIBIT B
  APPENDIX B
  APPENDIX C
  EXHIBIT A
  EXHIBIT B
  (ANNEX A)
  APPENDIX D